UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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PAYCOM SOFTWARE, INC.
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Letter from our Co-Chief Executive Officers

Dear Fellow Stockholders,

In 2023, Paycom celebrated its 25-year anniversary of excellence and our continued commitment to simplifying the lives of employees and creating efficiencies for employers. From the very start, innovation has been at the core of our success and remains a key driver of our vision for the future as we continue to redefine human capital management systems and their capabilities. Driven by the relentless efforts of our team members across our operations, we have built a world-class HR and payroll software company and changed the way businesses and their employees operate, but we are still just at the beginning of our journey with many stockholder value creation opportunities ahead.

2023 Highlights

Paycom delivered strong financial results in 2023 thanks to the considerable coordinated efforts across the organization. We ended the year with 23.2% growth in revenue, a net income margin of 20.1%, and an adjusted EBITDA margin of 42.5%. Our latest tools further enhance our offerings. Our revolutionary enhancement to Time-Off Requests, GONE™, emphasizes our continued efforts to highlight the value clients achieve through the automation we provide. While automations like GONE are exciting, it is Beti® that continues to turn heads in the marketplace. Our clients want a strong return on their HCM investment, and Beti is where they are finding it. As part of our international expansion strategy, we announced our development and launch of native payroll in Canada and Mexico, and in early 2024, announced that we are expanding automated payroll with Beti into the United Kingdom. As a testament to our industry-leading solutions, we were awarded a Gold Globee® at the 2023 Globee Business Awards, which honors organizations with exemplary performance across diverse business domains based on achievements in innovation, leadership and customer service.

New Leadership Structure to Advance Paycom’s Growth

As we continue to revolutionize the HR and payroll software industry and as a natural progression for our expanding operations, in February 2024, we were appointed Co-Chief Executive Officers. We have great trust in this new leadership structure, which we believe will substantially increase our time investments in areas where Paycom can have the biggest impact on clients, including product innovation and strategy, while maintaining excellence in our operations. We also recently named Jason Clark, who previously served as an independent member of the Board, as Chief Administrative Officer to tap into his operational and executive leadership experience as we work to strengthen efficiency across our operations.

Our People Strategy Supports Our Growth and Continued Innovation

As a company serving both employers and employees, we recognize that our talented team members are the foundation of our success. Our commitment to attracting and retaining the best talent remains steadfast, with continued investments in employee engagement, DEI and learning and development programs. In 2023, we continued to provide top-tier benefits to our team members, including Paycom’s $1 per-pay period health insurance, on-site well-being advisors and paid family leave, among many industry-leading investments in our employees’ well-being. We were pleased that as a result of our continued commitment to our employees, Paycom was recognized as one of America’s Greatest Workplaces for Diversity and for Parents & Families by Newsweek. We also received Gallup’s Exceptional Workplace Award.

Looking Ahead

As we enter 2024, we remain focused on three strategic priority areas: providing world-class service, enhancing solution automation, and achieving client ROI. Our guiding goal is to continue bringing the power of Paycom to employers and employees through our innovative cloud-based HR solutions. We believe our expanded world-class leadership team has the necessary industry expertise and appreciation of Paycom’s innate potential to drive sustainable value creation for our stockholders and we look forward to what we will build together this year and beyond.

Thank you for your continued support of Paycom, our Board and our leadership team.

Sincerely,

CHAD RICHISON	CHRIS G. THOMAS
Co-Chief Executive Officer, President and Chairman of the Board of Directors	Co-Chief Executive Officer

Letter from our Lead Independent Director

Dear Fellow Stockholders,

On behalf of the full Board, I would like to thank you for your continued investment in Paycom and your support of the management team and the Board. We were pleased with the Company’s continued track record of success in 2023 as demonstrated by strong revenue growth, stellar profitability margins and unstoppable drive to innovate through the launch of new product offerings. We are confident that the new Co-Chief Executive Officer leadership structure will promote our growth and create value for our stockholders, clients and employees.

Returning Value to Our Stockholders

Last year, after 25 years of investments that propelled our rapid growth and established a market-leading position in the payroll and HR software services market, we announced our first cash dividend policy. We are happy to report that in the first year of this policy, combined with our stock buyback program, we returned over $365 million to our stockholders in 2023. This new dimension of our capital allocation strategy represents an important milestone that demonstrates our maturity to simultaneously invest both in long-term growth innovations and returning value to our stockholders.

We Listened and Responded to Stockholder Feedback

Stockholder input remains a critical element of the Board’s oversight process and strategic considerations. To better understand our stockholders’ priorities, we maintain a stockholder outreach program that is led by our independent Board members. In 2023 and in direct response to certain stockholders’ preferences, the Board approved an amendment to the bylaws that removed certain requirements of the advance notice provisions that our stockholders viewed to be unnecessary. In response to the majority-supported stockholder proposal from the 2023 annual meeting, we further amended our bylaws and adopted a majority vote standard for uncontested director elections.

Furthermore, the change in Mr. Richison’s position from Chief Executive Officer to Co-Chief Executive Officer triggered the forfeiture of his 2020 CEO performance award in accordance with its terms, which directly addressed remaining stockholder concerns related to the magnitude of the award as reflected in our recent say-on-pay vote outcomes.

Committed to Sustainable Operations

Paycom is firmly committed to creating a safe and inclusive workplace, giving back to the community and minimizing our environmental impact. We are also committed to maintaining the highest standards for data privacy and cybersecurity. Our information security program is designed to ensure that management and the Board of Directors are adequately informed about, and provided with the tools necessary to monitor, (i) material risks from cybersecurity threats and (ii) our efforts related to the prevention, detection, mitigation, and remediation of cybersecurity incidents. In recognition of our continued efforts to elevate cybersecurity standards, Paycom was recognized as American Hospital Association’s Preferred Cybersecurity Provider for secure payroll and HCM services in 2023.

As we look into the future, the Board believes in Paycom’s strategy and the ability of our expanded leadership team to grow and deliver stockholder value. We look forward to continuing the dialogue with our stockholders and would like to thank everyone who engaged with us over the last few years.

On behalf of the Board, thank you for your commitment to Paycom.

Sincerely,

FREDERICK C. PETERS II Lead Independent Director

Notice of 2024 Annual Meeting of Stockholders	7501 W. Memorial Road Oklahoma City, Oklahoma 73142 (405) 722-6900

Date and Time April 29, 2024 11:00 a.m. local time	Location Gaillardia 5300 Gaillardia Boulevard Oklahoma City, Oklahoma 73142	Record Date March 11, 2024

ITEMS OF BUSINESS
Proposal		Board of Directors Recommendation	See Page
1	To elect three Class II directors, each to serve until the date of the 2027 annual meeting of stockholders and until his or her successor has been duly elected and qualified, or his or her earlier death, resignation or removal;	FOR each director nominee	28

2	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2024; and	FOR	31

3	To approve, on an advisory basis, the compensation of our named executive officers.	FOR	73

Stockholders will also transact such other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Voting	Adjournments and Postponements

In person Online By telephone By mail

To vote in person, you must attend the Annual Meeting and obtain and submit a ballot. The ballot will be provided at the Annual Meeting.

You may vote by proxy online by following the instructions found on the proxy card.

You may vote by proxy by calling the toll-free number found on the proxy card.

You may vote by proxy by completing, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope.

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Stockholder List

A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the principal executive offices of the Company during regular business hours for a period of 10 calendar days ending on the day before the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON APRIL 29, 2024

In addition to delivering paper copies of these proxy materials to you by mail, this notice and the accompanying proxy statement, form of proxy and 2023 Annual Report are available at www.proxydocs.com/PAYC.

YOUR VOTE IS IMPORTANT. Regardless of whether you plan to attend the Annual Meeting, we urge you to vote your shares as soon as possible. For more information about voting, please refer to “Appendix B – Questions and Answers”.

By Order of the Board of Directors,

Chad Richison	Chris G. Thomas
Co-Chief Executive Officer, President and	Co-Chief Executive Officer
Chairman of the Board of Directors	Oklahoma City, Oklahoma
Oklahoma City, Oklahoma	March 28, 2024
March 28, 2024

PROXY STATEMENT

for

the Annual Meeting of Stockholders

to be held on April 29, 2024

Unless the context otherwise requires, (i) references to “Paycom,” “we,” “us,” “our” and the “Company” are to Paycom Software, Inc., a Delaware corporation, and its consolidated subsidiaries, and (ii) references to “stockholders” are to the holders of shares of our common stock, par value $0.01 per share (“Common Stock”), including unvested shares of restricted stock.

The accompanying proxy is solicited by the Board of Directors (the “Board”) on behalf of Paycom Software, Inc., a Delaware corporation, to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on April 29, 2024, at the time and place and for the purposes set forth in the accompanying Notice of 2024 Annual Meeting of Stockholders (the “Notice”) and at any adjournment(s) or postponement(s) of the Annual Meeting. This proxy statement and accompanying form of proxy are dated March 28, 2024 and are expected to be first sent or given to stockholders on or about March 29, 2024.

Our principal executive offices are located at, and our mailing address is, 7501 W. Memorial Road, Oklahoma City, Oklahoma 73142.

Voting Roadmap

Proposal	Election of Directors
1	The Board of Directors recommends that you vote “FOR” each director nominee.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Robert J. Levenson, Frederick C. Peters II and Felicia Williams for election as Class II directors. The Board of Directors believes that each director nominee possesses the necessary skills, experiences, qualifications and perspectives to, collectively with the other incumbent directors, provide quality advice and counsel to the Company’s management, effectively oversee the business and serve the long-term interests of the Company’s stockholders. See pages 7-9 for more information about each director nominee.

Proposal	Ratification of Appointment of Independent Registered Public Accounting Firm
2

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024.

The Audit Committee has appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s appointment of Grant Thornton LLP. See page 31 for more information.

Proposal	Advisory Vote to Approve Executive Compensation
3	The Board of Directors recommends that you vote “FOR” the advisory approval of the compensation of the Company’s named executive officers.

The Company seeks a non-binding advisory vote to approve the compensation of its named executive officers as described in the Compensation Discussion and Analysis beginning on page 35 and the compensation tables and related narrative discussion beginning on page 57.

2023 Highlights

Company Overview

We are a leading provider of a comprehensive, cloud-based human capital management (“HCM”) solution delivered as Software-as-a-Service (“SaaS”). We provide functionality and data analytics that businesses need to manage the complete employment lifecycle, from recruitment to retirement. Our solution requires virtually no customization and is based on a core system of record maintained in a single database for all HCM functions, including payroll, talent acquisition, talent management, human resources (“HR”) management and time and labor management applications. Our user-friendly software allows for easy adoption of our solution by employees, enabling self-management of their HCM activities in the cloud, which reduces the administrative burden on employers and increases employee productivity.

Looking ahead, we remain confident that we have the right leadership team and plan in place to create stockholder value through our expanding customer base, topline growth and strong profitability margins.

The Paycom Offering – All in a Single Software

Payroll	Talent Acquisition	Talent Management	HR Management	Time and Labor Management

2023 Company Highlights

Continued to redefine what HR tech can be with the launch of GONETM, Client Action Center and EverydayTM	7,300+ Paycom employees	25+ years of innovation	Global HCM available in 180 countries and 15 languages / announced native payroll launch in Canada and Mexico
Newsweek’s Greatest Workplaces for Parents and Families	Newsweek’s Greatest Workplaces for Diversity	America’s Greatest Workplaces (Technology, Media and Telecom)	Gallup Exceptional Workplace Award

2023 Performance Highlights

23.2% Revenue Growth $1.694 Billion Full Year Revenue	20.1% Net Income Margin $341 Million Full Year Net Income	42.5% Adjusted EBITDA Margin* $719 Million Adjusted EBITDA*	36,820 Clients as of Dec. 31, 2023 19,481 Clients (based on parent company grouping) as of Dec. 31, 2023

*Adjusted EBITDA margin and adjusted EBITDA are non-GAAP financial measures. See Appendix A for more information.

2024 Growth Strategy

World-Class Service	Solution Automation	Client ROI Achievement

Board Highlights

The following table provides information about each director currently serving on our Board of Directors, including the director nominees.

Committed to Robust Governance Practices

Paycom is committed to good corporate governance, which we believe is important to the success of our business and to advancing stockholder interests. Highlights include the following:

INDEPENDENT BOARD

All directors except Mr. Richison (our Co-Chief Executive Officer, President and Chairman of the Board) are independent, and all committees are composed entirely of independent directors. Mr. Peters serves as Lead Independent Director.

ENGAGED DIRECTORS	All directors attended more than 90% of Board and applicable committee meetings in 2023.
REGULAR BOARD SELF- ASSESSMENT	All directors assess the performance of the Board and each committee every year.
ROBUST BOARD OVERSIGHT	Risk: Our Board and Audit Committee receive regular updates from management on our enterprise risk management program.
Sustainability: Our Nominating and Corporate Governance Committee maintains oversight of social responsibility and environmental sustainability.

Cybersecurity: Our Chief Information Officer and Executive Vice President of Information Technology and Information Security present quarterly reports to the Audit Committee on our cybersecurity risks and program.

Succession Planning: Our full Board is engaged in managing long-term executive succession planning.
STRONG CODE OF ETHICS	We are committed to operating with the highest level of integrity, and maintain a Code of Ethics and Business Conduct that applies to all directors, officers and other employees.
ACCOUNTABLE TO STOCKHOLDERS	In 2023, we adopted a majority vote standard for uncontested director elections, with a plurality carve-out for contested elections. We hold an annual say-on-pay vote.
ROBUST STOCKHOLDER ENGAGEMENT	We engage with our top stockholders throughout the year and solicit their feedback on our compensation, governance and sustainability programs.
ROBUST STOCK OWNERSHIP GUIDELINES	We maintain robust stock ownership guidelines equivalent to 6x salary for our Co-Chief Executive Officers, 3x salary for other executive officers and 5x cash compensation for non-employee directors.
INDEPENDENT COMPENSATION CONSULTANT	The Compensation Committee directly retains an independent compensation consultant that performs no services for the Company other than those for the Compensation Committee.

Stockholder Engagement Highlights

We are committed to ongoing, active dialogue with our stockholders throughout the year to maintain a strong alignment of our strategic priorities with investor expectations. In 2023, members of the Board of Directors, including our Lead Independent Director and the then-serving chairpersons of each committee, together with members of our legal and investor relations management teams, engaged with stockholders prior to and following the 2023 annual meeting to discuss updates to our business, executive compensation, corporate governance and environmental and social practices. We believe our stockholders’ perspectives are an important consideration for the Board’s ongoing deliberations about the evolution of the Company’s governance, compensation and sustainability practices.

CONTACTED 25 STOCKHOLDERS representing 49% of outstanding shares held by non-affiliates as of 6/30/2023	ENGAGED WITH 15 STOCKHOLDERS representing 39% of outstanding shares held by non-affiliates as of 6/30/2023	100% of engagement meetings attended by at least two independent Board members

Key Topics Discussed

›   Executive compensation program

›   Board oversight of strategic priorities

›   Corporate governance

›   Voting standard for director elections

›   Cybersecurity

›   Human capital management

›   Environmental reporting developments

Our Response to Stockholder Feedback

›   Amended bylaws to remove certain advance notice provisions that were viewed unfavorably by certain stockholders, as conveyed during the engagement meetings prior to the 2023 annual meeting

›   Adopted a majority vote standard for uncontested director elections in response to a majority-supported stockholder proposal presented at the 2023 annual meeting

›   Introduced Company financial performance metrics into the equity incentive program

Executive Compensation Highlights

Our executive compensation program is designed to incentivize the achievement of our strategic objectives and stockholder value creation, attract and retain highly qualified executives and further align their interests with those of our stockholders. For additional detail on our compensation program, please see “Compensation Discussion and Analysis.”

The compensation opportunities for our executives in 2023 were informed by the following considerations:

1. Need to promote leadership continuity to support our strategic growth priorities designed to drive stockholder value creation	2. Limited retentive value of equity incentives outstanding at the end of 2022 in light of tracking performance levels, posing retention concerns in the highly competitive SaaS talent market	3. Focus on fostering alignment with the interests of our stockholders to drive absolute long-term stockholder value creation and successful execution of strategic growth initiatives

Realizable compensation for our legacy named executive officers (“NEOs”) (excluding Mr. Richison) was 40% and 53% below the intended target value on a one- and three-year average basis, respectively. Over the past three years, our compensation program for our executives has emphasized incentives with value tied to the achievement of rigorous Company financial performance targets, stock price performance or both. The absolute and relative performance of our stock price had a material impact on the amount of compensation realized by our legacy NEOs on a three-year basis, underscoring the robust pay-for-performance foundation of our executive compensation program.

(1)

For purposes of this graphic, the legacy NEOs are Mrs. Faurot and Messrs. Boelte and Smith, who were NEOs in each of the last three years. Target compensation reflects base salary in effect at the end of the applicable fiscal year, target Annual Incentive Plan compensation, and the reported target value of annual equity awards, in each case presented as an average of such amounts for these three legacy NEOs. Realizable compensation reflects base salary paid, Annual Incentive Plan payout paid, and equity awards granted in the applicable year, in each case presented as an average of such amounts for these three legacy NEOs. Realizable value of equity awards is based on actual or tracking performance levels, as applicable (for performance-based restricted stock units (“PSUs”)), or based on the closing price of our Common Stock on the last trading day of 2023 (for restricted stock awards (“RSAs”) and time-based restricted stock units (“RSUs”)). PSUs granted in 2021 were earned at 15% of target; PSUs granted in 2022 paid out at 0% for the first tranche and are tracking at 0% for the second and final tranche; PSUs granted in 2023 paid out at 0% for Mrs. Faurot and Mr. Smith and 30% for Mr. Boelte (based on target achievement of one of three performance metrics applicable to Mr. Boelte’s award).

Directors and Corporate Governance

Paycom’s business and affairs are managed under the direction of our Board of Directors, which currently consists of seven directors. Pursuant to our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, our Board of Directors is divided into three classes, with the members of the classes serving three-year terms that expire in successive years. The terms of office of the current members of our Board of Directors are divided as follows:

•	the term of office for our Class II directors will expire at the Annual Meeting;

•	the term of office for our Class III directors will expire at the annual meeting of stockholders to be held in 2025; and

•	the term of office for our Class I directors will expire at the annual meeting of stockholders to be held in 2026.

The Board of Directors has nominated Robert J. Levenson, Frederick C. Peters II and Felicia Williams for election as Class II directors (each, a “Director Nominee” and collectively, the “Director Nominees”), each to serve for a term expiring on the date of the annual meeting of stockholders to be held in 2027 and until his or her successor has been duly elected and qualified or his or her earlier death, resignation or removal. Each Director Nominee currently serves on our Board of Directors.

Director Skills, Experience and Background

The biographies of the Director Nominees are as follows:

RATIONALE FOR NOMINATION

Frederick C. Peters II LEAD INDEPENDENT DIRECTOR INDEPENDENT DIRECTOR SINCE: 2014 AGE: 74 COMMITTEES: › Audit EDUCATION: › BA, Political Science, Amherst College

Mr. Peters contributes to the Board his extensive financial and accounting expertise, senior executive and public company board experience, risk management, industry and deep institutional knowledge, as well as first-hand knowledge of government relations and the regulatory landscape.

KEY SKILLS AND QUALIFICATIONS
›

Financial and Accounting – acquired experience over his 40+ years in the banking and financial sector, including serving in his current role as CEO of Community Financial Institutions Fund (formerly Bluestone Financial Institutions Fund) and previous senior leadership and board roles at Bryn Mawr Bank Corporation (NASDAQ: BMTC) and the Federal Reserve Bank of Philadelphia, where he supervised complex financial service offerings, banks and bank holding companies.

›

Risk Management – obtained expertise through his first-hand experience in founding two community banks, which required extensive, broad ranging oversight responsibilities, including evaluation of corporate risk; also has served in numerous executive and board leadership roles at various public and private companies.

›

Industry – developed extensive knowledge of the payments ecosystem, payment processing technologies, regulatory frameworks, banking sector and evolving market preferences over his more than four decades in banking and payments adjacent industries.

›

Government Relations/Regulatory – gained experience during his time chairing the Audit Committee for the Federal Reserve Bank of Philadelphia and while serving as a member of the Federal Reserve Bank’s Committee of Audit Chairs in Washington, D.C.

EXPERIENCE
COMMUNITY FINANCIAL INSTITUTIONS FUND (formerly Bluestone Financial Institutions Fund), an asset management company
› Chairman and CEO (since 2015)

BRYN MAWR BANK CORPORATION, a community bank and wealth management organization

› Chairman, President and CEO (2001-2014)

› Director (2001-2017)

FIRST MAIN LINE BANK

› Founder, Chairman and CEO (1995-2001)

NATIONAL BANK OF THE MAIN LINE

› Founder, Chairman and CEO (1985-1995)

Other experience: Held lending and executive positions at Philadelphia National Bank, Hamilton Bank and Industrial Valley Bank
OTHER BOARD SERVICE
THE FEDERAL RESERVE BANK OF PHILADELPHIA (2009–2014), AUDIT COMMITTEE CHAIR (2013-2014)
FEDERAL RESERVE BANK’S COMMITTEE OF AUDIT CHAIRS (2013–2014)
VARIOUS NON-PROFIT BOARDS OF DIRECTORS, including Foundation for Delaware County, Bryn Mawr Film Institute and Main Line Health

RATIONALE FOR NOMINATION

Felicia Williams

INDEPENDENT DIRECTOR

SINCE: 2022

AGE: 58

COMMITTEES:

›  Audit (Chairperson)

›  Nominating and Corporate Governance

EDUCATION:

›  BS, Accounting, Florida A&M University

›  Certified Public Accountant

Ms. Williams contributes to the Board her broad-based financial and accounting expertise, senior executive and public company board experience, risk management, and cybersecurity knowledge. The Board benefits from her experience as the Macy’s, Inc. Fellow for CEO Action for Racial Equity, where she advised on the development of sustainability policies and corporate best practices that address social injustice.

KEY SKILLS AND QUALIFICATIONS
›

Financial and Accounting – oversaw finance organization and operational execution in various leadership positions at Macy’s (NYSE: M), including as interim CFO; brings broad-based finance knowledge through her over 30 years of corporate financial leadership experience at multiple large-cap public companies with complex operations, including The Coca-Cola Company (NYSE: KO) and Bristol-Myers Squibb (NYSE: BMY), where she gained deep financial industry knowledge.

›

Risk Management – acquired expertise through her extensive first-hand experience serving in audit and enterprise risk management leadership roles, beginning at Arthur Andersen and continued through her roles at Macy’s, where she served as Senior Vice President, Finance, subsequent to her role as Enterprise Risk Officer, and was responsible for overseeing the company’s financial stability during the height of the pandemic.

›

Cybersecurity and Data Privacy – developed her knowledge of information security, privacy and data risk management of technologies and processes during her executive career, leading roles directly responsible for cybersecurity, IT security operations, enterprise business resiliency, and data protection practices.

›

Global Business – obtained through domestic and international assignments with The Coca-Cola Company, Coca-Cola Hellenic Bottling Company, and Bristol-Myers Squibb, where she gained first-hand experience in global business finance, treasury, tax, and internal control and audit operations.

EXPERIENCE
MACY’S, INC., one of the largest American department store holding companies
› Senior Vice President, Finance (2020-2023)
› Interim Chief Financial Officer (June 2020-November 2020)
› Senior Vice President, Controller and Enterprise Risk Officer (2016-2020)

› Senior Vice President, Finance and Risk Management (2011-2016)

› Held leadership roles across key corporate finance functions, including treasury, investor relations, risk management, financial planning and analysis, and as the chief audit executive (2004-2011)

COCA-COLA HELLENIC BOTTLING COMPANY, a consumer packaged goods business and strategic bottling partner of The Coca-Cola Company

› Vice President, Internal Audit (2002-2004)

THE COCA-COLA COMPANY, a beverage company

› Group Controller and Treasury (1994-2002)

Other experience: Held various audit and financial roles at Bristol-Myers Squibb and Arthur Andersen & Company

OTHER BOARD SERVICE

ANYWHERE REAL ESTATE INC. (NYSE: HOUS) (since 2021), Chair of Audit Committee
MERIDIAN BIOSCIENCE, INC. (formerly NASDAQ: VIVO) (2018-2023)

RATIONALE FOR NOMINATION

Robert J. Levenson INDEPENDENT DIRECTOR SINCE: 2007 AGE: 82 COMMITTEES: › Audit › Compensation EDUCATION: › BA, Business Administration, Kent State University

Mr. Levenson contributes to the Board his extensive knowledge of the payroll and human capital management industry and scaling software technology and service companies, senior executive and public company board experience, financial and accounting expertise, strategic planning and risk management knowledge.

KEY SKILLS AND QUALIFICATIONS
›

Industry – acquired comprehensive knowledge of the software, services and technology industry, including payment processing technologies, through his career at companies such as Automatic Data Processing, Inc. (NASDAQ: ADP) and Medco Containment Services, which was further enhanced after he founded Lenox Capital, a private venture capital investment company focused primarily on investing in early-stage software and technology-based service companies.

›

Financial and Accounting – gained experience throughout his lengthy tenure at First Data Corporation, a financial services company, and in his current role in private venture capital investing; contributed to increased revenue, profitability and growth of various companies.

›

Risk Management – developed expertise through his experience in various senior leadership roles at ADP, Medco and First Data Corporation, where he oversaw operations and strategic planning considerations, which involved extensive risk management and mitigation.

›

Senior Leadership – obtained skills through serving in various senior leadership positions including as an executive officer, founder, and director at numerous companies across different industries, all of which were technology-based enterprises.

EXPERIENCE
LENOX CAPITAL GROUP, LLC, a private venture capital investment company
› Founder and Managing Member (since 2000)
FIRST DATA CORPORATION, an electronic commerce and payment services company (fintech)
› Consultant (2000-2006)
› Sr. Executive Vice President and Director (1992-2000)

MEDCO CONTAINMENT SERVICES, INC., a mail order pharmacy company later acquired by Merck & Co., Inc.
› Office of the President, Chief Operating Officer and Director (1990-1993)
AUTOMATIC DATA PROCESSING, INC. (“ADP”), a global provider of human resources management software and solutions
› Held several executive management positions including Group President—Employer Services, member of the Corporate Executive Committee and member of the Board of Directors (1981-1990)

OTHER BOARD SERVICE

Served on several boards of directors of public and private companies as well as civic and philanthropic organizations, which included: ADP, First Data Corporation, Medco, Central Data Systems, Ceridian Corp, Comnet, Polyvision, Broadway & Seymour, Superior Telecom Inc., Vestcom International, Emisphere Technologies, and Elite Pharmaceuticals

The biographies of the directors currently serving as Class I directors are as follows:

Ms. Turney contributes to the Board her significant senior executive and public company board experience, industry expertise related to high growth and ecommerce companies and growing world-class brands, sales and marketing, risk management and financial reporting.

KEY SKILLS AND QUALIFICATIONS

›  Senior Leadership – seasoned executive with extensive payment processing technology knowledge developed over her extensive career in the retail sector; multiple CEO positions at large retailers, including Gloria Jeans, Victoria’s Secret and Neiman Marcus Direct, have given her tremendous experience overseeing all aspects of corporate operations, including sales operations and marketing.

›  Marketing and Business Development – gained over three decades of experience launching and growing global brands; served in executive and board leadership roles at high growth retail companies, where she was responsible for strategic planning and brand development.

›  Public Company/Corporate Governance – acquired during her career serving on multiple publicly traded boards, including as chair of the compensation committee at Bread Financial Holdings (NYSE: BFH), and various executive leadership roles at large retailers.

›  Global Experience – acquired during her career serving in various executive leadership roles, where her expertise extended to the global retail scale; in addition to global experience gained during her time at Gloria Jeans, she has advised several international brands such as Mark and Spencer (London), Cosmo Lady (China) and Clovia (India).

EXPERIENCE

GLORIA JEANS, an international retailer of fashion apparel, footwear, and accessories

›  Chief Executive Officer (2018-2019)

VICTORIA’S SECRET, a division of L Brands, Inc.

›  President and Chief Executive Officer (2006-2016)

›  President and Chief Executive Officer, Victoria’s Secret Direct (2000-2006)

NEIMAN MARCUS GROUP, a luxury retailer (1989-2000)

›  President and Chief Executive Officer, Neiman Marcus Direct

›  Held various executive roles in merchandising, creative production, advertising and public relations

OTHER BOARD SERVICE

BREAD FINANCIAL HOLDINGS, INC. (NYSE: BFH) (since 2019), chair of compensation committee and member of nominating and governance committee

ACADEMY SPORTS AND OUTDOORS, INC. (NASDAQ: ASO) (2021-2024), former member of compensation and nominating and governance committees

HAPPY SOCKS AB (2018-2019)

M/I HOMES, INC. (2011-2018)

FULLBEAUTY BRANDS (2016-2018)

NATIONWIDE CHILDREN’S HOSPITAL, INC. (2012-2018)

JAY H. BAKER RETAILING INITIATIVE ADVISORY BOARD AT THE WHARTON SCHOOL, UNIVERSITY OF PENNSYLVANIA (since 2004)

UNIVERSITY OF OKLAHOMA FOUNDATION INVESTMENT COMMITTEE (since 2000)

Sharen J. Turney INDEPENDENT DIRECTOR SINCE: 2021 AGE: 67 COMMITTEES: › Compensation › Nominating and Corporate Governance (Chairperson) EDUCATION: › BA, Business Education, University of Oklahoma

Mr. Watts contributes to the Board his extensive first-hand knowledge of government relations and the evolving regulatory landscape, public company board experience and senior leadership experience.

KEY SKILLS AND QUALIFICATIONS

›  Public Company/Corporate Governance – developed skills through his extensive experience serving on public company boards, including Dillard’s, CSX Corporation, ITC Holdings, Clear Channel Communications, Inc. and Terex Corporation.

›  Senior Leadership – experienced professional who served in various leadership roles in the United States House of Representatives; advised several public company boards and has over two decades of experience as Co-Founder and CEO of Watts Partners, a boutique corporate and government affairs consulting firm.

›  Marketing/Business Development – established a prominent consulting firm with a diverse client-base to which he provides strategic focus and program leadership; vast experience advising on business development and public affairs strategies.

›  Government Relations/Regulatory – acquired during his time as an elected official, first on the Oklahoma Corporation Commission and then during his eight years in Congress, where he served on the United States House Committees on Armed Services, Financial Services, and Transportation and Infrastructure.

EXPERIENCE

WATTS PARTNERS, a boutique corporate and government affairs consulting firm

›  Co-Founder, President and Chief Executive Officer (since 2003)

THE UNITED STATES HOUSE OF REPRESENTATIVES

›  Representative for the State of Oklahoma (1995-2003)

›  Chairman of the Republican Conference (1999-2003)

›  Served on the United States House Committees on Armed Services, Financial Services, and Transportation and Infrastructure (1995-2003)

›  Sponsored and led the establishment of the Committee on Homeland Security (2002)

OTHER BOARD SERVICE

DILLARD’S, INC. (NYSE: DDS) (since 2009; 2003-2008), member of audit committee

CSX CORPORATION (2011-2014)

ITC HOLDINGS CORP. (2011-2014)

CLEAR CHANNEL COMMUNICATIONS, INC. (2003-2007)

TEREX CORPORATION (2003-2006)

J.C.
Watts, Jr.

INDEPENDENT DIRECTOR SINCE: 2016

AGE: 66

COMMITTEES:

›  Compensation (Chairperson)

›  Nominating and Corporate Governance

EDUCATION:

›  BA, Journalism and Public Relations, University of Oklahoma

The biographies of the directors currently serving as Class III directors are as follows:

Mr. Duques contributes to the Board his extensive industry, senior executive and public company board experience, risk management and financial and accounting expertise.

KEY SKILLS AND QUALIFICATIONS

›  Industry – obtained comprehensive knowledge of payment processing software and technology through his 30-year career in the financial services industry; while at First Data Corporation, helped develop and grow the company into one of the largest processors of point of sale credit card transactions at the time.

›  Risk Management – acquired significant expertise through his decades of leadership experience through overseeing complex organizations with global presence, including business operations, enterprise risk management and strategic planning.

›  Financial and Accounting – developed proficiency through his career in executive and board leadership roles at financial services companies; as CEO of First Data Corporation, oversaw its acquisition by KKR which, at $29 billion, was one of the largest contemporary leveraged buyouts of a technology company at the time.

›  Public Company/Corporate Governance – gained vital governance experience by serving on the board of directors of Unisys Corporation for over a decade, where he acted as Chairman for two years.

EXPERIENCE

FIRST DATA CORPORATION, an electronic commerce and payment services company

›  Chairman and Chief Executive Officer (1992-2002; 2005-2007)

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC., the predecessor of First Data Corporation

›  President and Chief Executive Officer, Database Services Group (1987-1992)

AUTOMATIC DATA PROCESSING, INC., a global provider of human resources management software and solutions

›  Group President Financial Services and Director (1984-1987)

›  Advanced through roles of increasing responsibility (1973-1984)

OTHER BOARD SERVICE

UNISYS CORPORATION (1998-2014), Chairman (2006-2008)

SUNGARD CORP. (2003-2005)

CHECKFREE CORPORATION (2000-2004)

MASTERCARD (1997-1999)

THE GEORGE WASHINGTON UNIVERSITY BOARD OF TRUSTEES (1998-2008)

Henry C.
Duques

INDEPENDENT DIRECTOR SINCE: 2016

AGE: 80

COMMITTEES:

›  Audit

›  Compensation

EDUCATION:

› BA, Business Administration, The George Washington University

› MBA, The George Washington University

Mr. Richison contributes to the Board his extensive industry and cybersecurity knowledge, expertise in data automation and in the SaaS sector, and senior executive and business development experience.

KEY SKILLS AND QUALIFICATIONS

›  Senior Leadership – as the Co-Chief Executive Officer, President and Chairman of the Board of Paycom, he has garnered vast experience guiding Paycom from startup to a large publicly traded company; has overseen Paycom’s strategic vision and direction, contributing to its reputation as an innovator; leadership is marked by a focus on service excellence, technology development, and employee culture.

›  Industry – as the founder of Paycom, he brings a comprehensive knowledge of the software, payments and technology industry; having started his career at a national payroll and HR company and a regional payroll company, Mr. Richison recognized opportunities to enhance efficiency of payroll and talent management operations and founded Paycom, which rapidly became one the first companies to offer cloud-based payroll service with a range of complementary HCM applications.

›  Cybersecurity – obtained extensive knowledge of the technologies and processes resulting in the establishment of in-depth industry-leading data privacy and cybersecurity standards and technologies at Paycom needed to protect the Company and client data.

›  Marketing/Business Development – under his leadership, Paycom has added tens of thousands of clients through elevating the Paycom brand, quality client engagement and providing world-class service.

EXPERIENCE

PAYCOM

›  Co-Chief Executive Officer, President and Chairman (since February 2024)

›  Chief Executive Officer, President and Chairman (2016-2024)

›  Chief Executive Officer and President (1998-2016)

Chad Richison CO-CHIEF EXECUTIVE OFFICER, PRESIDENT AND CHAIRMAN CHAIRMAN SINCE: 2016 DIRECTOR SINCE: 1998 AGE: 53 EDUCATION: › BA, Mass Communications—Journalism, University of Central Oklahoma

Board of Directors Independence

Our Board of Directors relies on the criteria set forth in the New York Stock Exchange (“NYSE”) Listed Company Manual for purposes of evaluating the independence of directors and, based on such criteria, has affirmatively determined that each of Mses. Turney and Williams and each of Messrs. Duques, Levenson, Peters and Watts qualifies as “independent.” In making such determinations, the Board of Directors considered transactions and relationships between each non-employee director and the Company, if any, that would require disclosure pursuant to Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). The Board of Directors also considered other transactions or relationships that do not rise to the level of requiring disclosure, including transactions and relationships (i) between the Company and entities affiliated with certain directors as a result of such entities’ purchase (at standard rates) and ongoing use of the Company’s HCM and payroll software and (ii) between the Company and a director’s immediate family member who was previously employed by the Company as an administrative assistant. There are no family relationships between any of our directors or executive officers.

Board Leadership Structure

Our Corporate Governance Guidelines provide that both independent and management directors are eligible for appointment as Chairman of the Board of Directors. We believe it is important that the Board of Directors retain flexibility to determine whether these roles should be separate or combined based upon all relevant facts and circumstances at a given point in time. Our Corporate Governance Guidelines provide that if the Chairman is not an independent director, the non-management directors are required to appoint a Lead Independent Director to represent and coordinate the activities of the non-management and independent directors and to help ensure the independence of the Board. A copy of the Corporate Governance Guidelines is available on our website at investors.paycom.com/corporate-governance.

Chairman of the Board of Directors	Lead Independent Director

Our Co-Chief Executive Officer and President, Chad Richison, also serves as Chairman of the Board. The Board of Directors believes that, as founder of Paycom, Mr. Richison’s experience and in-depth knowledge make him best suited to effectively assess the opportunities and challenges facing the Company and our business. At this time, the Board believes that this leadership structure promotes decisive leadership, fosters clear accountability and enhances our ability to communicate our strategy clearly and consistently to our stockholders, employees and clients.

Mr. Peters currently serves as Lead Independent Director. In this role, his responsibilities are to (i) preside over regularly scheduled executive sessions of non-management and independent directors, (ii) facilitate communication among the non-management and independent directors, (iii) act as a liaison between the non-management and independent directors and the Co-Chief Executive Officers and (iv) perform such other roles and responsibilities as may be assigned to him by the Board of Directors.

Board of Directors Meetings

During the fiscal year ended December 31, 2023, the Board of Directors held five meetings. Each director attended more than 90% of the aggregate number of meetings held by the Board and the committees of the Board during the period such director served on the Board of Directors or committee(s), if applicable, in 2023. Except for Ms. Turney, each member of the Board of Directors attended the annual meeting of stockholders in 2023. The Board of Directors does not have a policy requiring director attendance at annual meetings of stockholders.

Executive Sessions of Independent Directors

The independent directors hold executive sessions at every regularly scheduled Board meeting and every regularly scheduled Audit Committee meeting. The other committees hold executive sessions from time to time, as deemed appropriate by the applicable committee. Each executive session is chaired by the Lead Independent Director (at Board meetings) or by the committee chairperson (at committee meetings), each of whom is an independent director.

Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition and primary responsibilities of each committee are described below. Members serve on these committees until their resignation or death or until otherwise determined by our Board of Directors.

Audit Committee
Current Membership
Henry C. Duques • Robert J. Levenson • Frederick C. Peters II • Felicia Williams (Chairperson)
Independence	Qualifications	6 meetings in 2023
Each member is independent for purposes of serving on the Audit Committee, per applicable Securities and Exchange Commission (“SEC”) rules and regulations and the NYSE Listed Company Manual.

Each member is financially literate. Each of Ms. Williams and Mr. Peters is an “audit committee financial expert” and has accounting or related financial management expertise as required under the NYSE Listed Company Manual.

Role and Responsibilities

Our Audit Committee oversees our accounting and financial reporting processes and the audit of our financial statements. In that regard, our Audit Committee assists board oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of our internal audit function and independent auditors. Among other matters, the Audit Committee is responsible for the appointment, compensation, retention, oversight and pre-approval of our independent auditors, including oversight of firm and partner rotation; evaluating the qualifications, performance and independence of our independent auditors; reviewing our annual and interim financial statements; discussing press releases, financial information and earnings guidance provided to analysts and rating agencies; discussing policies with respect to risk assessment and risk management; reviewing and ensuring the adequacy of our internal control systems; reviewing the compliance and effectiveness of our Code of Ethics and Business Conduct; reviewing and approving related party transactions; and annually reviewing the Audit Committee charter and the Audit Committee’s performance.

Committee Charter

The Audit Committee operates under a written charter that satisfies the applicable SEC rules and regulations and the requirements of the NYSE Listed Company Manual. A copy of the Audit Committee charter is available on our website at investors.paycom.com/corporate-governance.

Compensation Committee
Current Membership
Henry C. Duques • Robert J. Levenson • Sharen J. Turney • J.C. Watts, Jr. (Chairperson)
Independence	10 meetings in 2023

Each member (i) is independent for purposes of serving on the Compensation Committee, per applicable SEC rules and regulations and the NYSE Listed Company Manual, and (ii) qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Role and Responsibilities

Our Compensation Committee reviews and approves, or recommends that our Board of Directors approve, the compensation of our executive officers. Among other matters, the Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of our Co-Chief Executive Officers and other executive officers; evaluates the performance of these officers in light of those goals and objectives; approves all equity-related awards to our executive officers; approves and administers incentive-based compensation plans and equity-based compensation plans; and reviews and makes recommendations with respect to the annual Compensation Discussion and Analysis. The Compensation Committee also annually reviews the Compensation Committee charter and the Compensation Committee’s performance.

Committee Charter

The Compensation Committee operates under a written charter that satisfies the applicable SEC rules and regulations and the requirements of the NYSE Listed Company Manual. A copy of the Compensation Committee charter is available on our website at investors.paycom.com/corporate-governance.

Compensation Committee Interlocks and Insider Participation

Ms. Turney and each of Messrs. Levenson and Watts served on the Compensation Committee for the entirety of 2023. Mr. Peters served on the Compensation Committee at the beginning of 2023 but transitioned off the Compensation Committee in April 2023. Mr. Duques joined the Compensation Committee in May 2023. None of the persons who served on the Compensation Committee during 2023 is or has been an officer or employee of Paycom and none had any relationship with Paycom or any of its subsidiaries during 2023 that would be required to be disclosed as a transaction with a related person. None of our executive officers currently serves, or has in the last completed fiscal year served, on the board of directors or compensation or similar committee of another company at any time during which an executive officer of such other company served on our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee
Current Membership
Sharen J. Turney (Chairperson) • J.C. Watts, Jr. • Felicia Williams
Independence	6 meetings in 2023
Each member is independent for purposes of serving on the Nominating and Corporate Governance Committee, per applicable SEC rules and regulations and the NYSE Listed Company Manual.
Role and Responsibilities

Our Nominating and Corporate Governance Committee is responsible for, among other matters, identifying, evaluating and recommending candidates for membership on our Board of Directors, including nominees recommended by stockholders; reviewing and recommending the composition of our committees; overseeing our Code of Ethics and Business Conduct and Corporate Governance Guidelines; reporting and making recommendations to our Board of Directors concerning governance matters; overseeing our policies and programs on issues of social responsibility and environmental sustainability; and overseeing the preparation and publication of the Company’s Corporate Social Responsibility Report. The Nominating and Corporate Governance Committee also annually reviews the Nominating and Corporate Governance Committee charter, the performance of the Board of Directors and management, and its own performance.

Committee Charter

The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable SEC rules and regulations and the requirements of the NYSE Listed Company Manual. A copy of the Nominating and Corporate Governance Committee charter is available on our website at investors.paycom.com/corporate-governance.

Risk Oversight

Board of Directors

Our Board of Directors, as a whole and through its committees, is responsible for the oversight of our enterprise risk management strategy, and oversees our long-term strategic, organizational, and financial goals, executive performance reviews and succession planning, among other matters.

Audit Committee

Retains primary responsibility for overseeing enterprise risk management, including strategic, operating, compliance, and cybersecurity risk management.

Regularly discusses areas of significant financial risk with management, including the Chief Financial Officer, as well as the programs and actions to limit, monitor or control such exposures.

Compensation Committee

Oversees risks related to our compensation program and practices.

In conjunction with management, reviews the potential risks arising from compensation design, including incentivizing excessive or unnecessary risk-taking behavior, and is responsible for ensuring resulting programs appropriately balance risk and reward.

Nominating and Corporate Governance Committee

Oversees risks related to corporate governance, the composition of our Board of Directors and its committees, and risks related to our social responsibility and environmental sustainability.

Annually reviews the composition of our Board of Directors and its committees to ensure appropriate skills and independence.

Senior Management Team

Our senior management team is responsible for assessing, implementing and managing our risk management processes on a day-to-day basis, and for reporting to the Board on significant risks and risk management programs. Our senior management team, along with risk management leaders and our internal audit function, meet regularly to assess risk and ensure proper risk governance.

Functional Risk Management

Our senior management team delegates to specific business function leaders responsibility for assessment, identification and mitigation of certain risks, such as those related to talent, finance, and cybersecurity. These business function leaders regularly report to the senior management team on the scope of such risks and the steps taken to detect, monitor, and mitigate risk exposure.

Internal Audit Our internal audit function reports to the Audit Committee and is responsible for maintaining and improving our risk management, corporate governance, and internal control environment.

Board Oversight of Cybersecurity Risks

The Board of Directors has delegated to the Audit Committee primary responsibility for overseeing enterprise risk management, including oversight of risks from cybersecurity threats. Our Chief Information Officer oversees the activities of our information technology and information security teams. Our Chief Information Officer, together with our Executive Vice President of Information Technology and Information Security (who reports to our Chief Information Officer), is responsible for designing, implementing, and managing our information security risk management program, which includes our cybersecurity policies, practices and infrastructure. To assess whether our risks related to cybersecurity are being appropriately managed, the Audit Committee receives quarterly reports and updates from our Chief Information Officer and our Executive Vice President of Information Technology and Information Security with respect to cybersecurity risk management. Such reports cover our information security program, including its current status, capabilities, objectives and plans; the outcomes of regular business continuity, crisis communications, and disaster recovery exercises; updates on our ongoing compliance with applicable regulations and international cybersecurity standards; participation rates in our twice annual information security and monthly phishing trainings for employees; and the evolving cybersecurity threat landscape.

Director Nomination Procedures

1. Assess Need

The Nominating and Corporate Governance Committee annually evaluates the composition of our Board of Directors, including the directors’ array of experiences, skills, and backgrounds, to ensure the Board can effectively manage its responsibilities. When a position is open on the Board of Directors, or the Nominating and Corporate Governance Committee determines that a director with certain skills or background would enhance our Board’s effectiveness, the Nominating and Corporate Governance Committee undertakes a process to identify and recommend qualified candidates to the Board.

2. Identify Candidates

The Nominating and Corporate Governance Committee oversees the search process, which may include recommendations from, and discussions with, our other independent directors and senior members of management, suggestions from our stockholders, and recommendations from an independent search firm. As part of the search process, the Nominating and Corporate Governance Committee seeks to include candidates representing diversity in race, ethnicity, gender, age, skills and professional experiences that enhance the quality of deliberations and decisions of the Board within the context of the needs of the Board at any given point in time.

3. Evaluate Fit

The Nominating and Corporate Governance Committee screens all potential candidates for their independence, skills, qualifications, and potential conflicts. Candidates are evaluated in the same manner regardless of the source of recommendation. Qualifying candidates are then interviewed by the Chairman of the Board of Directors, our Lead Independent Director, our Nominating and Corporate Governance Committee chairperson and members of the senior management team.

4. Recommend to the Board of Directors

The Nominating and Corporate Governance Committee narrows candidates to a final list and interviews are scheduled with other directors as appropriate. The Nominating and Corporate Governance Committee meets to select a candidate to recommend to the full Board for nomination or appointment.

Results

Our Board of Directors has appointed two new directors over the past three years, Ms. Turney and Ms. Williams, both of whom have brought valuable skills, experiences, and perspectives to our Board of Directors. Ms. Turney, who joined the Board of Directors in 2021, has extensive board, executive leadership and management experience, particularly in digital/e-commerce as well as global operations. Our most recent addition, Ms. Williams, joined the Board of Directors in 2022 and brings over three decades of corporate financial leadership, audit, and enterprise risk management experience.

The Nominating and Corporate Governance Committee has adopted a formal policy regarding stockholder nominees. The Nominating and Corporate Governance Committee will consider nomination recommendations submitted by stockholders entitled to vote generally in the election of directors. The Nominating and Corporate Governance Committee has not established a minimum number of shares of Common Stock a stockholder must own or required length of ownership to recommend a director candidate, but the committee will take into account the size and duration of a recommending stockholder’s ownership interest, as well as whether the stockholder intends to maintain its ownership interest in Paycom. The Nominating and Corporate Governance Committee will consider only recommendations of nominees who satisfy its minimum candidate qualifications, including that a director must represent the interests of all stockholders and not just one particular stockholder group or other constituency. The Nominating and Corporate Governance Committee will consider only recommendations submitted in compliance with our Amended and Restated Bylaws and any other procedural requirements disclosed in this proxy statement.

Director Qualifications

Our Nominating and Corporate Governance Committee is responsible for, among other things, assisting our Board of Directors in identifying qualified director nominees and recommending nominees to stand for election at each annual meeting of stockholders. The Nominating and Corporate Governance Committee’s goal is to assemble a board with a wide range of relevant experience, skills and perspectives. The Nominating and Corporate Governance Committee has adopted a set of criteria and standards for assessing the necessary skills and characteristics of director candidates (the “Director Qualification Standards”). In accordance with the Director Qualification Standards, the Nominating and Corporate Governance Committee will select director candidates on the basis of recognized achievements, knowledge, experience and other factors as deemed appropriate, including but not limited to a candidate’s (i) ability to bring sound and informed business judgment to the deliberations of the Board of Directors, (ii) character, integrity and loyalty to the Company, (iii) independence, (iv) ability to bring diverse points of view to bear on discussions, (v) representation of a mix of backgrounds, diversity of race/ethnicity, gender, age, skills and professional experiences that enhance the quality of the deliberations and decisions of our Board of Directors, in the context of the perceived needs of the structure of our Board of Directors at that point in time, (vi) financial knowledge and experience and (vii) understanding of marketing, technology, law, the impact of government regulations or other specific areas or disciplines. In connection with the adoption of the Director Qualification Standards, the Nominating and Corporate Governance Committee expressly reserved the right to deviate from and/or modify the Director Qualification Standards from time to time in its reasonable discretion.

The Nominating and Corporate Governance Committee believes that it is important that directors represent diverse viewpoints and individual perspectives. Diversity, equity and inclusion are values ingrained in our culture and essential to our business. The Board of Directors and the Nominating and Corporate Governance Committee aim to identify a diverse group of candidates and believe that no single criterion such as gender or minority status is determinative in obtaining diversity on the Board of Directors.

Annual Board and Director Self-Assessment Process

Each director completes an annual self-assessment of the Board of Directors and each committee, in each case to evaluate its effectiveness in fulfilling its responsibilities and to provide an opportunity for directors to provide feedback on potential improvements to processes and practices. The Nominating and Corporate Governance Committee leads the assessment process and analyzes the results. Topics directors are asked to provide feedback on include:

•	the size, composition and structure of the Board of Directors and its committees;

•	the content, timing, and materials of Board and committee meetings;

•	the contributions and performance of the Board and each committee;

•	the performance of the executive team; and

•	succession planning.

Communications with the Board of Directors

Any stockholder or other interested party who desires to communicate with the Board of Directors, a committee of the Board of Directors, the non-management/independent directors, the Lead Independent Director or any other individual director may do so by writing to such director or group of directors at: Paycom Software, Inc., 7501 W. Memorial Road, Oklahoma City, OK 73142, Attn: Legal Department.

The communication must prominently display the legend “BOARD COMMUNICATION” in order to indicate to the Legal Department that it is a communication for the Board of Directors. Upon receiving such a communication, the Legal Department will promptly forward the communication to the relevant individual or group to which it is addressed. The Board of Directors has requested that certain items that are unrelated to its duties and responsibilities should be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.

The Legal Department will not forward any communication determined in its good faith belief to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable. The Legal Department will maintain a list of each communication that was not forwarded because it was determined to be frivolous. Such list is delivered to the Board of the Directors at its quarterly meetings. In addition, each communication subject to this policy that was not forwarded because it was determined by the Legal Department to be frivolous is retained in our files and made available at the request of any member of the Board of Directors to whom such communication was addressed.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct that applies to all employees, officers and directors, including our Co-Chief Executive Officers, Chief Financial Officer and other principal executive and senior officers responsible for financial reporting. The Code of Ethics and Business Conduct is available on our website at investors.paycom.com/corporate-governance. Our Code of Ethics and Business Conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. The information contained on, or accessible from, our website is not part of this proxy statement by reference or otherwise. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.

Hedging Policy

Our insider trading policy requires that any employee, executive officer or director wishing to enter into any hedging or similar transaction with respect to our securities must pre-clear such transaction with our Chief Financial Officer at least two weeks prior to, and must provide justification for, the proposed transaction.

Director Compensation

Overview and Philosophy

The Board of Directors believes that each director who is not employed by us (each, a “non-employee director”) should be compensated through a mix of cash and equity-based compensation, which is awarded in the form of restricted stock. The Compensation Committee, consisting entirely of independent directors, has primary responsibility for reviewing and considering any revisions to director compensation. Periodically, the Compensation Committee has reviewed director compensation with assistance from its independent compensation consultant, including conducting benchmarking against the Company’s peer group to help assess the appropriateness and competitiveness of our non-employee director compensation program. The Board of Directors reviews the Compensation Committee’s recommendations, discussing those recommendations among themselves, and determines the amount of director compensation. Historically, our philosophy is to align target total non-employee director compensation, including cash and equity, to be in a competitive range of our peer group.

Director Compensation in 2023

In 2023, the compensation package for non-employee directors consisted of (i) annual compensation for service as a director and as a member or chairperson of any committee(s), payable in cash in four quarterly installments (the “Director Cash Compensation”), and (ii) an award under the Paycom Software, Inc. 2023 Long-Term Incentive Plan (the “2023 LTIP”) of restricted stock with an aggregate fair market value of $235,000 (based on the closing price of the Common Stock on the date of grant, but rounded down to the nearest whole share to avoid the issuance of fractional shares) (the “Director Equity Compensation”). All directors are also entitled to reimbursement for their reasonable out-of-pocket expenditures incurred in connection with their service. The Director Cash Compensation is summarized below.

Recipient(s)	2023 Annual Cash Compensation ($)

Non-employee directors	75,000

Lead Independent Director	25,000

Audit Committee chairperson	30,000

Audit Committee members (excluding chairperson)	15,000

Compensation Committee chairperson	23,000

Compensation Committee members (excluding chairperson)	13,000

Nominating and Corporate Governance Committee chairperson	15,000

Nominating and Corporate Governance Committee members (excluding chairperson)	10,000

With respect to Director Equity Compensation, the shares of restricted stock were granted on the date of the 2023 annual meeting of stockholders and are scheduled to cliff-vest on the seventh (7th) day following the first (1st) anniversary of the 2023 annual meeting, provided that the non-employee director is providing services to the Company through the applicable vesting date. Any unvested Director Equity Compensation will be forfeited in the event that the non-employee director’s service to the Company terminates prior to the vesting date, unless (i) such director resigns concurrently with the annual meeting of stockholders immediately prior to the scheduled vesting date, (ii) such annual meeting is held not more than thirty (30) days prior to the scheduled vesting date and (iii) the resigning director continues to serve on the Board of Directors through the date of such annual meeting.

In the event that a new non-employee director is appointed to the Board of Directors other than at an annual meeting of stockholders (a “Mid-Term Director”), such Mid-Term Director is entitled to receive (i) the Director Cash Compensation beginning on the first quarterly payment date following his or her appointment and (ii) a partial award of the Director Equity Compensation on the date of his or her appointment, with the aggregate fair market value of such award to be determined based on the timing of such Mid-Term Director’s appointment in relation to the quarterly payment dates for the Director Cash Compensation.

The table below provides information regarding compensation paid to each non-employee director during 2023. Because Mr. Richison is an employee of the Company, he did not receive additional compensation for his service as a director in 2023 (including for his service as Chairman of the Board of Directors). Mr. Clark was appointed as Chief Administrative Officer effective December 4, 2023. Immediately prior to assuming his duties as Chief Administrative Officer, Mr. Clark resigned from the Board of Directors and committees on which he served. The table below reflects compensation paid to Mr. Clark for his service as a non-employee director only. See “Compensation of Executive Officers—Summary Compensation Table” for additional information regarding the compensation paid to Messrs. Richison and Clark during 2023. None of our executive officers had a role in determining or recommending the amount or form of non-employee director compensation, other than Mr. Richison in his capacity as a member of the Board of Directors and Mr. Clark in his capacity as a former member of the Board of Directors.

	Fees Earned or Paid in Cash ($)		Stock Awards(1)(2) ($)	Total ($)

Current Non-Employee Directors

Henry C. Duques	96,500	(3)	234,767	331,267

Robert J. Levenson	98,000	(4)	234,767	332,767

Frederick C. Peters II	124,000	(5)	234,767	358,767

Sharen J. Turney	93,000	(6)	234,767	327,767

J.C. Watts, Jr.	100,500	(7)	234,767	335,267

Felicia Williams	97,500	(8)	234,767	332,267

Former Non-Employee Director

Jason D. Clark	100,000	(9)	234,767	334,767

(1)

Amounts shown represent the aggregate grant date fair value of Director Equity Compensation, computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. A discussion of the assumptions used in the calculation of these amounts is included in Note 11, “Stockholders’ Equity and Stock-Based Compensation” in the annual consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 (the “Form 10-K”) filed with the SEC on February 15, 2024. For purposes of the Director Equity Compensation, we did not issue any fractional shares and, as a result, the aggregate grant date fair value of each director’s award is slightly less than $235,000.

(2)

As of December 31, 2023, each of Mses. Turney and Williams and each of Messrs. Duques, Levenson, Peters and Watts held 789 unvested shares of restricted stock. As of December 31, 2023, Mr. Clark held 40,789 unvested shares of restricted stock, including 40,000 shares issued in connection with his appointment as Chief Administrative Officer.

(3)

Represents the aggregate Director Cash Compensation paid to Mr. Duques for his service as (i) a director and member of the Audit Committee for the entire year, (ii) a member of the Nominating and Corporate Governance Committee from January 2023 to May 2023 and (iii) a member of the Compensation Committee from May 2023 through the end of the year.

(4)	Represents the aggregate Director Cash Compensation paid to Mr. Levenson for his service as a director and member of the Audit and Compensation Committees.

(5)

Represents the aggregate Director Cash Compensation paid to Mr. Peters for his service as (i) a director and Lead Independent Director for the entire year, (ii) a member of the Compensation Committee from January 2023 to April 2023, (iii) chairperson of the Audit Committee and a member of the Nominating and Corporate Governance Committee from January 2023 to May 2023 and (iv) a member of the Audit Committee from May 2023 through the end of the year.

(6)	Represents the aggregate Director Cash Compensation paid to Ms. Turney for her service a director and a member of the Compensation and Nominating and Corporate Governance Committees.

(7)

Represents the aggregate Director Cash Compensation paid to Mr. Watts for his service as (i) a director and chairperson of the Compensation Committee for the entire year and (ii) a member of the Nominating and Corporate Governance Committee from May 2023 through the end of the year.

(8)

Represents the aggregate Director Cash Compensation paid to Ms. Williams for her service as (i) a director for the entire year, (ii) a member of the Audit Committee from January 2023 to May 2023, (iii) chairperson of the Audit Committee from May 2023 through the end of the year and (iv) a member of the Nominating and Corporate Governance Committee from July 2023 through the end of the year.

(9)

Represents the aggregate Director Cash Compensation paid to Mr. Clark for his service as a director, member of the Audit Committee and chairperson of the Nominating and Corporate Governance Committee until December 4, 2023.

Director Stock Ownership Guidelines

To further align their interests with the long-term interests of stockholders and to promote the Company’s commitment to sound corporate governance, the Board of Directors has established minimum stock ownership guidelines for the non-employee directors. Under these guidelines, each non-employee director is required to own shares of Common Stock (including unvested shares of restricted stock) with a value equal to five times the amount of annual cash compensation payable to each non-employee director for the then-current year, exclusive of any fees payable for service as Lead Independent Director, chairperson of a committee or service on a committee. Non-employee directors who were serving on the Board of Directors as of September 25, 2021 are required to achieve compliance with these guidelines by September 25, 2026. Non-employee directors elected or appointed since September 25, 2021 and future non-employee directors are required to achieve compliance with these guidelines within five years of their election. As of March 11, 2024, each non-employee director has met (or is expected to meet within the applicable period) the requirements of the stock ownership guidelines. A copy of the stock ownership guidelines is available on our website at investors.paycom.com/corporate-governance.

Stockholder Engagement

We maintain an ongoing dialogue with our stockholders. Throughout the year, members of our investor relations team and management engage with our stockholders to provide updates on our business and solicit perspectives on matters that are important to them. Stockholder perspectives are shared with, and considered by, the Board of Directors and relevant committees to inform our policies, decisions and strategy, as appropriate. For more information regarding stockholder engagement on executive compensation matters, see “Compensation Discussion and Analysis—Say-on-Pay and Stockholder Engagement.”

Commitment to Social Responsibility and Environmental Sustainability

For 25 years, Paycom has been committed to empowering employees with direct access to their HR data while innovating to meet our clients’ evolving needs. We consider running our business responsibly to be just as important as providing world-class service for our clients, including safeguarding the sensitive information entrusted to us by our clients, promoting an inclusive Company culture, supporting the well-being of our employees, and minimizing our impact on the environment. We believe that effective management of social responsibility and environmental sustainability issues will help drive our long-term growth.

Board and Management Oversight

Our Board of Directors actively oversees our social responsibility and environmental sustainability strategy, and our management team is responsible for developing and implementing related initiatives. The Board has delegated oversight of social and environmental policies, practices, and disclosures to the Nominating and Corporate Governance Committee, while specific social responsibility and environmental sustainability topics are reviewed by other committees as needed. In 2023, the Nominating and Corporate Governance Committee reviewed and discussed our social responsibility and environmental sustainability program in five of its six meetings.

Our management team is responsible for implementing our sustainability initiatives and managing related risks, including climate-related risks according to the recommendations of the Task Force on Climate-Related Financial Disclosures. We have developed a Management Sustainability Steering Committee to assist the Board in understanding, managing and setting our sustainability strategy and initiatives, composed of a cross-functional group of senior leaders including our Chief Financial Officer and leaders in our Legal, HR, IT and Accounting departments. The Management Sustainability Steering Committee is responsible for providing regular updates to the Board on our social responsibility and environmental sustainability initiatives.

Our Approach to Corporate Sustainability

At Paycom we are driven by a commitment to innovation, service, and integrity, and we live these values through focused support for our people, our culture, and our world. These areas of focus form the pillars of our corporate sustainability efforts. Our most recent Corporate Social Responsibility Report was published in March 2024 and details the full scope of our efforts in these areas.

Our People

Caring for our people means investing in their well-being and supporting their professional and personal development. We offer comprehensive benefits to our employees, including a range of support initiatives for new parents, on-campus fitness centers, and access to workplace well-being advisors and mental health professionals. We also offer extensive professional development opportunities for our employees, including a robust onboarding training program, on-demand tools and trainings, and leadership development coaching.

Our Culture

From talent acquisition to talent development, we strive to create a broader Company culture that is welcoming and inclusive for team members of all backgrounds. We strategically partner with universities and organizations that serve candidates from a variety of diverse backgrounds such as women in STEM and Hispanic Serving Institutions. Furthermore, we pair our recruitment efforts with Company-wide trainings to promote respect and cultural awareness, in addition to maintaining a wide range of employee resource groups. We celebrate bringing the “whole person” to work and have enacted an eight-pillar approach—financial, emotional, physical, spiritual, intellectual, occupational, social, and environmental well-being—to account for the holistic well-being of our employees. We are dedicated to creating an environment where employees can learn, grow, and perform at their best. We offer extensive leadership training to all of our employees, which includes courses in areas such as decision-making, effective workplace communication and leading through change.

Our World

We also want to ensure our operations support a clean and healthy planet. Continuing our use of 100% renewable energy credits at our owned and operated locations—which house the entirety of our data centers—has allowed us to keep our Scope 2 market-based carbon emissions at 0 metric tons in 2023. We continue to expand our efforts to reduce energy usage at our data facilities, including high-efficiency power supply systems and regular system-idle reviews. Our electronics recycling and refurbishing program also continues to expand, and in 2023 we diverted 129,442 lbs. of electronic waste from landfills.

2023 Social and Environmental Highlights

Our People

›   More than 20% of Paycom team members have joined one or more of our employee resource groups.

›   We launched a mandatory DEI training for all employees to provide a foundation of DEI awareness.

›   We included “nonbinary” and “chose to not disclose” when reporting our gender and ethnicity data to increase our transparency and more accurately represent our workforce demographic data.

Our Culture

›   We revamped our recruiting with the help of our Talent Acquisition Campus Recruitment and DEI Strategy Team which attended nearly 50 DEI recruitment events.

›   We deployed a new, extensive employee orientation which offers robust training on all matters needed to succeed at Paycom.

›   We donated more than $2.3 million to more than 350 organizations across 37 states and the District of Columbia.

Our World

›   We continued to power our two corporate campuses in Oklahoma City and Grapevine with 100% wind energy through the purchase of renewable energy credits.

›   Our recycling partner processed 129,442 lbs. of electronic assets for reuse and/or material recovery. As a result, Paycom:

○   reduced greenhouse gas emissions in the amount of an estimated 180,427 lbs.;

○   diverted 3,721 lbs. of toxic metals; and

○   had 43,715 lbs. of recovered metals.

For more information on our social and environmental initiatives, please visit our website at investors.paycom.com and select Corporate Governance g Corporate Social Responsibility Report. The information on our website is not incorporated by reference in, and does not form a part of, this proxy statement.

Proposal 1: Election of Directors

Our Board of Directors is divided into three classes, with the members of the classes serving three-year terms that expire in successive years. The terms of office for our Class II directors will expire at the Annual Meeting. The Board of Directors has nominated Robert J. Levenson, Frederick C. Peters II and Felicia Williams for election as Class II directors, each to serve for a term expiring on the date of the annual meeting of stockholders to be held in 2027 and until his or her successor has been duly elected and qualified or his or her earlier death, resignation or removal. Each Director Nominee currently serves on our Board of Directors.

Vote Required

Pursuant to our Amended and Restated Bylaws, directors are elected by a majority of the votes cast at any meeting for the election of directors at which a quorum is present, which means that the number of shares voted “for” a nominee’s election exceeds the number of shares voted “against” such nominee’s election. Abstentions and broker non-votes are not counted as votes cast either “for” or “against” a nominee’s election. Any incumbent director who fails to receive a majority of the votes cast in an uncontested election must tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee would then make a recommendation to the Board of Directors about whether to accept the resignation. The Board of Directors would consider and act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, within 90 days following certification of the stockholder vote, and thereafter would promptly disclose its decision whether to accept the director’s tendered resignation (and, if applicable, the reasons for rejecting the resignation) in a press release. Should any Director Nominee become unable or unwilling to serve, the proxy holders may vote the proxies for the election, in his or her stead, of any other person the Board of Directors may nominate or designate. Each Director Nominee has consented to being named in this proxy statement and to serve if elected.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR each Director Nominee.

Audit Committee Matters

Audit Committee Report

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2023, which includes our consolidated balance sheets as of December 31, 2023 and December 31, 2022, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2023, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed with the SEC” or subject to the liabilities of Section 18 of the Exchange Act, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

Review and Discussions with Management

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm

Pursuant to the terms of the Audit Committee’s charter, the Audit Committee meets at least once per fiscal quarter or more frequently as it may determine necessary. The Audit Committee has discussed with Grant Thornton LLP (“Grant Thornton”) the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has also received written disclosures and the letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with the Audit Committee concerning independence and has discussed with Grant Thornton its independence from the Company. The Audit Committee has also reviewed and discussed the selection, application and disclosure of the critical accounting policies of the Company with Grant Thornton.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Members of the Audit Committee

Henry C. Duques  |  Robert J. Levenson  |  Frederick C. Peters II  |  Felicia Williams

Fees to Independent Registered Public Accounting Firm

The following is a summary of the fees billed to us by Grant Thornton for audit services for fiscal 2022 and 2023 as well as for audit-related, tax and other services rendered during the applicable periods (in thousands).

	2023	2022

Audit Fees(1)	$1,006	$921

Audit-Related Fees(2)	—	—

Tax Fees(3)	99	101

All Other Fees(4)	—	—

Total Fees	$1,105	$1,022

(1)

Audit fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements, including consultations concerning financial reporting in connection with issuances of auditor consents and comfort letters with respect to registration statements filed with the SEC and related securities offerings.

(2)	Grant Thornton did not provide any assurance or related services during the relevant periods that are not otherwise disclosed as audit fees.
(3)

Tax fees consist of fees billed for professional services rendered for tax compliance (including the preparation, review and filing of tax returns), tax advice and tax planning. These services include assistance regarding federal, state and local tax compliance.

(4)	Grant Thornton did not provide any “other services” during the relevant periods.

Policy on Audit Committee Pre-approval of Audit and Non-audit Services Performed by Independent Registered Public Accounting Firm

The Audit Committee has determined that all services performed by Grant Thornton are compatible with maintaining the independence of Grant Thornton. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated authority to its chairperson, Ms. Williams, to pre-approve any audit or non-audit services to be provided by Grant Thornton, provided that (i) the fees for such services do not exceed $250,000 in the aggregate, (ii) any matters approved by the chairperson under such delegated authority must be presented to the full Audit Committee at its next scheduled meeting and (iii) such services must be allowed to be provided by our independent registered public accounting firm under the Sarbanes-Oxley Act of 2002 (“SOX”) and SEC rules relating to auditor independence. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process.

Proposal 2: Ratification of the Appointment of

Our Independent Registered Public Accounting Firm

The Audit Committee has selected Grant Thornton as our independent registered public accounting firm to conduct an integrated audit of our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2024.

Grant Thornton served as our independent registered public accounting firm for 2023 and has served as our independent registered public accounting firm since 2009.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee annually reviews Grant Thornton’s independence and performance in deciding whether to retain Grant Thornton as the Company’s independent registered public accounting firm. As part of this determination, the Audit Committee considers multiple factors, including depth of institutional and industry knowledge, quality of services, demonstrated objectivity, appropriateness of fee structure and potential for business disruption.

The Audit Committee also considered the Company’s auditor independence controls, including the Audit Committee’s pre-approval policy of all audit and non-audit services by Grant Thornton, the Audit Committee’s regular meetings with Grant Thornton in executive session, and Grant Thornton’s own independence assessment process.

Although ratification is not required by our Amended and Restated Bylaws or otherwise, the Board is submitting the selection of Grant Thornton to our stockholders for ratification as a matter of good corporate practice and because we value our stockholders’ views on the Company’s independent registered public accounting firm.

In the event our stockholders fail to ratify the selection of Grant Thornton, it will be considered a recommendation to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection of Grant Thornton is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Arrangements have been made for a representative of Grant Thornton to attend the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so, and he or she will be available to respond to appropriate stockholder questions.

Vote Required

The approval of this proposal will require the affirmative vote, in person or by proxy, of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions will have the same effect as votes “against” this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2024.

Management

Chad Richison

Chad Richison, 53, has served as Co-Chief Executive Officer and President of Paycom since February 2024, after serving as President and Chief Executive Officer since he founded Paycom in 1998. He has also served as a member of our Board of Directors since 1998 and was appointed Chairman of the Board of Directors in August 2016. Mr. Richison began his career in sales with a national payroll and human resources company and a regional payroll company prior to founding Paycom. He received his bachelor’s degree in mass communications-journalism from the University of Central Oklahoma.

Chris G. Thomas

Chris G. Thomas, 46, has served as the Company’s Co-Chief Executive Officer since February 2024. Since joining the Company in 2018, Mr. Thomas served in a variety of leadership roles in operations and client service, including as Vice President of Operations from July 2022 to March 2023, as Senior Executive Vice President of Operations from March 2023 to September 2023 and as Chief Operating Officer from September 2023 to February 2024. Prior to joining Paycom, he was a senior manager of business systems at Love’s Travel Stops for over seven years. Mr. Thomas’s career has spanned from small business ownership to leadership roles across multiple industries. He earned his bachelor’s degree in business administration from the University of Oklahoma.

Craig E. Boelte

Craig E. Boelte, 60, has served as our Chief Financial Officer since February 2006 and as Treasurer since May 2017. He also served as Secretary from May 2017 to February 2024. Before joining Paycom, Mr. Boelte owned an accounting practice that served Paycom. Prior to that, Mr. Boelte spent nine years at Deloitte & Touche, where he served as Senior Tax Manager. Mr. Boelte has over 35 years of experience in the workforce management and HR industry. He is a member of the Oklahoma Society of CPAs and the American Institute of CPAs. Mr. Boelte received his bachelor’s degree in business administration and master’s degree in accounting from Oklahoma State University.

Jason D. Clark

Jason D. Clark, 53, has served as our Chief Administrative Officer since December 2023. Mr. Clark previously served as a member of our Board of Directors from August 2014 to December 2023, including as a member of the Audit Committee and as chairperson of the Nominating and Corporate Governance Committee. He was also a member of the Board committee that oversees the Company’s stock repurchase plan. Mr. Clark resigned from the Board and committee positions prior to assuming his duties as Chief Administrative Officer in December 2023. Prior to joining Paycom’s executive team, Mr. Clark served as President and Chief Executive Officer of CompSource Mutual Insurance Company from March 2009 to December 2023. He has over 30 years of experience in the insurance industry specializing in workers’ compensation insurance. Mr. Clark earned his bachelor of business administration in finance degree from the University of Central Oklahoma.

Holly Faurot

Holly Faurot, 39, has served as our Chief Sales Officer since April 2021. Mrs. Faurot previously held the role of Paycom’s Senior Executive Vice President of Sales and Client Relations after serving as Paycom’s Vice President of Client Relations from March 2016 to February 2021. Prior to these positions, Mrs. Faurot served as Paycom’s Regional Vice President of Sales from July 2011 to March 2016, Sales Manager from January 2009 to July 2011, Sales Training Manager from July 2008 to January 2009 and Senior Sales Consultant from February 2007 to January 2009. Mrs. Faurot earned her bachelor’s degree in management and a minor in marketing from the University of Oklahoma.

Bradley S. Smith

Bradley S. Smith, 54, has served as our Chief Information Officer since April 2018. Mr. Smith previously held roles as Paycom’s Director of Software Development from January 2012 to April 2018 and Director of Information Technology from May 2005 to January 2012. Before joining Paycom, Mr. Smith served as Senior Technical Consultant at BearingPoint from October 2003 to May 2005 and as Manager of Software Development and Business Intelligence at Fleming Companies, Inc. from May 1995 to October 2003. Mr. Smith has over 30 years of information technology and software development experience. He earned his bachelor’s degree in management information systems from Oklahoma State University.

A Message from Our Compensation Committee

Dear Fellow Stockholders,

We want to thank you for your investment in Paycom and your support of the Company’s growth strategy as we work to drive forward our world-class service, solution automation and client ROI achievement.

Over the past year, we expanded our executive leadership team with the addition of Chris Thomas as our new Co-Chief Executive Officer and Jason Clark as our Chief Administrative Officer. We are confident in the expertise and qualifications of our leadership team as they guide Paycom to even greater operational excellence and profitable growth.

The Compensation Committee recognizes the significant competition within the software sector for top caliber talent with a track record of success and strives to align our compensation strategy with our strategic growth priorities. After extensive deliberation and evaluation of a range of potential approaches, we made a number of one-time changes to our 2023 compensation program, aimed at continuing to incentivize and encourage our executive leaders to drive success and the execution of our strategy. We adopted the following features that are limited to the 2023 program:

›	Enhanced value of 2023 equity incentives to reinforce leadership team’s accountability for performance results and create immediate further alignment with the interests of our stockholders; and

›

Allocated the majority of equity incentives to time-based equity awards to support retention, considering the limited value of outstanding equity awards that could have been easily matched by our competitors or companies in adjacent industries, balanced by a backloaded vesting schedule through the end of the four-year vesting term.

Consistent with the terms of the 2020 CEO Performance Award, Mr. Richison did not receive any equity incentives in 2023. Underscoring the rigor of our performance programs, of the four NEOs who received PSUs in 2023, three NEOs’ 2023 PSUs (with target values ranging between $1.6 million and $2.7 million) were forfeited in full, and one NEO’s 2023 PSUs vested at only 30% of total target value (based on target achievement of one of three performance metrics).

Following the 2023 say-on-pay vote outcome, we continued to engage with our stockholders to understand their concerns and develop appropriate, responsive actions. We are grateful to all our stockholders who met with us in 2023 to share their feedback on our executive compensation program and other governance topics. In 2023, as in prior years, we heard concerns from stockholders related to the magnitude of the 2020 CEO Performance Award, which was tied to rigorous stock price growth hurdles. In early 2024, in connection with his transition to Co-Chief Executive Officer, the 2020 CEO Performance Award was forfeited in accordance with its terms. In 2024, we redesigned our equity incentive program with an equal split of performance-based and time-based awards in order to better align with peer group practices.

We remain committed to pay-for-performance compensation and look forward to ongoing opportunities to engage with our stockholders on our programs and strategy.

Sincerely,

J.C. Watts, Jr., Chairperson

Henry C. Duques

Robert J. Levenson

Sharen Jester Turney

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our executive compensation philosophy, policies and practices and details the compensation paid to the following executive officers, collectively referred to as our NEOs:

2023 NEOs
Chad Richison, Co-Chief Executive Officer and President
Chris G. Thomas, Co-Chief Executive Officer*
Craig E. Boelte, Chief Financial Officer
Holly Faurot, Chief Sales Officer
Bradley S. Smith, Chief Information Officer
Jason D. Clark, Chief Administrative Officer

*Mr. Thomas was appointed Co-Chief Executive Officer effective February 7, 2024. Since the beginning of 2023, Mr. Thomas served as Vice President of Operations (until March 2023), Senior Executive Vice President of Operations (March 2023 to September 2023) and Chief Operating Officer (September 2023 to February 2024).

For purposes of this Compensation Discussion and Analysis, references to the “Committee” mean the Compensation Committee.

Leadership Transitions

In the course of last year, we welcomed two exceptional leaders to our executive team as part of our efforts to accelerate growth and improve operational excellence.

›

Chris G. Thomas was appointed as Senior Executive Vice President of Operations in March 2023 and promoted to Chief Operating Officer in September 2023. In February 2024, Mr. Thomas was appointed as Co-Chief Executive Officer, to serve alongside Mr. Richison.

›	Jason D. Clark was appointed as Chief Administrative Officer effective December 4, 2023, following his service as an independent member of our Board of Directors since 2014.

These individuals are experienced and skilled leaders who we believe will provide necessary support to execute our long-term strategic vision. This transition represents an exciting evolution for our organization that we believe will bring significant value to our clients, employees and investors.

In 2024, as part of our continued leadership team evolution, we introduced a Co-Chief Executive Officer leadership structure that enables Mr. Richison and Mr. Thomas to work even more closely together as they continue to lead our growth strategy focused on world-class service, solution automation and client ROI achievement. In their Co-Chief Executive Officer roles, Mr. Richison will continue to lead product innovation and strategy and Mr. Thomas will focus on operating other aspects of the business.

Executive Summary

We delivered robust financial results in 2023. Our world class leadership team continued to deliver strong revenue growth and profitability. We are reinvigorating our focus on strengthening our client relationships, expanding our pipeline of strong product development opportunities, and pursuing increased automation and improved user experience, which we believe will continue to generate increased ROI for our clients and create value for our stockholders. As part of our international expansion strategy, we launched Global HCM and developed and announced the launch of native payroll in Canada and Mexico.

23.2% Revenue Growth $1.694 Billion Full Year Revenue	20.1% Net Income Margin $341 Million Full Year Net Income	42.5% Adjusted EBITDA Margin* $719 Million Adjusted EBITDA*	36,820 Clients as of Dec. 31, 2023 19,481 Clients (based on parent company grouping) as of Dec. 31, 2023	$365MM+ returned to stockholders through stock repurchases and dividends in 2023

*Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures. See Appendix A for more information.

In early 2024, the 2020 CEO Performance Award was forfeited. In connection with the implementation of the Co-Chief Executive Officer leadership structure, the change in Mr. Richison’s position from Chief Executive Officer to Co-Chief Executive Officer triggered the forfeiture of the 2020 CEO Performance Award in accordance with its terms. Despite the significantly increased rigor of the performance milestones and uncertain outcome of the 2020 CEO Performance Award, it was consistently referenced by many stockholders as the main driver behind their opposition to the say-on-pay proposal over the last three years, including 2023. The forfeiture of the 2020 CEO Performance Award is in alignment with stockholder feedback.

Mr. Richison’s 2023 target compensation continued to be limited to base salary and annual cash bonus. Consistent with the terms of the 2020 CEO Performance Award, Mr. Richison did not receive any equity incentives in 2023. Mr. Richison’s total compensation, as reported in the Summary Compensation Table, was $3.1 million.

Annual incentive payouts reflected lower revenue growth and annual revenue retention rate for the year. Despite our strong 2023 financial results, including 23.2% year-over-year revenue growth and 90% annual retention rate, the Annual Incentive Plan cash payouts for Mrs. Faurot and Messrs. Richison and Boelte were below target and Messrs. Smith and Thomas did not receive any Annual Incentive Plan cash payouts, underscoring the tremendous rigor of our annual incentive program.

Exclusively performance-based 2021 and 2022 equity incentives delivered limited to no payout. Based on our total stockholder return (“TSR”) performance relative to our peers, the PSUs granted in 2021 (“2021 PSUs”) and in 2022 (“2022 PSUs”), which represented the majority of the 2021 and 2022 target compensation for Mrs. Faurot and Messrs. Boelte and Smith, delivered limited to no payout despite robust financial results, including a compound annual revenue growth rate of 23% from January 1, 2020 to December 31, 2023 and strong annual revenue retention rate at or above 90% in each of the last three fiscal years.

›

2021 PSUs were earned at 15% of target, which, based on the closing price of our Common Stock on December 29, 2023, represents less than 8% of the initial target grant value, due to the change in market value of our Common Stock over the performance period. The payout was driven by zero payout under the second tranche of the 2021 PSUs (75% weighting, tied to three-year relative TSR performance), and a 60% payout on the first tranche (25% weighting, tied to two-year relative TSR performance).

›

The first tranche of the 2022 PSUs (25% weighting, tied to two-year relative TSR performance) was earned at 0% of target. Based on our relative TSR performance since the beginning of 2022, the current expected payout for the second tranche of the 2022 PSUs is 0% (75% weighting, tied to three-year relative TSR performance).

Realizable compensation for our legacy NEOs (excluding Mr. Richison) was 40% and 53% below the intended target value on a one-and three-year average basis, respectively. Over the past three years, our compensation program for our executives has emphasized incentives with value tied to the achievement of rigorous Company financial performance targets, stock price performance or both. The absolute and relative performance of our stock price had a material impact on the amount of compensation realized by our legacy NEOs on a three-year basis, underscoring the robust pay-for-performance foundation of our executive compensation program.

(1)

For purposes of this graphic, the legacy NEOs are Mrs. Faurot and Messrs. Boelte and Smith, who were named executive officers in each of the last three years. Target compensation reflects base salary in effect at the end of the applicable fiscal year, target Annual Incentive Plan compensation, and the reported target value of annual equity awards, in each case presented as an average of such amounts for these three legacy NEOs. Realizable compensation reflects base salary paid, Annual Incentive Plan payout paid, and equity awards granted in the applicable year, in each case presented as an average of such amounts for these three legacy NEOs. Realizable value of equity awards is based on actual or tracking performance levels, as applicable (for PSUs), or based on the closing price of our Common Stock on the last trading day of 2023 (for RSAs and RSUs). 2021 PSUs were earned at 15% of target; 2022 PSUs paid out at 0% for the first tranche and are tracking at 0% for the second and final tranche; 2023 PSUs paid out at 0% for Mrs. Faurot and Mr. Smith and 30% for Mr. Boelte (based on target achievement of one of three performance metrics applicable to Mr. Boelte’s award).

Our 2023 incentive program was designed to support continuity of our leadership team, further align interests with our stockholders and incentivize performance. The incentive opportunities and structure of the compensation program approved for 2023 were intended to promote leadership continuity and incentivize and retain NEOs who are essential to our success and the execution of our strategy. Among several one-time changes, 2023 equity incentives were granted predominantly in the form of time-based awards with vesting backloaded toward the fourth year of the vesting period. In most cases, PSUs granted in 2023 (“2023 PSUs”) were forfeited in full based on actual performance results that were below the target performance level, underscoring the rigor of our performance targets. These awards were intended to promote the continuity of our leadership team, increase the retentive value of outstanding awards, foster alignment with our stockholders and focus executives on driving success on a number of strategic initiatives that are instrumental to our ability to create long-term stockholder value.

Equity incentive opportunities and structure evolved in 2024. The Committee approved 2024 target equity incentive opportunities for our NEOs (excluding Mr. Richison) with an equal split of performance- and time-based equity awards. The 2024 equity incentive program structure is intended to more closely align with peer group practices and preferences of our stockholders. The table below sets forth the components of 2024 total target compensation for each NEO.

Name	Current Base Salary(1) ($)	Annual Incentive		PSUs ($, at target)	RSUs ($)	Total Target Compensation ($)
		Target (%)	Target ($)
Chad Richison	800,000	100%	800,000	—	—	1,600,000
Chris G. Thomas	800,000	100%	800,000	1,333,333	1,333,333	4,266,666
Craig E. Boelte	524,097	100%	524,097	1,333,333	1,333,333	3,714,860
Holly Faurot	497,190	100%	497,190	833,333	833,333	2,661,046
Bradley S. Smith	511,228	100%	511,228	833,333	833,333	2,689,122
Jason D. Clark	575,000	100%	575,000	500,000	500,000	2,150,000
(1)	Reflects base salary in effect as of March 11, 2024. Consistent with past practice, the Committee has approved a 4% increase in each NEO’s base salary, to be effective July 1, 2024.

Overview

Our Company

We are a leading provider of a comprehensive, cloud-based HCM solution delivered as SaaS. We provide functionality and data analytics that businesses need to manage the complete employment lifecycle, from recruitment to retirement. Our solution requires virtually no customization and is based on a core system of record maintained in a single database for all HCM functions, including talent acquisition, time and labor management, payroll, talent management and HR management applications. Our user-friendly software allows for easy adoption of our solution by employees, enabling self-management of their HCM activities in the cloud, which reduces the administrative burden on employers and increases employee productivity.

2023 Performance Highlights

We recognize that our world class management team is critical to our ability to further innovate and drive client adoption while continuing to make our clients successful in today’s rapidly changing business environment. Accordingly, we believe it is important to consider our executive compensation decisions in the context of our financial and operational performance in 2023 and our priorities set for 2024.

We delivered fundamentally robust financial results in 2023 that were driven by the coordinated efforts of our teams across the organization. As a testament to our relentless focus on strengthening our relationships with our clients and continued pursuit of innovative solutions that deliver high ROI to our clients, we achieved full-year 2023 revenue of $1.694 billion, up 23.2% compared to 2022. Full year adjusted EBITDA was $719.3 million, representing full year margin of 42.5%, up over 30 basis points year-over-year.

We ended 2023 with 19,481 clients on a parent company grouping basis, up 2% compared to 2022. As a result of our continued efforts to grow our larger client base, client count for companies with greater than 500 employees (on a parent company grouping basis) was up 11% year-over-year and client count for companies with greater than 2,000 employees (on a parent company grouping basis) increased by almost 18% year-over-year. Our annual revenue retention rate was 90% in 2023 with attrition concentrated primarily at the low end of our market and reflecting former clients that were acquired or otherwise ceased operations.

Our international strategy complements our product strategy and adds to the momentum we are seeing with US-based companies that have an international presence. We announced the launch of native payroll in Canada and

Mexico in 2023 and recently announced that we are launching a native payroll solution in the United Kingdom. While still in its early stages, we are optimistic about the prospects of our international expansion strategy and its ability to deliver value to our stakeholders over time.

Our cutting-edge products continue to generate tremendous ROI for our clients. Beti leads the charge as an industry first tool bringing an employee-guided payroll experience to the workplace. Our recently commissioned third-party study on Beti highlighted three key benefits, including a greater than 80% reduction in errors, 90% reduction in time spent processing payroll and improved employee engagement. In 2023, we rolled out our GONE tool, which further expanded automation within our time off application. GONE enhances both the employee and the manager experience by eliminating conflicts and resolving time-sensitive decisions.

Looking forward into the remainder of 2024 and beyond, we are confident in the continued solid execution of our strategy and making investments in talent, marketing, innovation, client service and international capabilities to strengthen our competitive position as a leading provider of comprehensive payroll and human capital management solutions in every market we serve.

2023 Compensation Program Overview

In early 2023, the Committee reviewed our executive compensation program in light of our evolving strategic priorities, stockholder feedback, our talent strategy, our goal of balancing executive motivation and retention, and our desire to tie executive compensation opportunities to Company financial performance metrics. As a result of its assessment, the Committee approved several one-time changes to our 2023 equity incentive program to support these goals, most notably through increased value of incentive opportunities and a greater allocation of equity incentives to time-based awards with an extended vesting term. The Committee believes these changes support an appropriate balance of incentivizing performance and retention and provide a foundational stake for our leadership team to be accountable to stockholders for execution of our growth strategy.

Specifically, when evaluating the appropriate equity incentive program approach for 2023, the Committee considered the following:

1. Need to promote leadership continuity to support our strategic growth priorities designed to drive stockholder value creation	2. Limited retentive value of our NEOs’ equity incentives outstanding at the end of 2022 in light of tracking performance levels, posing retention concerns in the highly competitive SaaS talent market	3. Focus on fostering alignment with the interests of our stockholders to drive absolute long-term stockholder value creation and successful execution of strategic growth initiatives

As a result of its extensive analysis and deliberations, the Committee approved the following compensation program design changes for 2023:

Long-Term Incentive Program Design Element	Rationale for Change
Transitioned PSU performance metrics to Company financial performance measures

In response to certain stockholders’ preference for the equity incentive program to be based on financial performance measures, the Committee reviewed a range of potential metrics for the 2023 incentive program and determined that revenue, adjusted EBITDA, annual revenue retention rate and stock price (measured based on a trailing weighted average price, which we refer to as “VWAP value”) were the key financial performance measures most closely correlated with our ability to deliver sustained stockholder value creation. Also, these metrics are widely used by our investors to measure our performance. The performance metric selection for each NEO was tailored to his or her area of responsibility and ability to directly influence our financial performance outcomes.

The Committee determined it was appropriate to use similar Company financial performance metrics in the cash and equity incentive programs to emphasize the importance of maintaining our revenue growth rate and profitability in 2023.

Due to significant challenges in setting reliable long-term financial goals in light of the highly volatile macroeconomic environment, the Committee approved a one-year performance period for the 2023 PSUs to maintain the rigor and effectiveness of our program and encourage “stretch” performance in 2023, eliminating the possibility of overperformance in one year offsetting underperformance in another year during a longer-term performance cycle. The Committee will continue to review market conditions and evaluate whether longer performance periods for future equity awards would be appropriate.

Payouts for the 2023 PSUs were capped at target to reflect the rigor of our compensation program and to avoid outsized compensation delivery. Despite our strong financial performance in 2023, we did not achieve any of the 2023 PSU performance targets, with the exception of the adjusted EBITDA target applicable to a portion (30%) of Mr. Boelte’s award. As a result, the 2023 PSUs granted to Mrs. Faurot and Messrs. Smith and Thomas vested at 0% and the 2023 PSUs granted to Mr. Boelte vested at 30% of total target value.

Allocated majority of equity incentive opportunities to RSAs with extended four-year vesting period and back- loaded vesting schedule

Providing the majority of 2023 equity incentives in the form of time-based awards fosters an immediate alignment of executives with our stockholders and incentivizes sustained long-term stockholder value creation. In making this determination, the Committee was particularly aware of the highly competitive talent market for experienced and accomplished executives in the SaaS industry.

A majority of the 2023 equity incentive opportunities were delivered in the form of RSAs (69-78% of total 2023 equity incentive opportunities, depending on the NEO role) with 45-48% of RSAs vesting in the fourth year of the vesting period, subject to continued service with the Company through the vesting date.

Approved increased grant values for 2023 awards

Award values for 2023 were calibrated to incentivize sustained stockholder value creation and to support retention.

The Committee considers each of our NEOs to be critical to our success and execution of our growth strategy. The 2023 equity incentives were designed to stabilize the executive leadership team, considering robust financial performance results delivered consistently over the last three fiscal years, and to motivate achievement of our long-term strategic priorities that are at the core of our stockholder value creation. Mr. Richison was not eligible and did not receive any equity incentives in 2023.

The Committee approved 2024 target equity incentive opportunities for our NEOs (other than Mr. Richison) with an equal split of performance-and time-based equity awards. The 2024 equity incentive program structure is intended to more closely align with peer group practices and preferences of our stockholders. The Committee will continue to evaluate the appropriate compensation program design for future years, with stockholder input being one of the critical elements in the Committee’s deliberations, to ensure the compensation program is aligned with our stockholders’ preferences, reflects market benchmarks and maintains our ability to attract, retain and incentivize the top industry talent to support our long-term growth strategy.

Say-On-Pay and Stockholder Engagement

2023 Stockholder Outreach

In response to our 2023 say-on-pay proposal, which received support of approximately 64% of shares present in person or represented by proxy at the 2023 annual meeting and entitled to vote on the proposal, the Committee and the Board of Directors continued to engage with our stockholders to understand their perspectives on our compensation and governance programs and to develop appropriate actions that are responsive to stockholder feedback.

During 2023, we contacted 25 of our largest stockholders, representing approximately 49% of our Common Stock held by non-affiliates. This outreach resulted in meetings with 14 stockholders during the solicitation period leading up to the 2023 annual meeting, representing approximately 37% of outstanding shares held by non-affiliates as of June 30, 2023, and meetings with eight stockholders following the 2023 annual meeting (including several stockholders with whom we met earlier in the year), representing approximately 18% of outstanding shares held by non-affiliates as of June 30, 2023.

CONTACTED 25 STOCKHOLDERS representing 49% of outstanding shares held by non-affiliates as of 6/30/2023	ENGAGED WITH 15 STOCKHOLDERS representing 39% of outstanding shares held by non-affiliates as of 6/30/2023	100% of engagement meetings attended by at least two independent Board members

Paycom Participants

›   Lead Independent Director: Frederick C. Peters II

›   Compensation Committee Chairperson: J.C. Watts, Jr.

›   Nominating and Corporate Governance Committee Chairperson: Jason D. Clark (prior to his transition to an executive role in December 2023)

›   Audit Committee Chairperson: Felicia Williams

›   Management Representatives: Members of our legal, investor relations and sustainability teams

Stockholder Feedback	Committee’s Responsiveness Actions

We heard a range of diverse perspectives and gained valuable insights from our stockholders, which were conveyed to the full Board of Directors and relevant committees for further discussion and consideration. The majority of stockholders who engaged with us were generally supportive of our executive compensation approach.

Those stockholders who voted against the 2023 say-on-pay proposal, while being generally complimentary of our approach to the annual compensation program, continued to emphasize ongoing concerns related to the magnitude of the 2020 CEO Performance Award, despite the low likelihood of the award vesting.

Several stockholders also expressed a preference for diversified Company financial performance metrics in the equity incentive program to avoid overreliance on the relative TSR metric.

As described in more detail above, the Committee adopted a diversified set of Company financial performance metrics for the 2023 PSU program to incentivize continued growth in revenue, annual revenue retention rate, adjusted EBITDA and stock price. The Committee believes inclusion of these metrics will reinforce the executive team’s focus on executing on near-term financial goals critical to our long-term success and stockholder value creation.

 Related Developments

In February 2024, the change in Mr. Richison’s position from Chief Executive Officer to Co-Chief Executive Officer triggered the forfeiture of the 2020 CEO Performance Award in accordance with its terms. The Committee believes forfeiture of the 2020 CEO Performance Award is in alignment with stockholder feedback.

In advance of our “off-season” stockholder engagement meetings, we disclosed the design approach for our 2023 equity incentive program in our Form 10-Q filed on May 4, 2023. This disclosure provided us with an opportunity to discuss with certain of our stockholders the Committee’s considerations underpinning the 2023 equity incentive program design. Certain stockholders expressed appreciation of the chosen approach, which was directly responsive to the earlier feedback about the needed focus on executive retention, the Committee’s transparency and ongoing dialogue about the evolving approach to executive compensation in response to the strategic growth priorities and focus on stockholder value creation. Other stockholders wanted to understand the Committee’s considerations behind the adopted changes for the 2023 compensation program, which are described above under the heading “—2023 Compensation Program Overview.”

We trust that our extensive stockholder engagement along with the compensation program changes convey the earnestness with which the Committee considers our stockholders’ perspectives. The Committee remains committed to ongoing dialogue with our stockholders as we continue to evolve our compensation program, with stockholder feedback remaining a critical input into the Committee’s decision-making process.

Compensation Philosophy

As we pursue our strategic objectives, we must continuously develop and refine our solution to stay ahead of our clients’ needs and challenges, which requires a talented and experienced management team. The Committee, with input from its independent compensation consultant, has developed an executive compensation program that we believe does not encourage excessive or inappropriate risk taking and is designed to (i) motivate, reward and retain our leaders, (ii) support our strategic objectives, including long-term, sustainable growth and increasing stockholder value, and (iii) encourage strong financial performance on an annual and long-term basis.

The Committee has determined what it believes to be the appropriate level and mix of the various compensation components for our NEOs. The specific objectives of our executive compensation program are to:

›   reward the achievement of our strategic objectives, including financial growth;

›   drive the continued development of our successful and profitable business;

›   motivate, reward and retain highly qualified executives who are important to our success;

›   recognize strong performers by offering cash performance-based incentive compensation and equity awards that reward contributions to our overall success; and

›   align the interests of our NEOs with those of our stockholders and, in doing so, create value for our stockholders.

The table below summarizes how the various components of our executive compensation program are designed to achieve these objectives.

Compensation Component	Objectives
Base salary	To compensate NEOs for services rendered during the fiscal year and to recognize their experience, skills, knowledge and responsibilities
Annual Incentive Plan	To provide performance-based, short-term cash compensation to reward NEOs for the achievement of pre-established performance objectives
Equity incentives	To support retention and reward NEOs for long-term corporate performance to align their interests with those of our stockholders
Benefits and perquisites

To maintain competitiveness of our executive compensation program and to attract and retain executives; executives participate in broad-based benefits programs that are generally available to all employees and any supplemental benefits or perquisites are considered on a case-by-case basis

Compensation Review and Determination

Overview

In determining the compensation for each NEO, the Committee considered the following factors:

›   our performance in the previous year, based on both financial and non-financial metrics;

›   our growth from the previous year, based on both financial and non-financial metrics;

›   retention considerations;

›   our outlook and operating plan for the upcoming year;

›   the compensation analysis provided by the Committee’s compensation consultant;

›   the NEO’s role, responsibilities, and skills;

›   the NEO’s compensation for the previous year;

›   relevant terms of the NEO’s employment agreement, if any;

›   an evaluation of the NEO’s individual performance (see “—Role of Executive Officers”);

›   the proposed compensation packages for the other NEOs (internal pay equity);

›   the size of the aggregate equity pool available for awards for the year and the relative allocation of such pool among the NEOs and the other participants;

›   overall equity dilution and burn rates as well as equity overhang levels;

›   the value of, and expense associated with, proposed and previously awarded equity grants, including the continuing retentive value of past awards; and

›   compensation trends and competitive factors in the market for talent in which we compete.

Role of Compensation Committee

The Committee reviews and approves, or recommends that our Board of Directors approve, the compensation of our NEOs. Among other matters, the Committee reviews and approves corporate goals and objectives relevant to the compensation of our NEOs, evaluates the performance of these officers in light of those goals and objectives, and approves all equity awards to our NEOs.

Role of Compensation Consultant

In 2023, the Committee continued its engagement of Meridian Compensation Partners, LLC (“Meridian”) to provide input, analysis, and advice about our compensation programs for executives and non-employee directors, including compensation philosophy and design, peer group data, competitive positioning and equity compensation practices. The Committee selected Meridian as its compensation consultant based on, among other things, Meridian’s reputation and substantial insight and experience with executive compensation programs in our industry. Meridian reports directly to the Committee and did not perform work for Paycom in 2023 except as directed by the Committee. After reviewing and considering the factors set out by the applicable rules and regulations of the SEC and NYSE regarding the independence of compensation advisors, the Committee determined that Meridian is independent and its work in 2023 did not raise any conflicts of interest.

Role of Executive Officers

On an annual basis, we evaluate each NEO’s performance for the prior year. In 2023, Mr. Richison evaluated each NEO other than himself, with input from others within the Company. The evaluation focused on the achievement of stated corporate and individual performance criteria and the contributions made to Paycom. This process led to a recommendation from Mr. Richison to the Committee with respect to the cash compensation of each NEO (other than himself) as well as whether equity incentive awards should be granted. Going forward, each Co-Chief Executive

Officer will evaluate the performance and provide input with respect to the compensation of the NEOs in such Co-Chief Executive Officer’s areas of responsibility. In 2023, the Committee determined Mr. Richison’s cash compensation (without his input), as well as whether equity incentive awards should be granted to him. This practice will continue under the Co-Chief Executive Officer leadership structure.

Compensation Mix

We do not have a formal policy or target for the allocation between cash and non-cash compensation or for the allocation between short-term and long-term incentive compensation for our NEOs. Rather, the Committee relies on each Committee member’s experience and peer group and industry benchmarks provided by the Committee’s independent compensation consultant, to determine the appropriate level and mix of compensation. Ultimately, our objective is to provide our NEOs with reasonable, competitive base salaries, time-based equity incentives to support retention, and the opportunity to earn additional compensation through performance-based incentives, which are designed to encourage achievement of pre-established performance target levels.

Timing

At least annually, the Committee reviews and evaluates each NEO’s base salary. Based on historical practices and our performance review cycle for all employees, salary increases, if any, are typically effective as of July 1st of a given year.

With respect to cash bonuses, the Annual Incentive Plan requires that the Committee set performance goals within the first 90 days of a performance period. Following the end of a performance period and our receipt of the independent auditor’s report with respect to financial statements for the applicable fiscal year, the Committee must certify the extent to which the performance goals were achieved as well as the calculation and determination of the incentive compensation to be paid to each participant under the Annual Incentive Plan.

With respect to equity compensation, the Committee determines whether and when to grant awards to NEOs based on its evaluation of the various factors discussed under “—Equity Incentive Compensation—Overview” below.

Peer Group Data

The Committee uses peer group data as a point of reference for designing our compensation programs and setting compensation levels. In October 2022, the Committee reviewed comparative executive compensation data from a group of companies identified based on the selection criteria described below. The Committee does not use peer group data as a determinative factor, but rather an external check to verify our executive compensation programs are reasonable and competitive.

In developing the primary peer group, the Committee sought to include U.S.-headquartered companies that, in the Committee’s view, are similar to the Company in terms of size, industry focus and level of operational and organizational complexity. In particular, the Committee targeted application software companies with comparable SaaS business models and business software applications. The peer group companies were also identified based on revenue and market capitalization.

Potential peer group companies were evaluated based on the most recent data available as of July 2022. Companies that did not satisfy all of the selection criteria were nonetheless eligible to be included in the peer group based on near alignment across all factors. With the assistance of its independent compensation consultant, the Committee ultimately identified the primary peer group set forth below. The primary peer group includes 19 software companies with median revenues of $1.4 billion and median market capitalization of $11.4 billion. For the 2023 peer group, Datadog was added as a software company of similar size and complexity to our other peers, and no companies were removed from the group.

Peer Companies Considered For 2023 Compensation
ANSYS, Inc.	Guidewire Software, Inc.
Aspen Technology, Inc.	HubSpot, Inc.
Blackbaud, Inc.	Okta, Inc.
Ceridian HCM Holding Inc.	Paylocity Holding Corporation
CoStar Group, Inc.	RingCentral, Inc.
Coupa Software Incorporated(1)	Splunk Inc.
Datadog, Inc. (New)	The Trade Desk, Inc.
DocuSign, Inc.	Tyler Technologies, Inc.
Ebix, Inc.	Zendesk, Inc.(2)
Fair Isaac Corporation
(1) Coupa Software was acquired and became a private company in February 2023. (2) Zendesk was acquired and became a private company in November 2022.

We have a limited number of direct, public company business peers with a similar growth trajectory. As we continue to grow, the Committee remains focused on providing market-competitive and stockholder-aligned compensation programs that are appropriate for the size and strategy of the business. To assist with this goal, the Committee also reviewed data from larger companies in our industry, both in terms of market capitalization and revenue, to help the Committee understand how pay design and structure, as well as quantum of pay opportunity, may change as we continue to grow. The Committee reviewed trends in compensation structure and formulation among members of these reference groups as part of its overall executive compensation evaluation.

Cash Compensation

Base Salary

We provide base salaries to our NEOs to compensate them for services rendered during the fiscal year and to recognize their experience, skills, knowledge and responsibilities. For 2023, each of Messrs. Richison and Boelte was party to a written employment agreement that sets forth a minimum base salary. No formulaic base salary increases are provided to such NEOs under their written employment agreements. The Committee reviews and evaluates base salaries for our NEOs at least annually with input from its independent compensation consultant and, historically, our Chief Executive Officer (except with respect to his own compensation). Beginning in 2024, each Co-Chief Executive Officer will provide input with respect to the base salaries of the NEOs in such Co-Chief Executive Officer’s areas of responsibility. The table below provides information regarding the base salary for each of our NEOs.

Name	Prior Base Salary ($)	2023 Base Salary ($)(1)	% Change

Chad Richison(2)	800,184	832,191	4%

Chris G. Thomas(3)	—	400,000	—

Craig E. Boelte	503,939	524,097	4%

Holly Faurot	478,067	497,190	4%

Bradley S. Smith	491,566	511,228	4%

Jason D. Clark(4)	—	575,000	—

(1)  The amounts presented represent base salaries in effect as of July 1, 2023, except with respect to Mr. Clark.

(2)  Effective as of the February 7, 2024 transition to Co-Chief Executive Officer, Mr. Richison’s salary is $800,000.

(3)  Mr. Thomas was not an NEO in 2022. In connection with his appointment as Co-Chief Executive Officer on February 7, 2024, Mr. Thomas’s annual base salary was increased to $800,000.

(4)  Mr. Clark was not an NEO in 2022. The amount presented reflects the base salary set forth in his agreement with the Company, effective as of December 4, 2023.

Effective July 1, 2023, we increased the base salary of each NEO in connection with our annual evaluation of merit-based salary increases across our employee population. In evaluating NEO salaries, the Committee reviews (with input from its independent compensation consultant) compensation data of named executive officers of peer group companies, as well as a general competitive external market conditions for recruiting and retaining executive talent.

Annual Incentive Plan

Overview

The purpose of the Annual Incentive Plan is to advance our interests and the interests of our stockholders by:

›   providing certain employees, including the NEOs, with incentive compensation that is tied to the achievement of pre-established, objective performance goals;

›   identifying and rewarding superior performance and providing competitive compensation to attract, motivate and retain employees who have outstanding skills and abilities; and

›   fostering accountability and teamwork throughout Paycom.

The Annual Incentive Plan is administered by the Committee. For each performance period, the Committee must approve the participants eligible to receive annual incentive awards and select the performance metrics, goals, and corresponding payout levels for each participant.

Payouts under the Annual Incentive Plan are made based upon achievement of performance goals (consisting of individual performance goals, business unit performance goals, and/or company performance goals) relating to one or more “performance criteria,” such as revenues, adjusted EBITDA or annual revenue retention rate.

2023 Annual Incentive Targets

For 2023, the Committee determined that each eligible NEO would have a target annual incentive opportunity equal to 100% of his or her base salary. Target annual incentive opportunities for 2023 are set forth in the table below:

Name(1)	Target Annual Incentive (% of Base Salary)	Target Annual Incentive ($)

Chad Richison	100%	800,184

Chris G. Thomas	100%	400,000

Craig E. Boelte	100%	503,939

Holly Faurot	100%	478,067

Bradley S. Smith	100%	491,566

(1)  Jason D. Clark joined the executive team in December 2023 and thus was not eligible to participate in the Annual Incentive Plan for 2023. Mr. Clark will be eligible to participate beginning in 2024, with a target bonus equal to 100% of his base salary.

2023 Performance Criteria

As in prior years, the Committee determined that customizing a mix of performance metrics for each of the participating NEOs based on his or her responsibilities and areas of direct impact was the most effective way to incentivize outperformance. The metrics, performance targets, and achievement levels for each participating NEO are set forth below.

Richison, Boelte, and Faurot. For the 2023 performance period, the Annual Incentive Plan awards granted to Messrs. Richison and Boelte and Mrs. Faurot were based on our achievement of revenue targets, but subject to downward adjustment if our adjusted EBITDA fell below a specified target. The Committee selected these metrics because it believes top line growth and profitability are critical short-term measures of our success and key to long-term stockholder value creation.

The table below sets forth (i) the revenue amounts and growth rates that were established as the threshold, target and maximum achievement levels for the 2023 performance period and (ii) the payout percentage (as a percent of target) at each achievement level. Generally, a straight-line interpolation would be applied on the change in performance between threshold and target achievement or between target and maximum achievement. Additionally, as in prior years, the revenue payout percentage was subject to downward adjustment by five percentage points for every $2.0 million (whole) that our adjusted EBITDA for the year fell below $701 million, provided that the revenue payout percentage could not be reduced by more than 75.0%.

Achievement Level	Performance Goal ($MM)	Growth (2023 vs. 2022)	Payout Percentage (% of Target)

Revenue Performance (100%)

Threshold	1,530.9	11.3%	0%

Target	1,701.0	23.7%	100%

Maximum	1,717.0	24.9%	200%

Adjusted EBITDA(1) Performance (Modifier)

Target	701.0	20.9%	N/A

Potential Deduction:	-5.0% payout for every $2.0MM below target performance, up to -75%

(1) Defined as net income plus interest expense, taxes, depreciation and amortization, non-cash stock-based compensation expense and loss on extinguishment of debt. See Appendix A.

The established financial performance goals were rigorous and, even at target achievement level, required significant growth from actual performance in the prior year. In establishing Annual Incentive Plan performance goals for Mrs. Faurot and Messrs. Richison and Boelte for the 2023 performance period, the Committee set the goals for threshold achievement above 2022 actual results, requiring greater than 11.3% revenue growth in order to achieve any payouts. The revenue and adjusted EBITDA performance targets represented significant “stretch” goals, requiring 23.7% revenue growth and 20.9% adjusted EBITDA growth to achieve target payouts. The goals established for the target achievement level were informed by our annual budgeting process, among other factors. In establishing the total revenue goal and revenue payout percentage for the maximum achievement level, the Committee took into consideration a significant “stretch” level of performance already required to achieve the target as well as the difficulty in achieving results above the “stretch” target level.

Smith and Thomas. For the 2023 performance period, the Annual Incentive Plan awards granted to Messrs. Smith and Thomas were based on our achievement of annual revenue retention rate targets, which measure our success at retaining clients, a key determinant of our long-term success. The Committee determined that annual revenue retention rate continued to be an appropriate metric for Messrs. Smith and Thomas because (i) as Chief Information Officer, Mr. Smith helps drive our product and technological innovation, supporting client satisfaction as measured by our annual revenue retention rate, and (ii) in his previous role as our Chief Operating Officer, Mr. Thomas was directly responsible for all aspects of our client experience, which drives our annual revenue retention rate.

For Messrs. Smith and Thomas, the table below sets forth (i) annual revenue retention rates that were established as the threshold, target and maximum achievement levels for the 2023 performance period and (ii) the payout percentage (as a percent of target) at each achievement level. The payout percentage would increase 25% for each 1% (whole) increase in the annual revenue retention rate above target, up to 200% at the maximum achievement level. There was no increase in the payout percentage for increases in the annual revenue retention rate in increments of less than 1%.

Achievement Level	Annual Revenue Retention Rate Performance Goal	Payout Percentage (% of Target)

Threshold	92%	0%

Target	93%	100%

Maximum	97%	200%

2023 Annual Incentive Plan Payouts

The tables below set forth our actual achievement of Company financial performance metrics for the 2023 performance period and the resulting bonus payouts for our NEOs. We paid cash bonuses under the Annual Incentive Plan for the 2023 performance period in the first quarter of 2024.

Performance Metric	Target	Actual Achievement	Actual Achievement (% of Target)	Payout Percentage

Revenue	$1,701.0 MM	$1,693.7 MM	99.6%	95.7%

Adjusted EBITDA	$ 701.0 MM	$ 719.3 MM	102.6%	N/A(1)

Annual Revenue Retention Rate	93%	90%	—	0%
(1)	Adjusted EBITDA exceeded the target and, as a result, there was no downward adjustment to the payout percentage.

Name(1)	Threshold ($)	Target ($)	Maximum ($)	Actual Amount Paid ($)	Amount Paid as % of Target

Chad Richison	—	800,184	1,600,368	765,700	95.7%

Craig E. Boelte	—	503,939	1,007,878	482,222	95.7%

Holly Faurot	—	478,067	956,134	457,465	95.7%

Bradley S. Smith	—	491,566	983,132	—	—

Chris G. Thomas	—	400,000	800,000	—	—
(1)	Mr. Clark did not participate in the Annual Incentive Plan for 2023 as he was not a member of the executive team until December 2023.

Equity Incentive Compensation

Overview

We believe that equity awards provide our NEOs with a strong link to our performance, create an incentive to achieve performance goals and objectives, and more closely align the interests of our NEOs with those of our stockholders. The 2023 LTIP allows us to grant an array of equity-based incentive awards to our NEOs, other employees, outside directors and contractors. The purpose of the 2023 LTIP is to align award recipients with Paycom’s stockholders and long-term success and to help us attract and retain top-tier talent.

Historically, we have granted equity incentive awards to our NEOs consisting of restricted stock and, more recently, RSUs and PSUs. The Committee, in consultation with its independent compensation consultant, annually determines the type, magnitude and vesting conditions of awards to NEOs based on its evaluation of the following factors, among others:

›   recent vesting events;

›   value of equity awards that have previously vested;

›   value of and vesting conditions for unvested equity awards that remain outstanding;

›   general market and economic conditions;

›   our need to motivate and/or re-incentivize NEOs in light of changes in the competitive environment; and

›   trends among our competitors and peers with respect to equity compensation practices.

2023 Equity Awards

Overview

Our 2023 executive equity grants consisted of performance- and time-based incentives allocated among PSUs, RSUs and RSAs. As was the case in 2021 and 2022, Mr. Richison did not receive any equity incentive awards in 2023, consistent with the terms of the 2020 CEO Performance Award. As discussed below under the heading “—Update on 2020 CEO Performance Award,” the 2020 CEO Performance Award was forfeited in full in February 2024 in connection with Mr. Richison’s transition from Chief Executive Officer to Co-Chief Executive Officer.

Our long-term equity incentive program in 2021 and 2022 consisted exclusively of PSUs with vesting tied to rigorous relative TSR goals as compared to the S&P 500 Software & Services Index. As further described above under the heading “Overview—2023 Compensation Program Overview,” for 2023, the Committee determined to allocate a significant portion of equity incentive opportunities to RSAs and RSUs and, for PSUs, to include Company financial performance metrics in alignment with our strategic priorities, rather than relative TSR, as performance conditions for vesting.

On May 2, 2023, the Committee approved equity incentive award grants to Mrs. Faurot and Messrs. Boelte, Smith and Thomas pursuant to the 2023 LTIP. The 2023 equity incentives were granted to executives following stockholder approval of the 2023 LTIP at the 2023 annual meeting. In prior years, executive equity incentive awards were granted earlier in the year. This deviation from historical practice was due to limited share capacity remaining available under the Paycom Software, Inc. 2014 Long-Term Incentive Plan (the “2014 LTIP”).

In approving the 2023 annual equity incentives, the Committee considered, among several factors, the market and peer data for NEO annual equity incentive opportunities based on each role and associated scope of responsibilities, the fair value of outstanding equity awards and the highly competitive market for executive talent in our industry. Specifically, the Committee considered the fair market value of the outstanding incentives for our executives at the end of 2022, which, based on tracking performance levels, were significantly below market benchmarks and could have been easily matched by competing job opportunities. The Committee also considered the realized value of the NEOs’ compensation opportunities in recent years compared to the robust financial performance results achieved by the leadership team, including a compound annual revenue growth rate of 23% from January 1, 2020 to December 31, 2023 and strong annual revenue retention rate at or above 90% in each of the last three fiscal years.

The grant values as approved by the Committee and presented below are intended to incentivize alignment with our long-term stockholder interests, incentivize progress on our key strategic initiatives and foster sustained stockholder value creation, which is reinforced through an extended four-year vesting term for the RSAs with 44% of the RSAs on average vesting at the end of the four-year vesting period, subject to each executive’s continued service with the Company.

Name(1)	Target Total Grant Value ($)	Target PSU Value ($) (% of Total)	Target RSU Value ($) (% of Total)	Target RSA Value ($) (% of Total)
Craig E. Boelte	16,811,025	4,304,396 (26%)	956,629 (6%)	11,550,000 (69%)
Holly Faurot	14,837,996	2,690,284 (18%)	597,713 (4%)	11,550,000 (78%)
Bradley S. Smith	14,837,996	2,690,284 (18%)	597,713 (4%)	11,550,000 (78%)
Chris G. Thomas	8,325,240(2)	1,614,113 (19%)	358,628 (4%)	6,352,500 (76%)

(1)

Consistent with the terms of the 2020 CEO Performance Award, Mr. Richison was not eligible to receive any long-term equity incentive awards in 2023. The 2023 executive equity incentive awards were granted prior to Mr. Clark’s appointment as Chief Administrative Officer. For a discussion of the equity incentive awards granted to Mr. Clark in connection with his appointment, see “—Jason Clark Equity Awards” below. Percentages in this table may not sum to 100% due to rounding.

(2)

The amount presented excludes equity incentives granted to Mr. Thomas in early 2023, prior to his appointment as an executive officer. The aggregate value of equity incentives granted to Mr. Thomas during 2023 is reported in the “Stock Awards” column of the Summary Compensation Table.

2023 PSU Awards

In 2023, we granted to certain NEOs PSUs tied to key financial targets, with metrics and weightings differentiated across executives to emphasize executive control in performance measures, as presented in the table below. The 2023 PSUs were eligible to vest based on performance over a one-year performance period.

The Committee used similar Company financial performance metrics as those used for our Annual Incentive Plan bonus program to emphasize the importance of maintaining our revenue growth rate and profitability, which required our executive leadership team to deliver “above-and-beyond” efforts in the highly volatile macroeconomic environment.

Due to significant challenges in setting reliable long-term financial goals, the Committee approved a one-year performance period for the 2023 PSUs to maintain the rigor and effectiveness of our program and encourage “stretch” performance in 2023, eliminating the possibility of overperformance in one year offsetting underperformance in another year during a longer-term performance cycle. The Committee will continue to review market conditions and evaluate whether longer performance periods for future equity awards would be appropriate.

Name(1)	How Metrics Support Paycom’s Strategy
Craig E. Boelte › Revenue (50%) › Adjusted EBITDA (30%) › VWAP Value (20%)

Top-line revenue growth and enhanced profitability are the two fundamental metrics of our success, and as Chief Financial Officer, Mr. Boelte is responsible for our financial strategy. Inclusion of our VWAP value provides additional incentive to drive our stock price performance.

Holly Faurot › Revenue (100%)	Our Chief Sales Officer has direct responsibility for our total annual sales, a fundamental metric of our success.
Bradley S. Smith › Annual Revenue Retention Rate (100%)	Our Chief Information Officer helps drive our product and technological innovation, supporting client satisfaction as measured by our annual revenue retention rate.
Chris G. Thomas › Annual Revenue Retention Rate (100%)	Our Chief Operating Officer(2) is directly responsible for all aspects of our client experience, which drives our annual revenue retention rate.

(1)  Mr. Richison was not eligible to receive any long-term equity incentive awards in 2023. The 2023 PSUs were granted prior to Mr. Clark’s appointment as Chief Administrative Officer. For a discussion of the equity incentive awards granted to Mr. Clark in connection with his appointment, see “—Jason Clark Equity Awards” below.

(2)  Mr. Thomas served as Senior Executive Vice President of Operations from March 2023 to September 2023 and as Chief Operating Officer from September 2023 to February 2024.

The 2023 PSUs also featured updated payout schedules, with no additional payouts for above-target performance to reflect the rigor of the target goals and avoid outsized payouts. The Committee set the 2023 targets to align with our annual operating plan and believed the goals to be rigorous targets that required “stretch” performance levels.

Metric	Performance Level	Payout Percentage

Boelte

Revenue	< $1,713.0 MM	0%
	≥ $1,713.0 MM	100%

Adjusted EBITDA	< $717.0 MM	0%
	≥ $717.0 MM	100%

VWAP Value(1)	< $404.00	0%
	≥ $404.00 / < $425.00	50%
	≥ $425.00 / < $445.00	75%
	≥ $445.00	100%

Faurot

Revenue	< $1,713.0 MM	0%
	≥ $1,713.0 MM / < $1,721.0 MM	50%
	≥ $1,721.0 MM / < $1,730.0 MM	75%
	≥ $1,730.0 MM	100%

Smith / Thomas

Annual Revenue Retention Rate	< 93%	0%
	≥ 93%	100%

(1)  “VWAP Value” means, as of the last day of the performance period, the arithmetic average of the daily volume weighted average price of a share of our Common Stock on each of the twenty (20) consecutive trading days immediately preceding such date.

Jason Clark Equity Awards

On November 17, 2023, the Board of Directors approved the appointment of Jason D. Clark as Chief Administrative Officer of the Company, effective December 4, 2023. In connection with this appointment, the Committee approved two equity awards to Mr. Clark, consisting of a sign-on award and a time-based RSA with the same vesting schedule as that of the RSAs included in the 2023 annual equity incentive awards granted to certain other NEOs earlier in the year. The sign-on award was a grant of immediately vested shares of Common Stock with a target aggregate value of $2,500,000, with the number of shares determined based on the closing price of our Common Stock on the trading day immediately prior to Mr. Clark’s start date. In determining this amount, the Committee considered the value of outstanding incentive awards at Mr. Clark’s prior employer and the competitive talent market for executive roles in our industry, providing him with a grant intended to make him whole for an incentive he had to forfeit to join our management team. Mr. Clark’s time-based RSA consisted of 40,000 shares of restricted stock, with an aggregate grant date fair value of $7,448,000. The shares underlying the RSA vested or will vest as follows, subject to continued service through the applicable vesting date: (i) 7,000 shares on each of February 5, 2024, 2025 and 2026; and (ii) 19,000 shares on February 5, 2027. The RSA was intended to provide immediate alignment of Mr. Clark’s incentives with those of our stockholders and to provide strong incentive and retentive value.

Awards Vested in 2023

Vesting of 2021 PSUs

In February 2024, the Committee reviewed and certified our TSR performance relative to the S&P 500 Software & Services Index for the second performance period applicable to the 2021 PSUs. Up to 25% of the target 2021 PSUs were eligible to vest based on our two-year relative TSR during the measurement period ended December 31, 2022, and up to 75% of the target 2021 PSUs were eligible to vest based on our three-year relative TSR during the measurement period ended December 31, 2023.

The first tranche of the 2021 PSUs paid out at 60% of target based on our TSR rank at the 36th percentile. The second tranche of 2021 PSUs paid out at 0% based on our relative TSR rank at the 6th percentile. Unearned 2021 PSUs were forfeited and there are no additional opportunities to earn these PSUs.

Based on the closing stock price on December 29, 2023, the shares actually earned from the 2021 PSUs had an aggregate value equal to 7.7% of the award’s initial target value.

Performance Period	Weighting	Relative TSR Performance Level and Payout	Actual Relative TSR	Payout % of Target
January 1, 2021 to December 31, 2022	25%	Threshold: 30th percentile g 50% of Target Units Target: 60th percentile g 100% of Target Units Maximum: 90th percentile g 250% of Target Units	36th percentile rank	60%
January 1, 2021 to December 31, 2023	75%		6th percentile rank	0%

Total Payout (% of Target): 15%

Vesting of 2022 PSUs

In February 2024, the Committee reviewed and certified our TSR performance relative to the S&P 500 Software & Services Index for the first performance period applicable to the 2022 PSUs. Similar to the 2021 PSUs, the 2022 PSUs provided for vesting based on the Company’s achieved results over two performance periods, with the first tranche allowing executives to earn up to 25% of the target 2022 PSUs based on our two-year relative TSR performance compared to the S&P 500 Software and Services Index during the measurement period ended December 31, 2023, and the second tranche allowing executives to earn up to 75% of the target 2022 PSUs based on our three-year relative TSR performance against the same peer group during the measurement period ending December 31, 2024.

For the initial two-year performance period, our relative TSR rank was at the 9th percentile, resulting in a payout of 0% of target opportunity for the first tranche. Unearned 2022 PSUs allocated to the two-year performance period were forfeited and there are no additional opportunities to earn these PSUs.

Performance Period	Weighting	Relative TSR Performance Level and Payout	Actual Relative TSR	Payout % of Target
January 1, 2022 to December 31, 2023	25%	Threshold: 30th percentile g 50% of Target Units Target: 60th percentile g 100% of Target Units Maximum: 90th percentile g 250% of Target Units	9th percentile rank	0%
January 1, 2022 to December 31, 2024	75%		Performance period in progress

Update on 2020 CEO Performance Award

On November 23, 2020, Mr. Richison was granted a special performance award (the “2020 CEO Performance Award”) under the 2014 LTIP, which was designed to encourage Mr. Richison to continue to drive stockholder value over the 10-year period covered by the award. Over the last several years, stockholder support of our annual say-on-pay proposals has been low, largely driven by stockholder concerns related to the magnitude of the 2020 CEO Performance Award, despite the significantly increased rigor of the performance milestones and highly uncertain outcomes of the award. As was the case in 2021 and 2022, and consistent with the terms of the 2020 CEO Performance Award, Mr. Richison did not receive any equity incentive awards in 2023. In early 2024, in connection with the implementation of the Co-Chief Executive Officer leadership structure, the change in Mr. Richison’s position from Chief Executive Officer to Co-Chief Executive Officer triggered the forfeiture of the 2020 CEO Performance Award in accordance with its terms.

Other Compensation Components and Considerations

Retirement Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. We maintain broad-based benefits that are provided to all employees, including medical, dental, group life insurance, accidental death and dismemberment insurance, long- and short-term disability insurance, and a 401(k) plan. Our NEOs are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. The Committee in its discretion may revise, amend or add to an NEO’s benefits and perquisites if it deems it advisable.

We maintain a 401(k) plan for our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Code Section 401 so that contributions to our 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. Our 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to a statutory limit, which was $19,500 for 2021, $20,500 for 2022, and $22,500 for 2023. Participants who are at least 50 years old can also make “catch-up” contributions, which in 2021 and 2022 was limited to an additional $6,500 above the statutory limit, and in 2023 an additional $7,500. Under our 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee, subject to participants’ ability to give investment directions by following certain procedures. We provide matching contributions under our 401(k) plan equal to 100% of the first 1% of employees’ salary deferrals and 50% of employees’ salary deferrals between 2% and 6%, up to a maximum matching contribution of 3.5% of salary. Our 401(k) plan also permits us to make discretionary contributions, and all of our contributions are subject to established limits and a vesting schedule.

We do not maintain any defined benefit pension plans or any nonqualified deferred compensation plans.

Perquisites and Other Personal Benefits

We provided our NEOs with perquisites and other personal benefits in 2021, 2022 and 2023 that the Committee believed were reasonable and consistent with our overall compensation program. All of our NEOs are entitled to participate in a supplemental medical plan that provides for visits and benefits with private physicians and health professionals. Pursuant to their respective employment agreements, Messrs. Richison and Boelte receive monthly automobile allowances. Beginning in February 2024, Mr. Thomas also receives a monthly automobile allowance. We also pay country club dues on behalf of Mr. Richison.

Pursuant to his employment agreement, Mr. Richison receives personal security services. We do not consider these security measures to be a personal benefit, but rather reasonable and necessary expenses for the benefit of Paycom.

We lease a corporate aircraft for private air travel. Pursuant to his employment agreement, Mr. Richison is entitled to up to 75 hours per year of non-Company use of the corporate aircraft. Further, to fulfill his duties, Mr. Richison frequently uses the corporate aircraft when he travels on business. Such use of the corporate aircraft enhances Mr. Richison’s security and reduces his travel time, which allows him to devote more time to work matters while maintaining the confidentiality of such matters during travel. In light of the increased security and efficiency, we believe such use is appropriate as part of a competitive compensation package.

We also allow other NEOs to use the corporate aircraft for business travel. If space allows, we permit the NEOs to bring family members or guests along on the trip. Because we pay for such business travel based on the flight hours regardless of the passenger load, the aggregate incremental cost to us for the additional passengers is de minimis.

In November 2023, the Committee approved the payment of filing fees and the related tax gross-up in connection with a filing by Mr. Richison under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”). The HSR Act requires that at any time certain individuals will hold more than a specified amount of value in our Common Stock, the individual generally must make a filing under the HSR Act, unless the individual immediately exercises and sells the shares or another exception applies. The filing for Mr. Richison was made in anticipation of the expiration of the five-year effective period of his prior HSR filing. Without this filing, Mr. Richison would not be able to participate in our long-term equity incentive program and, therefore, the Committee determined that it was appropriate for the Company to pay such expenses on behalf of Mr. Richison.

The Committee periodically reviews the levels of perquisites and other personal benefits provided to our NEOs. Attributed costs, if any, of the personal benefits described above for the NEOs for the years ended December 31, 2023, 2022 and 2021 are included in the “All Other Compensation” column in “Compensation of Executive Officers—Summary Compensation Table.”

Change in Control Arrangements

Employment Agreements (Richison and Boelte)

As disclosed under “Compensation of Executive Officers— Employment Agreements and Arrangements,” the employment agreement with Mr. Boelte provides for payments upon the occurrence of a change in control that is followed by a termination of employment due to a change in his status, reporting, duties or position that represents a demotion or diminution from his prior status, which is also known as a “double-trigger” provision. Mr. Richison’s employment agreement does not provide for any payments upon a change in control. The change in control provisions in Mr. Boelte’s employment agreement are designed to reward him for remaining employed with us during a time when his prospects for employment following a change in control may be uncertain. We choose to provide change in control protections to incentivize executives to remain focused on stockholders’ and clients’ interests during the period leading up to, and through, the change in control, and to maintain a stable executive team during the transition process. We believe such provisions are also helpful in retaining executives who may consider opportunities with other companies and may be helpful in the future for purposes of hiring executives from well-compensated positions in other companies.

Equity Awards

Restricted Stock and Time-Based RSUs

The restricted stock award agreements and RSU award agreements with each NEO under the 2014 LTIP and the 2023 LTIP (other than the 2020 CEO Performance Award, which was forfeited in February 2024) provide that upon a change in control (as defined in the 2014 LTIP or 2023 LTIP, as applicable), 100% of the shares of restricted stock or RSUs not previously vested will vest if the award is not assumed by the surviving entity. The awards will continue in accordance with their terms if they are assumed by the surviving entity (or if the Company is the surviving entity).

PSUs

The award agreements governing the 2022 PSUs provide that unvested PSUs will remain outstanding in connection with a change in control, absent a subsequent termination of service. If the NEO is terminated without cause (as defined in the applicable award agreement) or the NEO terminates his or her employment for good reason (as defined in the applicable award agreement) in connection with or during the 12-month period following a change in control but prior to the applicable vesting date, the 2022 PSUs will vest based on the greater of (i) the target performance level for Relative TSR (as defined therein) or (ii) the actual Relative TSR of the Company against the peer group through the date of the change in control. Notwithstanding the foregoing, under the 2014 LTIP, the Committee may, in its sole discretion, accelerate the vesting the 2022 PSUs in connection with a change in control.

The award agreements governing the 2023 PSUs provide that unvested 2023 PSUs will remain outstanding in connection with a change in control, absent a subsequent termination of service. If the NEO is terminated without cause (as defined in the applicable award agreement) or the NEO terminates his or her employment for good reason (as defined in the applicable award agreement) in connection with or during the 12-month period following the consummation of a change in control but prior to the applicable vesting date, the unvested 2023 PSUs will become fully vested as of the date of such termination of service. Pursuant to the 2023 LTIP, if the 2023 PSUs are not assumed in connection with a change in control, all outstanding 2023 PSUs will vest in connection with such change in control, as follows: (i) if the payout level has been determined (or is determinable) as of such change in control, such award shall be payable in full in accordance with the payout schedule set forth in the award agreement; and (ii) if the payout level is undeterminable, the award shall be pro-rated based on the time elapsed in the applicable performance period between the date of grant and the change in control and paid at the target payout level in accordance with the payout schedule set forth in the award agreement.

Stock Ownership Guidelines

The Board of Directors has established minimum stock ownership guidelines for the executive officers. Under these guidelines, each executive officer is required to own shares of Common Stock (including unvested shares of restricted stock and shares underlying unvested time-based RSUs) with a value equal to a multiple of his or her base salary in effect at the time of the calculation, as presented in the table below.

Executive Officer	Multiple of Base Salary Requirement

Co-Chief Executive Officer	6x

Other Executive Officers	3x

Executive officers are required to achieve compliance with these guidelines within five years of their appointment or within five years of the adoption of the guidelines. As of March 11, 2024, each executive officer was in compliance with the stock ownership guidelines. A copy of the stock ownership guidelines is available on our website at investors.paycom.com/corporate-governance.

Clawback Policy

In 2023, we adopted a compensation recovery policy (the “Clawback Policy”) applicable to our current and former executive officers, which provides that we will recover reasonably promptly the amount of erroneously awarded compensation (including any cash or equity incentive-based compensation) received by an executive officer in the event we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The Clawback Policy was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2023.

Accounting and Tax Effects

We consider the impact of accounting treatment in developing and implementing our compensation programs, including the accounting treatment of amounts awarded or paid to our executives. We also consider the impact of federal tax laws on our compensation programs, including the deductibility of compensation paid to the NEOs. Our ability to deduct incentive compensation paid under our incentive plans may be limited by Code Section 162(m) to the extent that the incentive compensation is paid to a “covered employee” (as defined in Code Section 162(m)) and the total compensation paid by us to such covered employee for a taxable year exceeds $1,000,000. This limitation on deductions only applies to compensation paid by a publicly-traded corporation (and not compensation paid by non-corporate entities). Under Code Section 162(m), a “covered employee” includes an individual (or, in certain circumstances, his or her beneficiaries) who, at any time during the taxable year, is our principal executive officer, principal financial officer, an individual who is among the three highest compensated officers for the taxable year (other than an individual who was either our principal executive officer or our principal financial officer at any time during the taxable year), or anyone who was a covered employee for purposes of Code Section 162(m) for any tax year beginning on or after January 1, 2017. Notwithstanding the foregoing, even though incentive compensation in excess of $1,000,000, if paid to a covered employee, is no longer tax deductible, the Company intends to continue to grant, when in the best interests of the Company and its stockholders, awards that are subject to the achievement of certain performance goals.

Dividends and Dividend Equivalents

Pursuant to the 2023 LTIP, participants receiving restricted stock have all of the rights of a stockholder of the Company, including the right to receive any dividends thereon, provided that, (i) any cash dividends and stock dividends with respect to the restricted stock must be withheld by the Company for the participant’s account, and (ii) such withheld dividends attributable to any particular share of restricted stock shall be distributed to such participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a fair market value equal to the amount of such withheld dividends, if applicable, upon the release of restrictions on such share (i.e., upon vesting) and, if such share is forfeited, the participant will forfeit and have no right to such withheld dividends. Similarly, RSUs may permit the participant to receive dividend equivalents, provided that, (i) any dividend equivalents (based on cash or stock dividends) with respect to the RSUs shall be withheld by the Company for the participant’s account, and (ii) such withheld dividend equivalents attributable to any particular RSU shall be distributed to such participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a fair market value equal to the amount of such dividend equivalents, if applicable, upon the release of restrictions on such RSUs (i.e., upon vesting) and, if such RSU is forfeited, the participant shall forfeit and have no right to such dividend equivalents.

All NEOs’ unvested equity incentive awards currently outstanding are entitled to receive dividends or dividend equivalents, as applicable, provided that such dividends or dividend equivalents are withheld by the Company and subject to the same vesting and forfeiture provisions as the awarded shares or awarded units to which they relate. As a result, dividends are paid to the applicable NEO only upon vesting of the award. In 2023, no dividends were paid to NEOs upon the vesting of equity awards.

Compensation Committee Report

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Committee.

Henry C. Duques | Robert J. Levenson | Sharen Jester Turney | J.C. Watts, Jr.

Compensation of Executive Officers

Summary Compensation Table

The following table contains information regarding the compensation of our NEOs for the fiscal years ended December 31, 2023, 2022 and 2021.

	Year	Salary ($)	Stock Awards(1) ($)		Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)		Total ($)
Chad Richison(3) Co-Chief Executive Officer and President	2023	817,068	—		765,700	1,535,838	(4)	3,118,606
	2022	785,953	—		1,538,816	813,649		3,138,418
	2021	753,701	—		1,479,630	725,079		2,958,410
Chris G. Thomas(5) Co-Chief Executive Officer and Former Chief Operating Officer	2023	401,733	8,783,723	(6)	—	4,027	(7)	9,189,483
Craig E. Boelte Chief Financial Officer	2023	516,911	16,116,690	(8)	482,222	39,577	(9)	17,155,400
	2022	496,797	7,832,696		969,114	38,697		9,337,303
	2021	474,665	12,043,630		931,840	38,161		13,488,296
Holly Faurot Chief Sales Officer	2023	499,065	14,837,996	(8)	457,465	15,577	(10)	15,810,103
	2022	480,576	2,470,988		919,360	14,697		3,885,620
	2021	406,735	3,153,980		663,000	13,846		4,237,561
Bradley S. Smith Chief Information Officer	2023	501,884	14,837,996	(8)	—	15,577	(10)	15,355,457
	2022	483,142	2,470,988		472,659	14,697		3,441,485
	2021	463,010	3,154,297		499,928	14,161		4,131,396
Jason D. Clark(11) Chief Administrative Officer	2023	22,392	9,954,066	(12)	—	335,103	(13)	10,311,560

(1)

The amounts presented in this column do not reflect compensation actually received by the NEOs. Rather, the amounts represent the aggregate grant date fair value of restricted stock granted to the NEO in 2021, 2022 and 2023, as applicable, RSUs granted to the NEO in 2023 and PSUs granted to the NEO in 2021, 2022 and 2023, as applicable, in each case computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. A discussion of the assumptions used in the calculation of these amounts is included in Note 12, “Stock-Based Compensation” in the annual consolidated financial statements included in the Form 10-K filed with the SEC on February 15, 2024.

(2)

The amounts presented in this column represent bonuses earned by Mrs. Faurot and each of Messrs. Richison and Boelte based on the achievement of performance goals tied to revenue growth and adjusted EBITDA. Bonuses were determined in accordance with the terms of the Annual Incentive Plan. Messrs. Thomas and Smith received no payout under the Annual Incentive Plan for the 2023 performance period. See “Compensation Discussion and Analysis—Cash Compensation” for additional information. Mr. Clark joined the executive team in December 2023 and thus was not eligible to participate in the annual incentive program for 2023.

(3)

During 2023, Mr. Richison’s title was President and Chief Executive Officer. Effective February 7, 2024, Mr. Richison’s title is Co-Chief Executive Officer and President. Mr. Richison also serves as Chairman of the Board of Directors. All amounts shown reflect compensation paid to Mr. Richison for his service as an executive officer. Mr. Richison did not receive additional compensation for his service as a director or Chairman of the Board of Directors.

(4)

This amount consists of (i) $633,485 for Mr. Richison’s non-Company use of a corporate aircraft, in accordance with the terms of his employment agreement, (ii) $715,563 for Mr. Richison’s HSR Act filing fee and related tax gross-up, (iii) $149,903 for Mr. Richison’s personal security detail, in accordance with the terms of his employment agreement, (iv) $12,311 (in lieu of lease payments) attributable to depreciation of a vehicle purchased by the Company, recognized over the vehicle’s remaining useful life, (v) $9,000 in country club dues, (vi) $11,550 in Company contributions to a 401(k) plan for the benefit of Mr. Richison and (vii) a retainer for a supplemental medical plan. The incremental cost for personal use of corporate aircraft was calculated based on the total personal travel flight hours multiplied by the estimated hourly aircraft operating costs (including variable fuel charges and a pro-rated portion of a monthly management fee). When using the corporate aircraft for business travel, if space allows, we permit Mr. Richison to bring family members or guests along on the trip. Because we pay for such use of the corporate aircraft based on the flight hours regardless of the passenger load, the aggregate incremental cost to us for the additional passengers is de minimis. See “Compensation Discussion and Analysis—Other Compensation Components and Considerations—Perquisites and Other Personal Benefits” and “—Employment Agreements and Arrangements.”

(5)

Mr. Thomas was appointed Senior Executive Vice President of Operations in March 2023 and was promoted to the position of Chief Operating Officer in September 2023. Effective February 7, 2024, Mr. Thomas was appointed as Co-Chief Executive Officer, to serve alongside Mr. Richison.

(6)

This amount represents the aggregate grant date fair value of (i) shares of restricted stock granted to Mr. Thomas on February 4, 2023, prior to his appointment as an executive officer, and (ii) 2023 RSAs, 2023 RSUs and 2023 PSUs granted to Mr. Thomas on May 2, 2023. The amount reported includes the value of the 2023 PSUs assuming achievement of performance conditions at the highest level.

(7)	This amount represents a retainer for a supplemental medical plan for the benefit of Mr. Thomas.

(8)

This amount represents the aggregate grant date fair value of 2023 RSAs, 2023 RSUs and 2023 PSUs granted to the NEO on May 2, 2023. The amount reported includes the value of the applicable NEO’s 2023 PSUs assuming achievement of performance conditions at the highest level.

(9)

This amount consists of (i) $24,000 in automobile lease payments, (ii) $11,550 in Company contributions to a 401(k) plan and (iii) a retainer for a supplemental medical plan for the benefit of Mr. Boelte.

(10)	This amount consists of (i) $11,550 in Company contributions to a 401(k) plan and (ii) a retainer for a supplemental medical plan for the benefit of the NEO.

(11)	Mr. Clark was appointed Chief Administrative Officer effective December 4, 2023.

(12)	This amount represents the aggregate grant date fair value of 13,459 shares of Common Stock and 40,000 shares of restricted stock granted to Mr. Clark on December 4, 2023.

(13)

This amount consists of (i) $100,000 of cash compensation for service on the Board of Directors and certain committees until December 4, 2023, (ii) $234,767 of restricted stock granted as Director Equity Compensation and (iii) a retainer for a supplemental medical plan for the benefit of Mr. Clark. See “Directors and Corporate Governance—Director Compensation.”

2023 Grants of Plan-Based Awards Table

The following table presents information regarding plan-based awards granted to our NEOs during the year ended December 31, 2023, consisting of (i) equity awards granted under the 2014 LTIP (for awards granted prior to May 1, 2023) and the 2023 LTIP (for awards granted on or after May 1, 2023) and (ii) cash incentive awards under the Annual Incentive Plan.

Name	Grant Date	Award Type(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Chad Richison	n/a(3)	AIP	—	800,184	1,600,368

	n/a(3)	AIP	—	400,000	800,000

	2/4/2023(4)	RSA							969	326,979

	2/4/2023(5)	PSA					208			67,144

Chris G. Thomas	2/4/2023(6)	PSA					208			64,359

	5/2/2023(7)	RSA							22,000	6,352,500

	5/2/2023(8)	RSU							1,242	358,628

	5/2/2023(9)	PSU					5,590			1,614,113

	n/a(3)	AIP	—	503,939	1,007,878

	5/2/2023(10)	RSA							40,000	11,550,000

Craig E. Boelte	5/2/2023(8)	RSU							3,313	956,629
	5/2/2023(11)	PSU					7,454			2,152,343

	5/2/2023(12)	PSU					4,472			1,291,290

	5/2/2023(13)	PSU				1,491	2,981			166,429

	n/a(3)	AIP	—	478,067	956,134

Holly Faurot	5/2/2023(10)	RSA							40,000	11,550,000
	5/2/2023(8)	RSU							2,070	597,713

	5/2/2023(11)	PSU				4,659	9,317			2,690,284

	n/a(3)	AIP	—	491,566	983,132

Bradley S. Smith	5/2/2023(10)	RSA							40,000	11,550,000
	5/2/2023(8)	RSU							2,070	597,713

	5/2/2023(9)	PSU					9,317			2,690,284

Jason D. Clark(14)	12/4/2023(15)	Stock							13,459	2,506,066
	12/4/2023(16)	RSA							40,000	7,448,000

(1)	Award Type:

AIP:    Annual Incentive Plan

PSU:   Performance-based restricted stock unit award

RSA:   Time-based restricted stock award

PSA:   Market-based restricted stock award

Stock:  Stock award

(2)

The amounts presented in this column represent the aggregate grant date fair value of RSA, RSU, PSU and stock awards, as applicable, in each case computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. A discussion of the assumptions used in the calculation of these amounts is included in Note 12, “Stock-Based Compensation” in the annual consolidated financial statements included in the Form 10-K filed with the SEC on February 15, 2024.

(3)

The amounts presented in this row represent possible payout amounts under the Annual Incentive Plan based on the achievement of the performance goals described above in “Compensation Discussion and Analysis—Cash Compensation—Annual Incentive Plan.” See the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for actual amounts paid to Mrs. Faurot and to each of Messrs. Richison and Boelte under the Annual Incentive Plan for the 2023 performance period. Messrs. Thomas and Smith received no payout under the Annual Incentive Plan for the 2023 performance period. Mr. Clark joined the executive team in December 2023 and thus was not eligible to participate in the annual incentive program for 2023.

(4)

The amounts presented in this row relate to an award of time-based restricted stock granted to Mr. Thomas prior to his appointment as an executive officer, with 208 shares vesting on May 10, 2024, 208 shares vesting on May 10, 2025, 242 shares vesting on May 10, 2026 and 311 shares vesting on May 10, 2027, in each case subject to Mr. Thomas’s continued service through the applicable vesting date.

(5)

The amounts presented in this row relate to an award of market-based restricted stock granted to Mr. Thomas prior to his appointment as an executive officer, which shares will vest if, within eight years of the date of grant, the Company’s VWAP Value equals or exceeds $404 per share, subject to Mr. Thomas’s continued service through the vesting date.

(6)

The amounts presented in this row relate to an award of market-based restricted stock granted to Mr. Thomas prior to his appointment as an executive officer, which shares will vest if, within eight years of the date of grant, the Company’s VWAP Value equals or exceeds $466 per share, subject to Mr. Thomas’s continued service through the vesting date.

(7)

The amounts presented in this row relate to an award of time-based restricted stock, with 4,000 shares vesting on February 5, 2024, 4,000 shares vesting on February 5, 2025, 4,000 shares vesting on February 5, 2026 and 10,000 shares vesting on February 5, 2027, in each case subject to Mr. Thomas’s continued service through the applicable vesting date.

(8)

The amounts presented in this row relate to an award of time-based RSUs that vest in three substantially equal tranches on February 5, 2024, February 5, 2025, and February 5, 2026, in each case subject to the NEO’s continued service through the applicable vesting date.

(9)

The amounts presented in this row relate to PSUs that were eligible to vest based on our achievement of an annual revenue retention rate target for the one-year performance period ended December 31, 2023. See “Compensation Discussion and Analysis—Equity Incentive Compensation—2023 Equity Awards—2023 PSU Awards.”

(10)

The amounts presented in this row relate to an award of time-based restricted stock, with 7,000 shares vesting on February 5, 2024, 7,000 shares vesting on February 5, 2025, 7,000 shares vesting on February 5, 2026 and 19,000 shares vesting on February 5, 2027, in each case subject to the NEO’s continued service through the applicable vesting date.

(11)

The amounts presented in this row relate to PSUs that were eligible to vest based on our achievement of a total revenue target for the one-year performance period ended December 31, 2023. See “Compensation Discussion and Analysis—Equity Incentive Compensation—2023 Equity Awards—2023 PSU Awards.”

(12)

The amounts presented in this row relate to PSUs that were eligible to vest based on our achievement of an adjusted EBITDA target for the one-year performance period ended December 31, 2023. See “Compensation Discussion and Analysis—Equity Incentive Compensation—2023 Equity Awards—2023 PSU Awards.”

(13)

The amounts presented in this row relate to PSUs that were eligible to vest based on our achievement of VWAP value targets for the one-year performance period ended December 31, 2023. See “Compensation Discussion and Analysis—Equity Incentive Compensation—2023 Equity Awards—2023 PSU Awards.”

(14)

The amounts presented for Mr. Clark do not include shares of restricted stock comprising the 2023 Director Equity Compensation, which shares were granted under the 2023 LTIP on May 1, 2023. See “Directors and Corporate Governance—Director Compensation.”

(15)

The amounts presented in this row relate to a sign-on award of immediately vested shares of Common Stock with a target value of $2,500,000, with the number of shares determined based on the closing price of our Common Stock on the trading day immediately prior to Mr. Clark’s start date. See “Compensation Discussion and Analysis—Equity Incentive Compensation—2023 Equity Awards—Jason Clark Equity Awards.”

(16)

The amounts presented in this row relate to an award of time-based restricted stock approved by the Committee on November 17, 2023, with 7,000 shares vesting on February 5, 2024, 7,000 shares vesting on February 5, 2025, 7,000 shares vesting on February 5, 2026 and 19,000 shares vesting on February 5, 2027, in each case subject to the Mr. Clark’s continued service through the applicable vesting date.

2023 Outstanding Equity Awards At Fiscal Year-End Table

The following table lists all of the outstanding equity awards held by each of the NEOs on December 31, 2023 and provides the value of such equity awards based on the fair market value of our Common Stock as of December 29, 2023.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)	Vesting Terms

Chad Richison			1,610,000	332,819,200	(2)

			855	176,746	(3)

Chris G. Thomas	24,057	4,973,063			(4)

	1,242	256,746			(5)

			9,921	2,050,869	(6)

Craig E. Boelte	40,000	8,268,800			(7)

	3,313	684,863			(5)

			3,130	647,034	(6)

Holly Faurot	40,370	8,345,286			(8)

	2,070	427,910			(5)

			3,130	647,034	(6)

Bradley S. Smith	40,000	8,268,800			(7)

	2,070	427,910			(5)

Jason D. Clark	40,789	8,431,902			(9)

(1)

The amounts shown in this column reflect the value of restricted stock, RSUs or PSUs calculated by multiplying (i) the number of unvested shares of restricted stock or shares deliverable upon vesting and conversion of RSUs or PSUs (at the threshold level of achievement) by (ii) the closing price of our Common Stock on the NYSE on December 29, 2023, which was $206.72 per share.

(2)

The amounts presented in this row relate to shares of market-based restricted stock comprising the 2020 CEO Performance Award, 50% of which would have vested if, within six years of the date of grant, the Company’s VWAP Value equaled or exceeded $1,000 per share and 50% of which would have vested if, within ten years of the date of grant, the Company’s VWAP Value equaled or exceeded $1,750 per share. Effective February 7, 2024, in connection with the implementation of the Co-Chief Executive Officer leadership structure, the change in Mr. Richison’s position from Chief Executive Officer to Co-Chief Executive Officer triggered the forfeiture of the 2020 CEO Performance Award in accordance with its terms.

(3)

The amounts presented in this row relate to shares of market-based restricted stock that will vest if, within eight years of the date of grant, the Company’s VWAP Value equals or exceeds the amounts set forth below, in each case subject to Mr. Thomas’s continued service through the applicable vesting date:

Grant Date	Number of Shares	VWAP Value

2/5/2021	139	$600

2/2/2022	150	$484

2/2/2022	150	$559

2/4/2023	208	$404

2/4/2023	208	$466

(4)

The amounts presented in this row relate to shares of time-based restricted stock that vested or will vest as follows, in each case subject to Mr. Thomas’s continued service through the applicable vesting date: (i) 4,000 shares on February 5, 2024; (ii) 685 shares on May 10, 2024; (iii) 4,000 shares on February 5, 2025; (iv) 594 shares on May 10, 2025; (v) 4,000 shares on February 5, 2026; (vi) 467 shares on May 10, 2026, (vii) 10,000 shares on February 5, 2027; and (viii) 311 shares on May 10, 2027.

(5)

The amounts presented in this row relate to time-based RSUs that vest in three substantially equal tranches on February 5, 2024, February 5, 2025, and February 5, 2026, in each case subject to the NEO’s continued service through the applicable vesting date.

(6)

The amounts presented in this row relate to the second tranche of the 2022 PSUs, which will vest no later than March 1, 2025, depending upon the Company’s relative TSR for the three-year performance period beginning January 1, 2022 and ending December 31, 2024, compared to a pre-established peer group. The number of PSUs shown reflects the threshold level of achievement. The amounts presented in this row do not include amounts attributable to the second tranche of the 2021 PSUs (vesting tied to relative TSR performance for the three-year performance period ended December 31, 2023) and do not include amounts attributable to the first tranche of the 2022 PSUs (vesting tied to relative TSR performance for the two-year performance period ended December 31, 2023).

(7)

The amounts presented in this row relate to shares of time-based restricted stock that vested or will vest as follows, in each case subject to the NEO’s continued service through the applicable vesting date: (i) 7,000 shares on February 5, 2024; (ii) 7,000 shares on February 5, 2025; (iii) 7,000 shares on February 5, 2026; and (iv) 19,000 shares on February 5, 2027.

(8)

The amounts presented in this row relate to shares of time-based restricted stock that vested or will vest as follows, in each case subject to the NEO’s continued service through the applicable vesting date: (i) 7,000 shares on February 5, 2024; (ii) 370 shares on May 10, 2024; (iii) 7,000 shares on February 5, 2025; (iv) 7,000 shares on February 5, 2026; and (v) 19,000 shares on February 5, 2027.

(9)

The amounts presented in this row relate to shares of time-based restricted stock that vested or will vest as follows, in each case subject to the NEO’s continued service through the applicable vesting date: (i) 7,000 shares on February 5, 2024; (ii) 789 shares on May 8, 2024; (iii) 7,000 shares on February 5, 2025; (iv) 7,000 shares on February 5, 2026; and (v) 19,000 shares on February 5, 2027.

2023 Option Exercises and Stock Vested Table

The following table sets forth a summary of the shares of restricted stock that vested during the year ended December 31, 2023 for each of the NEOs.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Chad Richison	—	—

Chris G. Thomas	453	123,751(2)

Craig E. Boelte	4,472	924,452(3)

Holly Faurot	370	101,077(2)

Bradley S. Smith	—	—

Jason D. Clark	13,459	2,506,066(2)

(1)

The amounts presented represent the gross number of shares acquired and value received upon the vesting of shares of restricted stock and PSUs, without reduction for the number of shares withheld to pay applicable withholding taxes.

(2)	This amount reflects the value of restricted stock calculated by multiplying the number of shares that vested by the closing price of our Common Stock on the NYSE on the date of vesting.

(3)

This amount reflects the value of shares delivered upon vesting and settlement of the adjusted EBITDA-based portion (30%) of Mr. Boelte’s 2023 PSUs, calculated by multiplying the number of shares earned by the closing price of our Common Stock on the NYSE on December 29, 2023. See “Compensation Discussion and Analysis—Equity Incentive Compensation—2023 Equity Awards—2023 PSU Awards”.

Employment Agreements and Arrangements

We have employment agreements with Messrs. Richison and Boelte. In connection with his appointment as Chief Administrative Officer, we entered into a letter agreement with Mr. Clark effective December 4, 2023. In connection with his appointment as Co-Chief Executive Officer, we entered into a letter agreement with Mr. Thomas, effective February 7, 2024. We do not have formal employment agreements with Mrs. Faurot and Mr. Smith.

Employment Agreements (Richison and Boelte)

The following summary of the employment agreements does not contain complete descriptions of all provisions of the employment agreements with Messrs. Richison and Boelte. With the exception of base salary amounts, annual bonus potential, noncompetition provisions and certain perquisites provided to Mr. Richison, the material terms of the employment agreements of Messrs. Richison and Boelte are substantially the same.

Under the employment agreements, each of Messrs. Richison and Boelte is entitled to receive a minimum base salary, subject to adjustment in the discretion of the Compensation Committee. See “Compensation Discussion and Analysis—Cash Compensation—Base Salary.”

The employment agreements provide that Messrs. Richison and Boelte are eligible to receive annual bonuses equal to 100% of their respective base salaries, in each case with the amount of such bonus to be determined by our Compensation Committee in accordance with the plans, policies and procedures adopted by the Compensation Committee from time to time. The target bonus percentages described above in “Compensation Discussion and Analysis—Cash Compensation—Annual Incentive Plan” reflect the terms of the employment agreements with respect to bonus eligibility.

Pursuant to their employment agreements, each of Messrs. Richison and Boelte is entitled to vacation time, a Company automobile and reimbursement of business expenses. In addition, we have agreed to provide Mr. Richison personal security, a full-time administrative assistant, limited use of a private aircraft and a country club membership. See “Compensation Discussion and Analysis—Other Compensation Components and Considerations—Perquisites and Other Personal Benefits.”

Pursuant to their respective employment agreements, Messrs. Richison and Boelte agreed to confidentiality, noncompetition, noninterference and intellectual property protection provisions. Mr. Richison’s noncompetition provisions allow Mr. Richison to pursue other noncompetitive outside business and non-business activities and interests while employed by the Company.

Each employment agreement includes a clawback provision that provides that any compensation or benefits we pay to the applicable executive officer, pursuant to his employment agreement or otherwise, is subject to recovery by us in accordance with Section 304 of SOX or any other clawback law or regulation applicable to such executive, if any, as amended from time to time.

The employment agreements with Messrs. Richison and Boelte had initial terms of three (3) years following the consummation of our IPO and automatically renew for successive one (1) year periods, unless earlier terminated by us or the applicable executive officer. The employment of each of Messrs. Richison and Boelte terminates upon death, disability, termination by us with or without “cause,” or termination by the applicable executive officer with or without “good reason.” The employment agreements with Messrs. Richison and Boelte provide that upon termination, the executive officer is entitled to (i) payment of any earned but unpaid salary and accrued but unused vacation time and (ii) payment of any business expenses incurred but not reimbursed. In addition, if the executive officer’s employment is terminated by us without cause or by the executive officer with good reason, subject to the execution and return of a release of claims, such executive officer is entitled to (i) continuation of his base salary for the length of the remaining “Restricted Period” following his termination, (ii) continuation of health insurance benefits for the length of the remaining Restricted Period, and (iii) a pro rata amount of the bonus such executive officer would have earned as determined by the Compensation Committee for the year in which the termination occurred. Mr. Richison is also entitled to reasonable expenses for his personal security for a period of two years following his termination by us without cause or by him for good reason. For purposes of the employment agreements, the “Restricted Period” will end 12 months following the executive officer’s date of termination of employment.

The employment agreements with Messrs. Richison and Boelte define “cause” generally as (i) the repeated failure to perform such duties as are lawfully requested by the Chief Executive Officer (or in the case of Mr. Richison, the Board of Directors), (ii) the failure by the executive officer to observe our material policies, (iii) gross negligence or willful misconduct in the performance of his duties, (iv) the material breach by the executive officer of any provision of his employment or of any non-competition, non-solicitation or similar restrictive agreement, (v) fraud, embezzlement, disloyalty or dishonesty with respect to Paycom, (vi) use of illegal drugs or repetitive abuse of other drugs or alcohol which interferes with the performance of his duties, or (vii) the commission of any felony or of a misdemeanor involving dishonesty, disloyalty or moral turpitude. In the case of Mr. Richison, “cause” shall not be deemed to exist in certain circumstances unless we give Mr. Richison prior written notice that we believe that he is in violation of certain provisions in the definition of “cause,” we give him 10 days to cure, and he does not cure prior to the end of the 10-day period. The employment agreements with Messrs. Richison and Boelte define “good reason” as (i) any material reduction by us in the applicable executive officer’s base salary without prior consent, (ii) following a change in control (or, in the case of Mr. Richison, at any time), any change in the executive officer’s status, reporting, duties or position that represents a demotion or diminution from such executive officer’s prior status, or (iii) any material breach by us of the employment agreement between us and the executive officer; provided, that such executive officer will not be deemed to have been terminated for “good reason” unless he delivers written notice to us specifying the alleged “good reason” within 30 days (or, in the case of Mr. Richison, 45 days) after he learns of the circumstances giving rise to “good reason,” within 30 days (or, in the case of Mr. Richison, 20 days) following delivery of such notice, we have failed to cure such circumstances and the executive officer resigns within 15 days (or, in the case of Mr. Richison, 30 days) after the end of the cure period.

On February 7, 2024, the Company and Mr. Richison entered into a letter agreement (the “Richison Letter Agreement”) pursuant to which, among other things, Mr. Richison acknowledged and agreed that the change in his position from Chief Executive Officer to Co-Chief Executive Officer triggered the forfeiture of the 2020 CEO Performance Award in accordance with its terms. In addition, pursuant to the Richison Letter Agreement, Mr. Richison’s employment agreement was amended to (i) contemplate Mr. Richison’s new title and (ii) clarify provisions related to Mr. Richison’s existing private aircraft and personal security benefits.

Letter Agreements (Thomas and Clark)

Effective December 4, 2023, we entered into a letter agreement with Mr. Clark (the “Clark Letter Agreement”) in connection with his appointment as Chief Administrative Officer. The Clark Letter Agreement sets forth Mr. Clark’s annual base salary, describes his initial equity awards and provides that he will be eligible to participate in the Annual Incentive Plan beginning in 2024.

Effective February 7, 2024, we entered into a letter agreement with Mr. Thomas in connection with his appointment as Co-Chief Executive Officer (the “Thomas Letter Agreement”). The Thomas Letter Agreement sets forth Mr. Thomas’s annual base salary, describes the equity awards granted in connection with his promotion and provides for a monthly automobile allowance of $1,000 per month.

The foregoing summary does not contain complete descriptions of all provisions of the letter agreements with Messrs. Clark and Thomas.

Other Arrangements

Each NEO is eligible to participate in, or receive benefits under, any plan or arrangement made available to our employees, including any health, dental, vision, disability, life insurance, 401(k), or other retirement programs in accordance with the terms and conditions of such plans or arrangements. Each NEO is entitled to vacation time and reimbursement of business expenses. Each NEO is subject to confidentiality, noninterference and intellectual property protection obligations, either pursuant to an employment agreement or other written agreement. For a description of our Clawback Policy, see “Compensation Discussion and Analysis—Other Compensation Components and Considerations—Clawback Policy.”

Potential Payments upon Termination or Change in Control

The table below presents the estimated value of payments and benefits that each NEO would have been entitled to receive if the specified triggering event had occurred on December 31, 2023. Amounts presented for the vesting of equity awards are calculated based on the closing price of our Common Stock on the NYSE on December 29, 2023, which was $206.72 per share.

Name	Benefit	Death/Disability ($)	Change in Control ($)	Termination Without Cause or by NEO for Good Reason ($)
Chad Richison	Salary continuation	—	—	832,191(1)
	Annual Incentive Plan bonus	765,700(2)	765,700(3)	765,700(4)
	Continuation of benefits	—	—	312,857(5)
	Vesting of RSAs	—(6)	—(7)	—(6)
	Total	765,700	765,700	1,910,748
Chris G. Thomas	Vesting of non-executive equity awards	601,969(8)	—(9)	—(10)
	Vesting of 2023 PSUs	1,155,565(11)	—(12)	—(13)
	Vesting of 2023 RSAs	4,547,840(8)	—(9)	—(10)
	Vesting of 2023 RSUs	256,746(8)	—(9)	—(10)
	Total	6,562,120	—	—
Craig E. Boelte	Salary continuation	—	—	524,097(1)
	Annual Incentive Plan bonus	482,222(2)	482,222(3)	482,222(4)
	Continuation of benefits	—	—	8,909(14)
	Vesting of 2021 PSUs	3,223,178(11)	—(12)	—(13)
	Vesting of 2022 PSUs	5,468,984(11)	—(12)	2,592,149(13)
	Vesting of 2023 PSUs	3,081,575(11)	—(12)	924,452(13)
	Vesting of 2023 RSAs	8,268,800(8)	—(9)	—(10)
	Vesting of 2023 RSUs	684,863(8)	—(9)	—(10)
	Total	21,209,622	482,222	4,531,829
Holly Faurot	Annual Incentive Plan bonus	457,465(2)	457,465(3)	457,465(4)
	Vesting of non-executive equity awards	76,486(8)	—(9)	—(10)
	Vesting of 2021 PSUs	844,244(11)	—(12)	—(13)
	Vesting of 2022 PSUs	1,725,285(11)	—(12)	817,803(13)
	Vesting of 2023 PSUs	1,926,010(11)	—(12)	—(13)
	Vesting of 2023 RSAs	8,268,800(8)	—(9)	—(10)
	Vesting of 2023 RSUs	427,910(8)	—(9)	—(10)
	Total	13,726,200	457,465	1,275,268
Bradley S. Smith	Vesting of 2021 PSUs	844,244(11)	—(12)	—(13)
	Vesting of 2022 PSUs	1,725,285(11)	—(12)	817,803(13)
	Vesting of 2023 PSUs	1,926,010(11)	—(12)	—(13)
	Vesting of 2023 RSAs	8,268,800(8)	—(9)	—(10)
	Vesting of 2023 RSUs	427,910(8)	—(9)	—(10)
	Total	13,192,249	—	817,803
Jason D. Clark	Vesting of Director Equity Compensation	163,102(8)	—(9)	—
	Vesting of 2023 RSAs	8,268,800(8)	—(9)	—(10)
	Total	8,431,902	—	—

(1)

The amount presented represents the aggregate amount payable for continuation of base salary for 12 months following the date of termination of employment, per the terms of the NEO’s employment agreement.

(2)

The Annual Incentive Plan provides that upon death or disability during a performance period, the Compensation Committee may, in its sole discretion, pay the participant a pro-rated amount of the incentive compensation that would have been payable to such participant if he or she had remained employed, based on the number of days worked during the performance period. The amount presented reflects the assumption that (i) the termination of service due to death or disability occurred on December 31, 2023 and, as such, the payment would not be subject to such Compensation Committee discretion, and (ii) the participant would have been entitled to the amount of incentive compensation payable based on actual results for the 2023 performance period. See “Compensation Discussion and Analysis—Cash Compensation—Annual Incentive Plan.”

(3)

The Annual Incentive Plan provides that in the event of a change in control (as defined in the Annual Incentive Plan), we must make a lump-sum cash payment to each participant equal to a pro-rated amount of the incentive compensation payable to such participant, calculated by multiplying the amount payable for target achievement by the percentage of the performance period completed prior to the change in control. The amount presented reflects the assumption that (i) the change in control occurred on December 31, 2023 and, as such, the payment would not be subject to such pro-ration, and (ii) the participant would have been entitled to the amount of incentive compensation payable based on actual results for the 2023 performance period. See “Compensation Discussion and Analysis—Cash Compensation—Annual Incentive Plan.”

(4)

The Annual Incentive Plan provides that if a participant’s employment is terminated during a performance period for any reason other than death or disability, the participant will immediately forfeit any right to receive any incentive compensation for such performance period. If the termination of employment occurs after the performance period has ended but prior to the date of actual payment, the participant will be entitled to payment of an amount not to exceed the amount set forth according to the terms of his or her award. The amount presented reflects the assumption that the triggering event occurred on December 31, 2023, which is the end of the performance period, and, as such, the participant would have been entitled to the amount of incentive compensation payable based on actual results for the 2023 performance period. See “Compensation Discussion and Analysis—Cash Compensation—Annual Incentive Plan.”

(5)

The amount presented represents (i) the aggregate amount payable for continuation of health insurance benefits for 12 months following the date of termination of employment ($13,051), plus (ii) the aggregate amount payable for Mr. Richison’s personal security for a period of two years following his termination ($299,806, based on amounts paid in 2023), per the terms of Mr. Richison’s employment agreement.

(6)

The restricted stock award agreement for the 2020 CEO Performance Award provided that upon termination of Mr. Richison’s employment as Chief Executive Officer due to his death or total and permanent disability, termination by the Company without cause, or termination as a result of Mr. Richison’s resignation for good reason, any unvested shares would remain eligible for vesting for a period of one year (but no later than the sixth anniversary of the date of grant in the case of the awarded shares subject to the $1,000 VWAP Value milestone and the tenth anniversary of the date of grant in the case of the awarded shares subject to the $1,750 VWAP Value milestone), provided, that such unvested shares would not have vested if Mr. Richison was in material breach of the non-competition restrictions in his employment agreement. The amount presented assumes that the VWAP Value milestones would not be met before December 31, 2024 and, as a result, the unvested shares underlying the 2020 CEO Performance Award would be forfeited.

(7)

The amount presented is calculated based on the assumption that the VWAP Value milestones would not be met in connection with the change in control and, as a result, the unvested shares underlying the 2020 CEO Performance Award would be forfeited.

(8)

The applicable award agreements provide that unvested shares of restricted stock or unvested RSUs, as applicable, vest 100% upon the participant’s death or termination of service as a result of total and permanent disability (as defined in the applicable award agreement). The restricted stock award agreements governing the terms of awards granted to Mr. Thomas and Mrs. Faurot prior to their respective appointments as executive officers provide that if at any time during the period beginning on the date of termination and ending on the 60th day following the third anniversary of the termination, the Company determines that the participant breached certain non-solicitation, non-competition, non-disparagement and confidentiality restrictions in the agreement, all awarded shares of restricted stock (whether or not vested and whether then held by the participant) shall be subject to certain forfeiture and clawback provisions.

(9)

Upon a change in control (as defined in the 2014 LTIP or 2023 LTIP, as applicable), (i) the awards will continue in accordance with their terms if they are assumed by the surviving entity (or if the Company is the surviving entity) and (ii) 100% of the shares of restricted stock or RSUs not previously vested will vest if the award is not assumed by the surviving entity. For purposes of this table, we have assumed that the surviving entity will assume the obligations under the equity award and, as a result, the award will remain outstanding and subject to vesting in accordance with its terms.

(10)	All unvested shares of restricted stock or unvested RSUs, as applicable, would be forfeited on the date of a termination of service without cause or by the NEO for good reason.

(11)

The PSU award agreements provide that the vesting of the PSUs will accelerate at target performance upon the NEO’s death or total and permanent disability (as defined in the 2014 LTIP or 2023 LTIP, as applicable).

(12)

The PSU award agreements provide that unvested PSUs will remain outstanding in connection with a change in control, absent a subsequent termination of service. If the NEO is terminated without cause (as defined in the applicable award agreement) or the NEO terminates his or her employment for good reason (as defined in the applicable award agreement) in connection with or during the 12-month period following the consummation of a change in control but prior to the applicable vesting date, (i) the 2021 PSUs and the 2022 PSUs will vest based on the greater of: (x) the target performance level for Relative TSR (i.e., 100% of the target units), or (y) the actual Relative TSR of the Company against the peer group through the date of the change in control, and (ii) the 2023 PSUs will become fully vested as of the date of such termination of service. Pursuant to the 2023 LTIP, if the 2023 PSUs are not assumed in connection with a change in control, all outstanding 2023 PSUs will vest in connection with such change in control, as follows: (i) if the payout level has been determined (or is determinable) as of such change in control, such award shall be payable in full in accordance with the payout schedule set forth in the award agreement; and (ii) if the payout level is undeterminable, the award shall be pro-rated based on the time elapsed in the applicable performance period between the date of grant and the change in control and paid at the target payout level in accordance with the payout schedule set forth in the award agreement.

(13)

The PSU award agreements provide that if the NEO is terminated without cause (as defined in the applicable award agreement) or the NEO terminates his or her employment for good reason (as defined in the applicable award agreement), the PSUs shall remain outstanding and eligible for vesting based on the actual achievement of the applicable performance goals, and pro-rated based on a fraction, determined by the number of completed days of service from the date of grant through the date of the NEO’s termination of service over the total number of days in the performance period. Given the assumption that the triggering event occurred on December 31, 2023, the amount presented reflects (i) the value of shares delivered upon vesting of the second tranche of the 2021 PSUs based on actual achievement for the three-year performance period ended December 31, 2023 (0% payout), (ii) the value of shares delivered upon vesting of first tranche of the 2022 PSUs based on actual achievement for the two-year performance period ended December 31, 2023 (0% payout), (iii) with respect to the second tranche of the 2022 PSUs, assumed achievement at the target level for the three-year performance period ending December 31, 2023, pro-rated as described in the preceding sentence, and (iv) with respect to 2023 PSUs, the value of shares delivered, if any, based on actual achievement for the performance period ended December 31, 2023.

(14)

The amount presented represents the aggregate amount payable for continuation of health insurance benefits for 12 months following the date of termination of employment, per the terms of Mr. Boelte’s employment agreement.

Compensation Risk Assessment

The Compensation Committee has conducted its annual risk analysis of our compensation policies and practices, and does not believe that our compensation programs encourage excessive or inappropriate risk taking by our executives or are reasonably likely to have a material adverse effect on us. We believe that our compensation policies and practices include an appropriate balance of short- and long-term incentives as well as fixed and variable features. We also believe that we have established reasonable payout scales and performance goals for Annual Incentive Plan awards and reasonable targets for equity awards with vesting conditions tied to Company financial performance metrics. We believe that these factors, combined with effective oversight by our Board of Directors, discourage excessive or inappropriate risk taking by executives or other employees with respect to matters that may affect compensation.

Pay Versus Performance
The following table provides information regarding the compensation paid
to our NEOs for the fiscal years
en
ded December 31, 2023, 2022, 2021 and 2020 and certain measures of Company performance for such periods.

Year	Summary Compensation Table Total for PEO (1) ($)	Compensation Actually Paid to PEO (2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (3) ($)	Average Compensation Actually Paid to Non-PEO NEOs (2)(3) ($)	Value of Initial Fixed $100 Investment Based on:		Net Income ($)	Adjusted EBITDA (6) ($)	Revenue ($)
					Company TSR (4) ($)	Peer Group TSR (5) ($)

2023	3,118,606	(110,909,644)	13,564,401	5,935,253	78.45	191.27	340,787,923	719,302,774	1,693,673,771

2022	3,138,418	(149,491,892)	4,755,734	2,468,497	117.20	126.96	281,389,330	579,711,116	1,375,217,646

2021	2,958,410	62,994,260	7,891,945	3,323,073	156.82	172.32	195,960,264	419,286,728	1,055,523,820

2020	211,131,206	352,618,181	6,724,389	15,808,463	170.82	135.28	143,453,418	330,816,302	841,434,039

(1)	For each year presented, the PEO was Mr. Richison. The amounts reported in this column correspond to the amounts reported in the “Total” column of the Summary Compensation Table.

(2)
The amounts reported in this column represent “
compensation
actually paid” to Mr. Richison and the other NEOs (on average), as calculated in accordance with Item 402(v) of Regulation
S-K.
To determine the “compensation actually paid”, the amounts reported in the “Total” column of the Summary Compensation Table for the applicable year were adjusted as follows:

	2023		2022		2021		2020
	PEO	Non-PEO NEOs (average)	PEO	Non-PEO NEOs (average)	PEO	Non-PEO NEOs (average)	PEO	Non-PEO NEOs (average)

Summary Compensation Table Total ($)	3,118,606	13,564,401	3,138,418	4,755,734	2,958,410	7,891,945	211,131,206	6,724,389

Adjustments

Stock/Unit Awards ($)	-	(12,906,094)	-	(3,110,847)	-	(6,709,967)	(209,564,040)	(5,979,510)

Fair Value of Equity Awards ($)

Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in the Covered Year ($)	-	8,122,494	-	2,732,756	-	2,704,622	304,999,205	6,035,045

Change in Fair Value of Outstanding and Unvested Equity Awards Granted in the Prior Year ($)	(114,028,250)	(3,359,072)	(149,874,900)	(1,397,473)	60,715,690	(203,452)	11,811,870	2,786,664

Change in Fair Value of Prior Year Equity Awards Vested in the Covered Year ($)	-	(12,311)	(2,755,410)	(511,673)	(679,840)	(360,076)	(51,450)	65,165

Fair Value on Vesting Date of Equity Awards Granted and Vested in the Covered Year ($)	-	501,213	-	-	-	-	34,291,390	6,176,710

Total Adjustments for Fair Value of Equity Awards ($)	(114,028,250)	5,276,947	(152,630,310)	823,610	60,035,850	2,141,095	351,051,015	15,063,584

Compensation Actually Paid ($)	(110,909,644)	5,935,253	(149,491,892)	2,468,497	62,994,260	3,323,073	352,618,181	15,808,463
Equity awards granted to our PEO and other NEOs during the applicable periods included (i) shares of restricted stock subject to time-based vesting conditions, (ii) shares of restricted stock subject to market-based vesting conditions, tied to the achievement of a specified total enterprise value or specified stock price (“Market-Based RSAs”), and (iii) the 2021 PSUs, 2022 PSUs and the 2023 PSUs. To estimate the fair value of the Market-Based RSAs and PSUs with vesting conditions tied to market performance, we considered the historical performance for the Company and the peer group as applicable for each award over the realized performance period, and then simulated the enterprise value or stock prices for the Company (and the peer group, as applicable)
ove
r the remaining performance period. We considered the risk-free rates as of the measurement dates and the equity volatilities for each company and correlations between the companies (as applicable) as of the measurement dates using an approach consistent with the grant date fair value analysis. With respect to valuations as of December 31, 2021 and December 31, 2022, we considered the Company’s historical volatility for awards with remaining terms shorter than the Company’s trading history, and a weighted average historical equity volatility of the Company and that of the guideline public companies for awards with remaining terms longer than the Company’s trading history.

(3)
For the fiscal year ended December 31, 2023, the
non-PEO
NEOs were Mrs. Faurot and Messrs. Thomas, Boelte, Smith and Clark. For the fiscal year ended December 31, 2022, the non-PEO
NEOs were Mrs. Faurot and Messrs. Boelte, Smith, Evans and Long. For the fiscal year ended December 31, 2021, the non-PEO
NEOs were Mrs. Faurot and Messrs. Boelte, Smith, Evans and York. For the fiscal year ended December 31, 2020, the non-PEO
NEOs were Messrs. Boelte, Smith, Evans and York. The amounts reported in this column represent the average of the amounts reported in the “Total” column of the Summary Compensation Table for the non-PEO
NEOs in the applicable year.

(4)	The amounts reported in this column reflect the Company’s cumulative TSR as of December 31 of each year presented, assuming an initial fixed $100 investment on December 31, 2019.

(5)
The amounts reported in this column reflect the cumulative TSR of the S&P 500 Software & Services Index as of December 31 of each year presented, assuming an initial fixed $100 investment on December 31, 2019.

(6)
We define adjusted EBITDA as net income plus interest expense, taxes, depreciation and amortization, non-cash
stock-based compensation expense, certain transaction expenses that are not core to our operations (if any), the change in fair value of our interest rate swap (if any) and loss on the extinguishment of debt (if any).

The following chart shows, for the years ended December 31, 2020, 2021, 2022 and 2023,

the relationship between (i) the compensation actually paid to our PEO and the compensation actually paid, on average, to our other NEOs, and (ii) each of (x) our cumulative TSR and (y) the cumulative TSR of the peer group:

The following chart shows, for the years ended December 31, 2020, 2021, 2022 and 2023, the relationship between (i) the compensation actually paid to our PEO and the compensation actually paid, on average, to our other NEOs, and (ii) each of (x) our net income, (y) our adjusted EBITDA and (z) our revenue:

The following table contains the most important financial measures used to link executive compensation actually paid, for the year ended December 31, 2023, to the Company’s performance.

Most Important Financial Performance Measures
Revenue
Adjusted EBITDA
Annual Revenue Retention Rate
VWAP Value

2023 Pay Ratio Disclosure

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer during 2023, Mr. Richison. The pay ratio is a reasonable estimate calculated in accordance with applicable SEC disclosure rules. Because of the estimates and adjustments that may be included in each company’s methodology, pay ratio disclosures may involve a degree of imprecision, and the pay ratios reported by other companies are unlikely to be relevant or meaningful for purposes of comparison to our pay ratio disclosure.

Using the methodology described below, we determined that the median employee was a full-time, salaried employee. We identified and calculated the elements of the median employee’s compensation using the same methodology reflected in the “Summary Compensation Table” included elsewhere in this proxy statement. The median employee’s annual total compensation was $79,173 in 2023. The annual total compensation of Mr. Richison was $3,118,606 in 2023. Based on this information, the 2023 ratio of annual total compensation of Mr. Richison to the median annual total compensation of all employees was 39 to 1.

Methodology

As permitted by applicable SEC rules, because there has been no change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure, the pay ratio for 2023 is calculated using the same median employee identified for the 2022 pay ratio disclosure. As a result, the analysis described below was performed in 2022 to identify the median employee, although we have updated the calculation of the total compensation earned by that employee for 2023.

We selected gross wages during the 12-month period ended December 31, 2022 as the consistently applied compensation measure for our pay ratio disclosure. This approach allowed us to include all elements of compensation (such as equity-based compensation, commissions and bonuses) while simplifying the process of gathering relevant information. This method also allowed us to consistently annualize compensation for those full-time, permanent employees whose employment began during 2022. For purposes of this analysis, the employee population consisted of 7,781 employees. After annualizing gross wages, the wages were ranked from highest to lowest and the median employee was selected from this list. For this selection, we considered the gross wages for all employees, excluding Mr. Richison.

Equity Compensation Plan Table

The following table includes information regarding securities authorized for issuance under our equity compensation plans as of December 31, 2023:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining for future issuance under equity compensation plans

Equity compensation plans approved by security holders	—	—	3,342,444	(1)

Equity compensation plans not approved by security holders	—	—	—

(1)	Represents shares that were available for future issuance under the 2023 LTIP as of December 31, 2023.

Proposal 3: Advisory Vote to Approve Executive Compensation

Pursuant to Section 14A(a)(1) of the Exchange Act, we are asking our stockholders to approve, on an advisory or non-binding basis, the compensation of our NEOs as disclosed in this proxy statement. The vote on this matter is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this proxy statement.

Our Board of Directors and the Compensation Committee believe that we maintain a compensation program that is tied to performance, aligns with stockholder interests and merits stockholder support. Accordingly, we are asking our stockholders to approve the compensation of our NEOs as disclosed in this proxy statement by voting FOR the following resolution:

“NOW, THEREFORE, BE IT RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation paid to the named executive officers of the Company, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion related thereto.”

Although this vote is non-binding, the Board of Directors and the Compensation Committee value the views of our stockholders and will review the results. If there are a significant number of negative votes, we will take steps to understand those concerns that influenced the vote, and consider them in making future decisions about executive compensation.

At the 2022 annual meeting of stockholders, a majority of our stockholders voted in favor of holding an advisory vote to approve executive compensation every year. The Board of Directors considered these voting results and decided to adopt a policy providing for an annual advisory stockholder vote to approve our executive compensation. The next stockholder advisory vote to approve executive compensation will occur at the 2025 annual meeting of stockholders.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal will be required for advisory approval of this proposal. Abstentions will have the same effect as votes “against” this proposal. Broker non-votes will not affect the outcome of the vote on this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the approval of the compensation of our NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the narrative discussion following such compensation tables, and the other related disclosures in this proxy statement.

Certain Relationships and Related Party Transactions

Review and Approval or Ratification of Transactions with Related Parties

We have adopted a formal written policy for the review, approval and ratification of transactions with related parties. The policy covers transactions between the Company and our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of, and any entity affiliated with, any of the foregoing persons. Our Audit Committee reviews transactions between the Company and such persons in which the amount involved exceeds $120,000. In approving or rejecting any such proposal, our Audit Committee will consider all of the relevant facts and circumstances of the related party transaction and the related party’s relationship and interest in the transaction. A related party transaction will be approved or ratified by our Audit Committee only if the Audit Committee determines that the transaction is fair to us. The transactions with related parties described below were either approved or ratified in accordance with the terms of this policy.

Transactions with Related Parties

Except as set forth below, since January 1, 2023, there have been no transactions in which (i) we have been a participant, (ii) the amount involved in the transaction exceeds or will exceed $120,000 and (iii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of such individuals, had or will have a direct or indirect material interest.

We have entered and intend to continue to enter into indemnification agreements with our directors which, subject to certain exceptions, require us to indemnify such persons to the fullest extent permitted by applicable law, including indemnification against certain expenses, including attorneys’ fees, judgments, fines or penalties or other amounts paid in settlement in connection with any legal proceedings to which the director was, or is threatened to be made, a party by reason of the fact that such director is or was our director, officer, employee, fiduciary or agent or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at our express written request, provided that such director acted in good faith and in a manner that the director reasonably believed to be in, or not opposed to, our best interest and, with respect to any criminal proceeding, in a manner in which such person would have had no reasonable cause to believe his or her conduct was unlawful. Subject to certain limitations, these indemnification agreements also require us to advance expenses to our directors in advance of the final disposition of any action or proceeding for which indemnification is required or permitted.

Seth Faurot, the spouse of Holly Faurot, our Chief Sales Officer, serves as a Manager of Implementation for the Company. Using the same methodology reflected in the Summary Compensation Table, Seth Faurot’s total compensation for the fiscal year ended December 31, 2023 was $245,275. This amount represents all elements of his compensation, including equity awards and bonuses.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of March 11, 2024, for:

›	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our voting securities;

›	each of our directors, including our Director Nominees;

›	each of our NEOs; and

›	all of our directors and current executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Under such rules, an individual or entity is generally deemed to beneficially own any shares as to which the individual or entity has sole or shared voting or investment power, including any shares that the individual or entity has the right to acquire within 60 days of March 11, 2024 through the exercise of any stock options, through the vesting/settlement of RSUs, or upon the exercise of other rights. Except as indicated in the footnotes below, we believe, based on the information furnished or available to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to community property laws where applicable.

Applicable percentage ownership is based on 58,150,069 shares of Common Stock outstanding at March 11, 2024, which includes unvested shares of restricted stock.

	Shares of Common Stock Beneficially Owned

Name of Beneficial Owner(1)	Number	%

5% Stockholders:
The Vanguard Group, Inc.(2)
100 Vanguard Blvd.	5,956,803	10.2%
Malvern, PA 19355
BlackRock, Inc.(3)
50 Hudson Yards	3,687,160	6.3%
New York, NY 10001
Ernest Group, Inc.(4)	3,670,999	6.3%

Non-Employee Directors:
Henry C. Duques(5)	1,769	*
Robert J. Levenson(5)	9,845	*
Frederick C. Peters II(5)	15,067	*
Sharen J. Turney(5)	1,787	*
J.C. Watts, Jr.(5)	6,864	*
Felicia Williams(5)	1,391	*

Named Executive Officers:
Chad Richison(6)	6,784,041	11.7%
Chris G. Thomas(7)	30,110	*
Craig E. Boelte(8)	299,286	*
Holly Faurot(9)	77,542	*
Bradley S. Smith(10)	63,416	*
Jason D. Clark(11)	41,908	*

All directors and current executive officers as a group (12 persons)	7,333,026	12.6%

*	Less than one percent of Common Stock outstanding.
(1)	Unless otherwise indicated, the address of each beneficial owner in the table above is c/o Paycom Software, Inc., 7501 W. Memorial Road, Oklahoma City, Oklahoma 73142.

(2)

Amount reported is based on the Amendment No. 9 to Schedule 13G filed with the SEC on March 11, 2024 by The Vanguard Group, Inc. (“Vanguard”) on its own behalf and on behalf of certain subsidiaries. The filing reports that Vanguard is the beneficial owner of 5,956,803 shares of Common Stock and has sole dispositive power with respect to 5,736,999 shares of Common Stock, shared voting power with respect to 68,924 shares of Common Stock, and shared dispositive power with respect to 219,804 shares of Common Stock.

(3)

Amount reported is based on the Amendment No. 4 to Schedule 13G filed with the SEC on January 29, 2024 by BlackRock, Inc. (“BlackRock”). The filing reports that BlackRock has sole voting power with respect to 3,346,812 shares of Common Stock and sole dispositive power with respect to 3,687,160 shares of Common Stock.

(4)

Ernest Group, Inc. (“Ernest Group”) is a private corporation owned by Mr. Richison and certain trusts for the benefit of Mr. Richison’s children, for which Mr. Richison serves as trustee. Mr. Richison is also the sole director of Ernest Group. Mr. Richison may be deemed to beneficially own the shares of Common Stock owned by Ernest Group.

(5)	Includes 789 unvested shares of restricted stock.

(6)

Includes 3,670,999 shares of Common Stock owned by Ernest Group, 56 shares of Common Stock owned by the Abrie R. Richison 2012 Irrevocable Trust U/T/A DTD 12/21/2012 (the “ARR Trust”), 256 shares of Common Stock owned by the Ava L. Richison 2012 Irrevocable Trust U/T/A DTD 12/21/2012 (the “ALR Trust”), 256 shares of Common Stock owned by the Ian D. Richison 2012 Irrevocable Trust U/T/A DTD 12/21/2012 (the “IDR Trust”), 1,012 shares of Common Stock owned by the Lane West Richison 2022 Irrevocable Trust (the “LWR Trust”), 1,012 shares of Common Stock owned by the Kase Gabriel Richison 2022 Irrevocable Trust (the “KGR Trust”), 1,012 shares of Common Stock owned by the Sage Elizabeth Richison 2022 Irrevocable Trust (the “SER Trust”), 1,012 shares of Common Stock owned by the Charles Banks Pedersen 2022 Irrevocable Trust (“CBP Trust”), 1,012 shares of Common Stock owned by the Rome West Pedersen 2023 Irrevocable Trust (“RWP Trust”), 1,012 shares of Common Stock owned by the Faye Penelope Richison 2023 Irrevocable Trust (“FPR Trust”), and 12,500 shares of Common Stock owned by the Charis Michelle Richison Trust (the “Spouse Trust”, and, collectively with the ARR Trust, the ALR Trust, the IDR Trust, the LWR Trust, the KGR Trust, the SER Trust, the CBP Trust, the RWP Trust and the FPR Trust, the “Richison Trusts”). See note (4) regarding Mr. Richison’s relationship with Ernest Group. Mr. Richison is the settlor and sole trustee for each Richison Trust, and each Richison Trust is for the benefit of one of Mr. Richison’s family members. Mr. Richison may be deemed to beneficially own the shares of Common Stock owned by the Richison Trusts.

(7)	Includes 20,912 unvested shares of restricted stock.

(8)	Includes 33,000 unvested shares of restricted stock.

(9)	Includes 33,370 unvested shares of restricted stock held by Mrs. Faurot and 1,645 shares of Common Stock held by Mrs. Faurot’s spouse, including 1,006 unvested shares of restricted stock.

(10)

Includes (i) 33,000 unvested shares of restricted stock, (ii) 9,934 shares pledged as security and (iii) 21,218 shares of Common Stock held by the Bradley Scott Smith Revocable Trust, dated October 30, 2017 (the “Bradley Scott Smith Revocable Trust”). The Bradley Scott Smith Revocable Trust is a revocable trust for the benefit of Mr. Smith, his spouse, and his children. Mr. Smith is the trustor and, with his spouse, a co-trustee of the Bradley Scott Smith Revocable Trust. Accordingly, Mr. Smith reports beneficial ownership of all of the shares of Common Stock held by the Bradley Scott Smith Revocable Trust but disclaims beneficial ownership except to the extent of his and his spouse’s pecuniary interest therein.

(11)	Includes 33,789 unvested shares of restricted stock.

Other Matters

Submission of Stockholder Proposals and Nominations

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2025 proxy statement. In order to be considered for inclusion in our 2025 proxy statement, a stockholder proposal must satisfy the requirements of Rule 14a-8 and be timely received. To be timely, any proposal must be received by us at our principal executive offices at or before the close of business (5:00 p.m. local time) on November 29, 2024. If we hold our next annual meeting of stockholders on a date that is more than 30 days from the anniversary of the Annual Meeting, any stockholder proposal must be received a reasonable time before we begin to print and send our proxy materials. Failure to deliver a proposal in accordance with this procedure may result in the proposal not being deemed timely received. We strongly encourage any stockholder interested in submitting a proposal to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.

In addition, stockholders wishing to nominate a candidate for election to the Board of Directors or propose any business to be presented directly at the 2025 annual meeting of stockholders (rather than by inclusion in next year’s proxy statement) must follow the submission criteria and deadlines set forth in our Amended and Restated Bylaws. Pursuant to the advance notice provisions of the Amended and Restated Bylaws, we must receive notice at our principal executive offices of any nomination or stockholder proposal to be presented directly at the 2025 annual meeting of stockholders no earlier than the close of business on December 30, 2024 and no later than the close of business on January 29, 2025. If the date of the 2025 annual meeting of stockholders is more than 30 days before or 70 days after the one-year anniversary of the Annual Meeting, such nomination or proposal must be received on or before the later of (i) the close of business on the 90th day prior to the 2025 annual meeting and (ii) the close of business on the 10th day following the date of public disclosure of the 2025 annual meeting date. In each case, the notice must include the information specified in our Amended and Restated Bylaws. We will not entertain any nominations or proposals that do not meet the requirements set forth in our Amended and Restated Bylaws. To request a copy of our Amended and Restated Bylaws, stockholders should contact Investor Relations. See “—Additional Information.” We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a nomination or proposal.

Stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice to our Secretary that sets forth the information required by Rule 14a-19 of the Exchange Act in accordance with and within the time period prescribed in the advance notice provisions of our Amended and Restated Bylaws.

Other Business

The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy in accordance with applicable law and as they may deem appropriate in their discretion, unless directed by the proxy to do otherwise.

Financial Statements

A copy of the Form 10-K filed with the SEC on February 15, 2024 is contained within the 2023 Annual Report delivered with this proxy statement. The Form 10-K includes our financial statements for the year ended December 31, 2023. Copies of the Form 10-K and 2023 Annual Report are also posted on our website at investors.paycom.com. Materials posted on our website are not incorporated by reference into this proxy statement. If you have not received or do not have access to the 2023 Annual Report, please contact our Investor Relations department at (855) 603-1620 or investors@paycomonline.com and we will send a copy to you without charge. You may also send a written request to Paycom Software, Inc., Attn: Investor Relations, 7501 W. Memorial Road, Oklahoma City, Oklahoma 73142.

Additional Information

Visit our main website at www.paycom.com for more information about Paycom and our products. Our Investor Relations website at investors.paycom.com contains stock information, earnings call webcasts, annual reports, corporate governance and historical financial information, and links to our SEC filings. The contents posted on our website are not incorporated by reference into this proxy statement.

For questions regarding:	Contact:
Annual Meeting	Investor Relations Phone: (855) 603-1620 Email: investors@paycomonline.com Mail: Paycom Software, Inc. Attn: Investor Relations 7501 W. Memorial Road Oklahoma City, Oklahoma 73142
Stock ownership

 If you are a stockholder of record:

  American Stock Transfer & Trust Company, LLC

   Phone: (800) 937-5449 or (718) 921-8124

   Email: info@astfinancial.com

 If you hold shares in street name:

  Your broker, bank or other nominee

Voting	Alliance Advisors LLC Phone: (212) 616-2181

If you would like to communicate with the Board of Directors, please refer to the procedures described in “Directors and Corporate Governance—Communications with the Board of Directors.”

Appendix A – Non-GAAP Reconciliations

Management uses adjusted EBITDA and adjusted EBITDA margin as supplemental measures to review and assess the performance of our core business operations and for planning purposes. For the year ended December 31, 2023, we define (i) adjusted EBITDA as net income plus interest expense, taxes, depreciation and amortization, non-cash stock-based compensation expense and loss on extinguishment of debt and (ii) adjusted EBITDA margin as adjusted EBITDA (calculated as described in the preceding clause) divided by total revenues. Adjusted EBITDA and adjusted EBITDA margin are metrics that provide investors with greater transparency to the information used by management in its financial and operational decision-making. We believe these metrics are useful to investors because they facilitate comparisons of our core business operations across periods on a consistent basis, as well as comparisons with the results of peer companies, many of which use similar non-GAAP financial measures to supplement results under GAAP. In addition, adjusted EBITDA is a measure that provides useful information to management about the amount of cash available for reinvestment in our business, repurchasing Common Stock and other purposes. Management believes that the non-GAAP measures presented in this proxy statement, when viewed in combination with our results prepared in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our business and performance.

Adjusted EBITDA and adjusted EBITDA margin are not measures of financial performance under GAAP, and should not be considered a substitute for net income and net income margin, respectively, which we consider to be the most directly comparable GAAP measures. Adjusted EBITDA and adjusted EBITDA margin have limitations as analytical tools, and when assessing our operating performance, you should not consider adjusted EBITDA or adjusted EBITDA margin in isolation, or as a substitute for net income, net income margin or other consolidated statements of income data prepared in accordance with GAAP. Adjusted EBITDA and adjusted EBITDA margin may not be comparable to similarly titled measures of other companies and other companies may not calculate such measures in the same manner as we do.

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands)

Year Ended
December 31, 2023
Net income to adjusted EBITDA:
Net income	$340,788
Interest expense	1,927
Provision for income taxes	131,611
Depreciation and amortization	113,948

EBITDA	588,274
Non-cash stock-based compensation expense	129,806
Loss on extinguishment of debt	1,222

Adjusted EBITDA	$719,302

Net income margin	20.1%
Adjusted EBITDA margin	42.5%

A-1

Appendix B – Questions and Answers

What is a proxy?

A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document is also called a “proxy” or a “proxy card.”

What is a proxy statement?

A proxy statement is a document that we are required to give you under certain regulations of the Securities and Exchange Commission (the “SEC”) in connection with the Annual Meeting.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the following matters:

(1)

the election of three Class II directors, each to serve until the date of the 2027 annual meeting of stockholders and until his or her successor has been duly elected and qualified, or his or her earlier death, resignation or removal;

(2)	the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2024;

(3)	the approval, on an advisory basis, of the compensation of our named executive officers; and

(4)	such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a stockholder of record and also hold shares in a brokerage account, you will receive a proxy card for shares held in your name and a voting instruction card for shares held in “street name.” Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all of your shares are voted.

What is the record date and what does it mean?

The record date to determine the stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 11, 2024 (the “Record Date”). The Record Date is established by the Board of Directors as required by Delaware law. On the Record Date, 58,150,069 shares of Common Stock (including shares of restricted stock) were outstanding.

Who is entitled to vote at the Annual Meeting?

Subject to the voting procedures set forth below, holders of Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting.

What are the voting rights of the stockholders?

Each holder of Common Stock is entitled to one vote per share of Common Stock on all matters to be acted upon at the Annual Meeting. Our Amended and Restated Certificate of Incorporation prohibits cumulative voting in the election of directors.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business. If a quorum is not present or represented at the Annual Meeting, the chairman of the Annual Meeting or a majority in voting interest of the stockholders present in person or represented by proxy at the Annual Meeting may adjourn the meeting, without notice other than announcement at the Annual Meeting, until a quorum is present or represented.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, our transfer agent, you are considered the stockholder of record with respect to those shares and we have sent the proxy statement and proxy card directly to you.

If your shares are held in a brokerage account or held by a bank or other nominee, the broker, bank or other nominee is considered the record holder of those shares. You are considered the beneficial owner of those shares, and your shares are held in “street name.” The proxy statement and proxy card have been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your nominee regarding how to vote your shares. See “If I hold my shares in “street name,” how do I vote my shares?”

If I am a stockholder of record, how do I vote my shares?

If you are a stockholder of record, you may vote your shares of Common Stock in person at the Annual Meeting or you may vote by proxy.

In person. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot. The ballot will be provided at the Annual Meeting.

Via the internet. You may vote by proxy via the internet by following the instructions found on the proxy card.

By telephone. You may vote by proxy by calling the toll-free number found on the proxy card.

By mail. You may vote by proxy by completing, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope. The proxy card is simple to complete, with specific instructions on the card.

By completing and submitting the proxy card or by submitting your instructions via the internet or by telephone, you will direct the designated persons (known as “proxies”) to vote your shares of Common Stock at the Annual Meeting in accordance with your instructions. The Board of Directors has appointed Chad Richison and Craig Boelte to serve as the proxies for the Annual Meeting.

Your proxy card will be valid only if you sign, date and return it prior to the Annual Meeting. If you complete the entire proxy card except one or more of the voting instructions, then the designated proxies will vote your shares in accordance with the recommendation of the Board of Directors with respect to each proposal for which you do not provide any voting instructions. We do not anticipate that any other matters will come before the Annual Meeting, but if any other matters properly come before the Annual Meeting, then the designated proxies will vote your shares in accordance with applicable law and their judgment.

If I hold my shares in “street name,” how do I vote my shares?

If you hold your shares in “street name,” your broker, bank or other nominee should provide you with a request for voting instructions along with the proxy materials. Reference the materials provided by your broker, bank or other nominee to determine whether you may submit your voting instructions by internet or telephone. You may also direct your nominee how to vote your shares by completing a voting instruction card. If you sign but do not fully complete the voting instruction card, then your nominee may be unable to vote your shares with respect to the proposals for which you provide no voting instructions. Alternatively, if you hold your shares in “street name” and want to vote your shares in person at the Annual Meeting, you must contact your nominee directly in order to obtain a proxy issued to you by your nominee holder. Note that a broker letter that identifies you as a stockholder is not the same as a nominee-issued proxy. If you fail to bring a nominee-issued proxy to the Annual Meeting, you will not be able to vote your “street name” shares in person at the Annual Meeting.

Who counts the votes?

All votes will be tabulated by Mediant Communications, Inc., the inspector of election appointed for the Annual Meeting. Votes for each proposal will be tabulated separately.

Can I vote my shares in person at the Annual Meeting?

Yes. If you are a stockholder of record, you may vote your shares at the Annual Meeting by completing a ballot at the Annual Meeting.

If you hold your shares in “street name,” you may vote your shares in person only if you obtain a proxy issued by your broker, bank or other nominee giving you the right to vote the shares and you bring such proxy to the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you also return your proxy card or voting instructions as described above so that your votes will be counted if you later decide not to attend the Annual Meeting or are unable to attend.

What if I do not specify how I want my shares voted?

If you are a record holder who returns a signed proxy card that does not specify how you want to vote your shares on one or more proposals, the proxies will vote your shares for each proposal as to which you did not provide any voting instructions, and such shares will be voted in the following manner:

Proposal 1	—	FOR the election of each of the Class II director nominees;
Proposal 2	—	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2024; and
Proposal 3	—	FOR the advisory approval of the compensation of our named executive officers.

If you are a “street name” holder and do not provide voting instructions on one or more proposals, your broker, bank or other nominee may be unable to vote your shares on all of the proposals other than the ratification of the appointment of Grant Thornton LLP (Proposal 2). See “What is a broker non-vote?”

Can I change my vote?

Yes. If you are a record holder, you may revoke your proxy by any of the following means:

•	Give written notice of revocation, addressed to Matthew Paque, General Counsel and Secretary, at our address above, which notice must be received before 4:00 p.m. local time on April 26, 2024.

•	Complete and submit a new valid proxy bearing a later date prior to 4:00 p.m. local time on April 26, 2024.

•

Attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not by itself revoke a proxy. You must vote your shares by ballot during the Annual Meeting to revoke your proxy.

If you are a “street name” holder, your broker, bank or other nominee should provide instructions explaining how you may change or revoke your voting instructions.

How many votes are required to elect the Class II directors (Proposal 1)?

Pursuant to our Amended and Restated Bylaws, directors are elected by a majority of the votes cast at any meeting for the election of directors at which a quorum is present, which means that the number of shares voted “for” a nominee’s election exceeds the number of shares voted “against” such nominee’s election. Abstentions and broker non-votes are not counted as votes cast either “for” or “against” a nominee’s election. Any incumbent director who fails to receive a majority of the votes cast in an uncontested election must tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee would then make a recommendation to the Board of Directors about whether to accept the resignation. The Board of Directors would consider and act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, within 90 days following certification of the stockholder vote, and thereafter would promptly disclose its decision whether to accept the director’s tendered resignation (and, if applicable, the reasons for rejecting the resignation) in a press release.

How many votes are required to approve the other proposals (Proposals 2 and 3)?

Approval of the ratification of the appointment of Grant Thornton LLP (Proposal 2) and the compensation of our named executive officers (Proposal 3) will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. If your shares are represented at the Annual Meeting but you “ABSTAIN” from voting on any of these matters, your shares will be counted as present and entitled to vote on the proposal for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal.

Your votes with respect to the approval of the compensation of our named executive officers (Proposal 3) is advisory, which means the results of such vote is not binding on us, the Board of Directors and the committees of the Board of Directors. Although non-binding, the Board of Directors and its committees value the opinions of our stockholders and will review and consider the voting results when making future decisions.

What is a broker non-vote?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Broker non-votes are included in the number of shares present at the Annual Meeting for purposes of determining a quorum. If you hold your shares in “street name” and you do not instruct your broker how to vote your shares, no votes will be cast on your behalf with respect to any proposal other than the ratification of the appointment of Grant Thornton LLP (Proposal 2).

Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Annual Meeting?

No. Delaware law does not provide stockholders any dissenters’ or appraisal rights with respect to the matters to be voted on at the Annual Meeting.

How are proxies being solicited and what are the costs? Who pays the solicitation costs?

Proxies are being solicited by the Board of Directors on behalf of the Company. We have retained Alliance Advisors LLC to assist in the solicitation of proxies and provide related advice and informational support for a services fee, plus customary disbursements, which are not expected to exceed $50,000 in total. Our officers, directors and employees may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. These officers and employees will not receive additional compensation but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries, in connection with shares of the Common Stock registered in their names, will be asked to forward solicitation materials to the beneficial owners of shares of Common Stock. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation materials and collecting voting instructions.

Are there any other matters to be acted upon at the Annual Meeting?

Management does not intend to present any business for a vote at the Annual Meeting other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the stockholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.

Where can I find voting results?

We plan to publish the voting results in a Current Report on Form 8-K, which we expect to file with the SEC within four business days following the Annual Meeting.

Who can help answer my questions?

The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of certain information contained in this proxy statement. We urge you to carefully read this entire proxy statement, including the documents referred to in this proxy statement. If you have any questions or need additional material, please feel free to contact Investor Relations at (855) 603-1620 or investors@paycomonline.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON APRIL 29, 2024

In addition to delivering paper copies of these proxy materials to you by mail, this notice and the accompanying proxy statement, form of proxy and 2023 Annual Report are available at www.proxydocs.com/PAYC.

paycom®

7501 W. Memorial Road, Oklahoma City, OK 73142
800.580.4505 | 405.722.6900 | paycom.com

  P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET Go To: www.proxypush.com/PAYC • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote

PHONE Call 1-866-217-7028 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions

MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

Go Green! To receive documents via e-mail, simply go to: www.proxydocs.com/PAYC

Paycom Software, Inc.

Annual Meeting of Stockholders

For stockholders of record as of March 11, 2024

DATE:	Monday, April 29, 2024
TIME:	11:00 AM, Central Time
PLACE:	5300 Gaillardia Boulevard
Oklahoma City, Oklahoma 73142

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Chad Richison and Craig Boelte (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each or either of them, to vote all the shares of common stock of Paycom Software, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on April 29, 2024 and any adjournment or postponement thereof upon the matters specified herein and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

IF THIS PROXY IS RETURNED SIGNED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED “FOR” EACH DIRECTOR NOMINEE and “FOR” PROPOSALS 2 AND 3. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE). The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Paycom Software, Inc.

Annual Meeting of Stockholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH DIRECTOR NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS

1. Election of Class II directors
	FOR	AGAINST	ABSTAIN
1.01 Robert J. Levenson	☐	☐	☐	FOR

1.02 Frederick C. Peters II	☐	☐	☐	FOR

1.03 Felicia Williams	☐	☐	☐	FOR

2. Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024; and	☐	☐	☐	FOR

3. Advisory approval of the compensation of the Company’s named executive officers.	☐	☐	☐	FOR

Note: Such other business as may properly come before the meeting or any adjournment or postponement thereof will be voted on by the Named Proxies in their discretion.

☐	Check here if you would like to attend the meeting in person.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date